As filed with the U.S. Securities and Exchange Commission on January 12, 2021

Registration No. 333-251562

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

_________________

Amendment No. 1 to
FORM S-1
REGISTRATION STATEMENT UNDER
THE SECURITIES ACT OF 1933

_________________

IT TECH PACKAGING, INC.

(Exact name of registrant as specified in its charter)

_________________

Nevada	20-4158835
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

_________________

Science Park, Juli Rd,
Xushui District, Baoding City
Hebei Province, The People’s
Republic of China 072550
011 - (86) 312-8698215

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

_________________

CSC Services of Nevada, Inc.
2215-B Renaissance Dr.
Las Vegas, NV 89119
1-800-927-9801

(Name, address, including zip code, and telephone number, including area code, of agent for service)

_________________

Copies to:

Mitchell S. Nussbaum, Esq. Angela Dowd, Esq. Giovanni Caruso, Esq. Loeb & Loeb LLP 345 Park Avenue New York, NY 10154 +1-212-407-4866 — telephone +1-212-937-3943 — facsimile	Joan Wu, Esq. Hunter Taubman Fischer & Li LLC 800 Third Avenue, Suite 2800 New York, NY 10022 Tel: (212) 530-2210 Facsimile: (212) 202-6380

_________________

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this registration statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 of the Securities Act of 1933, check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and lit the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☒
		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Proposed Maximum Aggregate Offering Price(1)(3)	Amount of Registration Fee
Common Stock, $0.001 par value per share	$12,000,000	1,309.20
Warrants to purchase shares of Common Stock(2)	$—	—
Common Stock issuable upon exercise of Common Warrants(4)	$12,000,000	1,309.20
Total	$24,000,000	2,618.40	(5)

____________

(1)      Estimated solely for the purpose of calculating the amount of the registration fee in accordance with Rule 457(o) under the Securities Act of 1933, as amended.

(2)      No fee pursuant to Rule 457(g) under the Securities Act of 1933, as amended.

(3)      Pursuant to Rule 416(a), the securities being registered hereunder include such indeterminate number of additional securities as may be issuable to prevent dilution resulting from stock splits, stock dividends or similar transactions.

(4)      Resales of the Common Warrants on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended, are registered hereby. Resales of shares of the Common Stock issuable upon exercise of the Common Warrants are also being registered on a delayed or continuous basis hereby.

(5)      $1,309.20 of the total registration fee was previously paid on December 22, 2020 with the initial filing of this Registration Statement on Form S-1 (Registration No. 333-251562), pursuant to the filing fee rate then in effect.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment that specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. WE MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY JURISDICTION WHERE THE OFFER OR SALE IS NOT PERMITTED.

Preliminary Prospectus	Subject to Completion, Dated January 12, 2021

IT TECH PACKAGING, INC.

Up to 18,750,000 Shares of Common Stock and
Up to 18,750,000 Common Warrants to Purchase 18,750,000 Shares of Common Stock
(and Shares of Common Stock Issuable Upon Exercise of the Common Warrants)

We are offering in a best-efforts offering up to shares of our common stock, par value $0.001 per share, and common warrants to purchase up to shares of common stock and the shares of common stock that are issuable from time to time upon exercise of the common warrants, at an assumed purchase price of $0.64 per share of common stock and accompanying common warrant, which was the closing price of our common stock on the NYSE American on January 8, 2021. The shares of common stock and the accompanying common warrants, can only be purchased together in this offering but will be issued separately and will be immediately separable upon issuance. Each common warrant will have an exercise price of $per share of common stock, will be exercisable upon issuance, and will expire five years from the date of issuance.

There is no minimum number of securities or minimum aggregate amount of proceeds for this offering to close. The offering of the securities will terminate on the first date that we enter into securities purchase agreements to sell the securities offered hereby.

Our Common Stock is traded on The NYSE American under the symbol “ITP.” On January 11, 2021, the closing price for our Common Stock, as reported on The NYSE American, was $0.6799 per share. The public offering price per share of common stock and accompanying warrant will be determined at the time of pricing, and may be at a discount to the then current market price. The recent market price used throughout this prospectus may not be indicative of the final offering price. The final public offering price will be determined through negotiation between us and investors based upon a number of factors, including our history and our prospects, the industry in which we operate, our past and present operating results, the previous experience of our executive officers and the general condition of the securities markets at the time of this offering. There is no established public trading market for the warrants and we do not expect a market to develop. Without an active trading market, the liquidity of the warrants will be limited. In addition, we do not intend to list the warrants on The NYSE American, any other national securities exchange or any other trading system.

Investing in our securities involves various risks. See “Risk Factors” on page 7 for more information on these risks. Additional risks, if any, will be described in the prospectus supplement related to a potential offering under the heading “Risk Factors”. You should review that section of the related prospectus supplement for a discussion of matters that investors in such securities should consider.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities, or passed upon the adequacy or accuracy of this prospectus or any accompanying prospectus supplement. Any representation to the contrary is a criminal offense.

	Per Share and Common Warrant	Total
Public offering price	$	$
Placement Agent’s fees(1)	$	$
Proceeds, before expenses, to us	$	$

____________

(1)      We have agreed to reimburse Maxim Group LLC (the “Placement Agent”) for certain of its offering-related expenses, including a cash fee of 7.0% of the gross proceeds raised in this offering. See “Plan of Distribution” for additional information and a description of the compensation payable to the Placement Agent.

We engaged Maxim Group LLC as our exclusive placement agent to use its reasonable best efforts to solicit offers to purchase the shares of common stock and common warrants in this offering. The Placement Agent has no obligation to buy any of the securities from us or to arrange for the purchase or sale of any specific number or dollar amount of the securities.

We anticipate that delivery of the securities against payment will be made on or about ___________, 2021.

MAXIM GROUP LLC

The date of this Prospectus is _____________, 2021

i

ABOUT THIS PROSPECTUS

We and the Placement Agent have not authorized anyone to provide any information or to make any representations other than those contained in or incorporated by reference in this prospectus or in any free writing prospectuses prepared by or on behalf of us or to which we have referred you. We take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. This prospectus is an offer to sell only the shares offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. The information contained in or incorporated by reference in this prospectus is accurate only as of its date regardless of the time of delivery of this prospectus or of any sale of common stock.

To the extent there is a conflict between the information contained in this prospectus, on the one hand, and the information contained in any document incorporated by reference filed with the U.S. Securities and Exchange Commission (the “SEC”) before the date of this prospectus, on the other hand, you should rely on the information in this prospectus. If any statement in a document incorporated by reference is inconsistent with a statement in another document incorporated by reference having a later date, the statement in the document having the later date modifies or supersedes the earlier statement.

Neither we nor the Placement Agent have done anything that would permit this offering or possession or distribution of this prospectus in any jurisdiction where action for that purpose is required, other than in the United States. Persons who come into possession of this prospectus and any free writing prospectus in jurisdictions outside the United States are required to inform themselves about and to observe any restrictions as to this offering and the distribution of this prospectus and any free writing prospectus applicable to that jurisdiction.

This prospectus and the documents incorporated by reference in this prospectus contain market data and industry statistics and forecasts that are based on independent industry publications and other publicly available information. Although we believe that these sources are reliable, we do not guarantee the accuracy or completeness of this information and we have not independently verified this information. Although we are not aware of any misstatements regarding the market and industry data presented or incorporated by reference in this prospectus, these estimates involve risks and uncertainties and are subject to change based on various factors, including those discussed under the heading “Risk Factors” and any related free writing prospectus. Accordingly, investors should not place undue reliance on this information.

ii

FORWARD-LOOKING STATEMENTS

This prospectus contains “forward-looking statements”. Forward-looking statements reflect our current view about future events. When used in this prospectus, the words “anticipate,” “believe,” “estimate,” “expect,” “future,” “intend,” “plan,” or the negative of these terms and similar expressions, as they relate to us or our management, identify forward-looking statements. Such statements, include, but are not limited to, statements contained in this prospectus relating to our business strategy, our future operating results and liquidity and capital resources outlook. Forward-looking statements are based on our current expectations and assumptions regarding our business, the economy and other future conditions. Because forward-looking statements relate to the future, they are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict. Our actual results may differ materially from those contemplated by the forward-looking statements. They are neither statements of historical fact nor guarantees of assurance of future performance. We caution you therefore against relying on any of these forward-looking statements. Important factors that could cause actual results to differ materially from those in the forward-looking statements include, without limitation, our ability to raise capital to fund continuing operations; our ability to protect our intellectual property rights; the impact of any infringement actions or other litigation brought against us; competition from other providers and products; our ability to develop and commercialize products and services; changes in government regulation; our ability to complete capital raising transactions; and other factors (including the risks contained in the section of this prospectus entitled “Risk Factors”) relating to our industry, our operations and results of operations. Actual results may differ significantly from those anticipated, believed, estimated, expected, intended or planned.

Factors or events that could cause our actual results to differ may emerge from time to time, and it is not possible for us to predict all of them. We cannot guarantee future results, levels of activity, performance or achievements. Except as required by applicable law, including the securities laws of the United States, we do not intend to update any of the forward-looking statements to conform these statements to actual results.

iii

PROSPECTUS SUMMARY

This summary highlights certain information about us, this offering and selected information contained elsewhere in this prospectus and in the documents incorporated by reference. This summary is not complete and does not contain all of the information that you should consider before deciding whether to invest in our securities. For a more complete understanding of our company and this offering, we encourage you to read and consider carefully the more detailed information contained in or incorporated by reference in this prospectus, including the information contained under the heading “Risk Factors” beginning on page 7 of this prospectus, and the information included in any free writing prospectus that we have authorized for use in connection with this offering.

Throughout this prospectus, the terms “we,” “us,” “our,” and “our company” refer to IT Tech Packaging, Inc., a Nevada corporation, and its consolidated subsidiaries unless the context requires otherwise.

Overview

We were incorporated in the State of Nevada in 2005. We engage in the production and distribution of various categories of paper products, such as corrugating medium paper, offset printing paper and tissue paper products, and non-medical single-use face masks.

Our Products

Corrugating medium paper

Corrugating medium paper, or CMP, is used in the manufacturing of cardboard. Since the launch of our new Paper Machine (“PM6”) production line in December 2011, corrugating medium paper has become a major product of the Company. For the year ended December 31, 2019, corrugating medium paper comprised approximately 85.61% of our total paper production quantities and roughly 77.22% of our total revenue. Raw materials used in the production of corrugating medium paper include recycled paper board (or Old Corrugating Cardboard or “OCC,” as it is commonly referred to in the United States) and certain supplementary agents. In January 2013, we suspended the operation of our PM1 production line for renovation, which was used at that time to produce corrugating medium paper. In May 2014, we launched the commercial production from a renovated PM1 production line. The renovated PM1 production line produces light-weight corrugating medium paper with a specification of 40 to 80 grams per square meter (“g/s/m”). PM1’s light-weight corrugating medium paper products have a wide range of commercial applications. For example, they can be used as a construction material for wall and floor insulation or to manufacture moisture-proof packaging materials for the transportation of books and magazines by the publishing industry. It can also be used as corrugating medium to make corrugating cardboard for packaging that requires light-weight boxes. The manufacturing process of light-weight corrugating medium paper is similar to that of the regular corrugating medium paper and also uses recycled paper boards as a major source of raw material. We now have two corrugating medium paper production lines, PM6 and PM1. We refer to products produced from the PM6 production line as Regular CMP and products produced from the PM1 production line as Light-Weight CMP.

Offset printing paper

Offset printing paper is used for offset printing in the publishing industry. Offset printing paper comprised approximately 11.68% of our total paper production quantities and approximately 17.38% of our total sales revenue for the year ended December 31, 2019. Raw materials used in making offset printing paper include recycled white scrap paper, fluorescent whitening agent and sizing agent. We currently have two production lines, PM2 and PM3, for the production of offset printing paper.

Tissue paper products

We began the commercial production of tissue paper products in Wei County Industry Park in June 2015. We process base tissue paper purchased from a long-term cooperative third party and produce finished tissue paper products, including toilet paper, boxed and soft-packed tissues, handkerchief tissues and paper napkins, as well as bathroom and kitchen paper towels that are marketed and sold under the Dongfang Paper brand. In December 2018 and November 2019, we completed the construction, installation and test of operation of PM8 and PM9, respectively, and commercially launched tissue paper production of PM8 and PM9 at such time. Tissue paper products comprised approximately 2.71% of our total paper production quantities and approximately 5.4% of our total sales revenue for the year ended December 31, 2019.

Face Masks

On April 29, 2020, we launched a production line of non-medical single-use face masks, following the completion of raw materials preparation, trial run of the equipment and the sample products inspection. Revenue generated from selling face masks were $221,102 for the three months ended September 30, 2020 and $1,066,654 for the nine months ended September 30, 2020. We sold 3,576 thousand and 9,856 thousand pieces of face masks in the third quarter and in the nine months ended September 30, 2020, respectively.

Our Customers and Market

We generally sell our products to companies making corrugated cardboards (in the case of our packaging products like corrugating medium paper) and to printing companies (in the case of our printing paper products). Our primary market has been the region of North China, specifically in the province of Hebei. We target corporate customers in the middle range of the marketplace, where products such as corrugating medium paper and mid-grade offset printing paper with reasonable quality and competitive pricing have potential for high volume growth.

Our Raw Materials and Principal Suppliers

The supplies used in our production processes are comprised mainly of recycled paper board and unprinted recycled white scrap paper, both of which are ready-to-use items and available from multiple domestic and foreign sources. We currently purchase all of our recycled paper supplies from domestic recycling stations and do not rely on imported recycled paper. We also purchase coal, natural gas and chemical agents from nearby suppliers. Ongoing inflationary pressures and higher demand for recycled paper could lead to an increase in our costs of raw materials and production, which we may or may not be able to pass to our customers. We sign annual raw materials supplier contracts with our suppliers. Although we have contracts with our suppliers, these contracts do not lock-in the purchase price of our raw materials or provide a hedge against the fluctuation in the market price of these raw materials.

Competition

Our main competitors are: Chenming Paper Group Limited (“Chenming”), Huatai Group Limited, Nine Dragons Paper (Holdings) Limited (“ND Paper”) and Sun Paper Group Limited. A number of our competitors are public entities with larger capacity, broader customer bases and greater financial resources than those available to us. With the exceptions of Chenming and ND Paper, which may compete directly with us in the offset printing paper market and the corrugating medium paper market, respectively, in the Beijing/Tianjin/greater Hebei regions, we believe that we face only indirect competition from the aforesaid companies, either because we have a different product assortment from these companies, or because, to the extent they do offer products similar to ours, the transportation costs and storage costs make it difficult for these companies to compete effectively with us on pricing.

Employees

As of November 30, 2020, we had approximately 333 full time employees. These employees are organized into a labor union under the labor laws of the PRC and have collective bargain power against us. We generally maintain good relations with our employees and the labor union.

Recent Developments

On November 23, 2020, we announced that we completed inviting bids for the 75 tonne per hour biomass boiler procurement for our biomass cogeneration project. Multiple well-known enterprises in the biomass industry participated in tendering opening bids. We are in the process of evaluating the bidding proposals and expect to announce the bid winner in the near future.

Our principal executive offices are located at Science Park, Juli Road, Xushui District, Baoding City, Hebei Province, People’s Republic of China 072550. Our telephone number is (86) 312-869-8215. Our website is located at http://www.itpackaging.cn.

We are a “smaller reporting company,” as defined under SEC Regulation S-K. As such, we also are exempt from the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act and also are subject to less extensive disclosure requirements regarding executive compensation in our periodic reports and proxy statements. We will continue to be deemed a smaller reporting company until our public float exceeds $75 million on the last day of our second fiscal quarter in the preceding fiscal year.

Summary of Risk Factors

Investing in our securities involves significant risks and uncertainties. You should carefully consider all of the information in this prospectus before making an investment in our securities. Below please find a summary of the principal risks we face, organized under relevant headings. These risks are discussed more fully in the section titled “Risk Factors.”

Risks Related to Our Business

Risks and uncertainties related to our business include, but are not limited to, the following:

•        Our business, financial condition and results of operations may be materially adversely affected by global health epidemics, including the recent COVID-19 outbreak;

•        In order to comply with PRC regulatory requirements, we operate our businesses through companies with which we have contractual relationships but in which we do not have controlling ownership;

•        Because we rely on the consulting services agreement with Dongfang Paper for essentially all of our revenue and cash flows, any difficulty for Dongfang Paper to pay consulting fees to Baoding Shengde under the consulting agreement may have a material adverse effect on our operations.;

•        If the PRC government determines that our agreements with these companies are not in compliance with applicable regulations, our business in the PRC could be materially adversely affected;

•        Our arrangements with Dongfang Paper and its shareholders may be subject to a transfer pricing adjustment by the PRC tax authorities which could have an adverse effect on our income and expenses;

•        The exercise of our option to purchase part or all of the equity interests in Dongfang Paper under the Call Option Agreement might be subject to approval by the PRC government. Our failure to obtain this approval may impair our ability to substantially control Dongfang Paper and could result in actions by Dongfang Paper that conflict with our interests;

•        If Dongfang Paper fails to comply with covenants in its loan agreements, its lenders may allege a breach of a covenant and seek to accelerate the loan or exercise other remedies, which could strain our cash flow and harm our business, liquidity and financial condition.

•        We are dependent on certain key personnel and loss of these key personnel could have a material adverse effect on our business, financial condition and results of operations;

•        Our certificates, permits, and licenses related to our papermaking operations are subject to governmental control and renewal and failure to obtain renewal will cause all or part of our operations to be terminated;

•        Compliance with environmental regulations is expensive, and noncompliance may result in adverse publicity and potentially significant monetary damages and fines or suspension of our business operations.

•        Our failure to protect our intellectual property rights may undermine our competitive position, and external infringements of our intellectual property rights may adversely affect our business;

•        We may be subject to intellectual property infringement claims or other allegations, which may materially and adversely affect our business, financial condition and prospects;

•        We may have to bear unanticipated tax liabilities which may cause serious adverse effects to our financial conditions and business operations.

Risks Related to Doing Business in the PRC

We face risks and uncertainties related to doing business in China in general, including, but not limited to, the following:

•        Changes in the policies of the PRC government could have a significant impact upon the business we may be able to conduct in the PRC and the profitability of such business;

•        The PRC laws and regulations governing our current business operations are sometimes vague and uncertain. Any changes in such PRC laws and regulations may harm our business;

•        A slowdown, inflation or other adverse developments in the PRC economy may harm our customers and the demand for our services and products;

•        Governmental control of currency conversion may affect the value of your investment and the fluctuation of the Renminbi may harm your investment;

•        Failure to comply with PRC regulations relating to the establishment of offshore special purpose companies by PRC residents may materially adversely affect us;

•        The PRC’s legal and judicial system may not adequately protect our business and operations and the rights of foreign investors;

•        It may be difficult for overseas regulators to conduct investigation or collect evidence within China;

•        The current tensions in international trade and rising political tensions, particularly between U.S. and China, may adversely impact our business, financial condition, and results of operations.

Risks Related to Our Corporate Structure

We are also subject to risks and uncertainties related to our corporate structure, including, but not limited to, the following:

•        Our current corporate structure and business operations may be affected by the newly enacted Foreign Investment Law;

•        Any failure by our consolidated VIEs or their shareholders to perform their obligations under our contractual arrangements with them would have a material adverse effect on our business;

•        We may lose the ability to use and enjoy assets held by our consolidated VIEs that are material to the operation of our business if the entity goes bankrupt or becomes subject to a dissolution or liquidation proceeding.

General Risks Related to Our Common Stock and This Offering

In addition to the risks described above, we are subject to general risks and uncertainties related to our common stock and this offering, including, but not limited to, the following:

•        If we fail to comply with Section 404 of the Sarbanes-Oxley Act of 2002 in a timely manner, our business could be harmed and our stock price could decline;

•        Our common stock may be affected by limited trading volume and may fluctuate significantly;

•        If we become directly subject to the scrutiny involving U.S. listed Chinese companies, we may have to expend significant resources to investigate and/or defend the matter, which could harm our business operations, stock price and reputation;

•        Management will have broad discretion as to the use of the net proceeds from this offering, and we may not use these proceeds effectively;

•        You will experience immediate and substantial dilution in the net tangible book value per share of the common stock you purchase; and

•        A large number of shares issued in this offering may be sold in the market following this offering, which may depress the market price of our common stock.

Impact of COVID-19 on Our Operations and Financial Performance

Outbreaks of epidemic, pandemic, or contagious diseases such as COVID-19, could have an adverse effect on our business, financial condition, and results of operations. The spread of COVID-19 has resulted in the World Health Organization declaring the outbreak of COVID-19 as a global pandemic. Substantially all of our revenues and workforce are concentrated in China. In response to the intensifying efforts to contain the spread of COVID-19, the Chinese government took a number of actions, which included extending the Chinese New Year holiday, quarantining individuals suspected of having COVID-19, asking residents in China to stay at home and to avoid public gathering, among other things. During the early part of 2020, COVID-19 caused temporary closure of our CMP production, and as a result, our revenue of CMP decreased by 49.89 % in the first quarter of 2020. It is, however, still unclear how the pandemic will evolve going forward, and we cannot assure you whether the COVID-19 pandemic will again bring about significant negative impact on our business operations, financial condition and operating results, including but not limited to negative impact to our total revenues.

While we have resumed business operations, there remain significant uncertainties surrounding the COVID-19 outbreak and its further development as a global pandemic. Hence, the extent of the business disruption and the related impact on our financial results and outlook for 2021 cannot be reasonably estimated at this time. The extent to which the COVID-19 impacts our results will depend on future developments, which are highly uncertain and cannot be predicted, including new information which may emerge concerning the severity of the coronavirus and the actions taken globally to contain the coronavirus or treat its impact, among others. Existing insurance coverage may not provide protection for all costs that may arise from all such possible events. We are still assessing our business operations and the total impact COVID-19 may have on our results and financial condition, but there can be no assurance that this analysis will enable us to avoid part or all of any impact from the spread of COVID-19 or its consequences, including downturns in business sentiment generally.

THE OFFERING

Common stock outstanding prior to this offering	28,535,816 shares.
Common stock offered	Up to 18,750,000 shares.
Common stock to be outstanding after this offering	Up to 47,285,816 shares, assuming no exercise of any common warrants issued in this offering.
Description of common warrants

The common warrants will be exercisable beginning on the date of issuance and expire on the five-year anniversary of the date of issuance at an initial exercise price per share equal to $            , subject to appropriate adjustment in the event of recapitalization events, stock dividends, stock splits, stock combinations, reclassifications, reorganizations or similar events affecting our common stock. Notwithstanding the foregoing, we shall not effect any exercise of common warrants to the extent that, after giving effect to an exercise, the holder of common warrants (together with such holder’s affiliates, and any persons acting as a group together with such holder or any of such holder’s affiliates) would beneficially own a number of shares of our common stock in excess of 4.99% (or, at the election of the purchaser prior to the date of issuance, 9.99%) of the shares of our common stock then outstanding after giving effect to such exercise.

Use of proceeds

Assuming all of the securities we are offering in this offering are sold, we estimate that our net proceeds from this offering will be approximately $12.0 million.

We intend to use the net proceeds of this offering for working capital and general corporate purposes. See “Use of Proceeds.”

Risk factors

See “Risk Factors” beginning on page 7 of this prospectus, as well as other information included in this prospectus, for a discussion of factors you should read and consider carefully before investing in our securities.

NYSE Americans symbol	Our common stock is listed on the NYSE Americans under the symbol “ITP”.

The number of shares of our common stock to be outstanding after this offering as shown above is based on 28,535,816 shares outstanding as of January 8, 2021 and excludes as of that date:

•        4,400,000 shares of our common stock issuable upon exercise of outstanding warrants at a weighted average exercise price of $0.7425 per share (without giving effect to any of the anti-dilution adjustment provisions thereof); and

•        18,750,000 shares of our common stock issuable upon the Warrants offered hereby;

RISK FACTORS

An investment in our Common Stock is speculative and involves a high degree of risk and uncertainty. You should carefully consider the risks described below, together with the other information contained in this registration statement, including the consolidated financial statements and notes thereto, before deciding to invest in our Common Stock. Any of the risk factors described below could significantly and adversely affect our business, prospects, sales, revenues, gross profit, cash flows, financial condition, and results of operations.

Risks Related to the Company

Risks Relating to our Business

Our business, financial condition and results of operations may be materially adversely affected by global health epidemics, including the recent COVID-19 outbreak.

Outbreaks of epidemic, pandemic, or contagious diseases such as COVID-19, could have an adverse effect on our business, financial condition, and results of operations. The spread of COVID-19 has resulted in the World Health Organization declaring the outbreak of COVID-19 as a global pandemic. Substantially all of our revenues and workforce are concentrated in China. In response to the intensifying efforts to contain the spread of COVID-19, the Chinese government took a number of actions, which included extending the Chinese New Year holiday, quarantining individuals suspected of having COVID-19, asking residents in China to stay at home and to avoid public gathering, among other things. During the early part of 2020, COVID-19 caused temporary closure of our CMP production, and as a result, our revenue of CMP decreased by 49.89%.in the first quarter of 2020. It is, however, still unclear how the pandemic will evolve going forward, and we cannot assure you whether the COVID-19 pandemic will again bring about significant negative impact on our business operations, financial condition and operating results, including but not limited to negative impact to our total revenues.

While we have resumed business operations, there remain significant uncertainties surrounding the COVID-19 outbreak and its further development as a global pandemic. Hence, the extent of the business disruption and the related impact on our financial results and outlook for 2021 cannot be reasonably estimated at this time. The extent to which the COVID-19 impacts our results will depend on future developments, which are highly uncertain and cannot be predicted, including new information which may emerge concerning the severity of the coronavirus and the actions taken globally to contain the coronavirus or treat its impact, among others. Existing insurance coverage may not provide protection for all costs that may arise from all such possible events. We are still assessing our business operations and the total impact COVID-19 may have on our results and financial condition, but there can be no assurance that this analysis will enable us to avoid part or all of any impact from the spread of COVID-19 or its consequences, including downturns in business sentiment generally.

In order to comply with PRC regulatory requirements, we operate our businesses through companies with which we have contractual relationships but in which we do not have controlling ownership.

We do not have direct or indirect equity ownership of Dongfang Paper which operates a majority of our business. Although we have entered into contractual arrangements with Dongfang Paper and its individual owners pursuant to which we receive an economic interest in Dongfang Paper, and exert a controlling influence over Dongfang Paper, in a manner substantially similar to a controlling equity interest, these contractual arrangements are not as effective in providing control over Dongfang Paper as direct ownership. For example, Dongfang Paper may be unwilling or unable to perform their contractual obligations under our commercial agreements, including payment of consulting fees under the Exclusive Technical Service and Business Consulting Agreement as they become due. If that were to occur, we would not be able to conduct our operations in the manner currently planned. In addition, we may not succeed in enforcing our rights under the contractual arrangements insofar as our contractual rights and legal remedies under Chinese law may be inadequate. Furthermore, Dongfang Paper may seek to renew their agreements on terms that are disadvantageous to us. If we are unable to renew these agreements on favorable terms when these agreements expire, or to enter into similar agreements with other parties, we will lose control of Dongfang Paper.

Because we rely on the consulting services agreement with Dongfang Paper for essentially all of our revenue and cash flows, any difficulty for Dongfang Paper to pay consulting fees to Baoding Shengde under the consulting agreement may have a material adverse effect on our operations.

We are a holding company and currently conduct business through Dongfang Paper. As a result, we rely on payments from the consulting services agreement which forms a part of the contractual arrangements between Baoding Shengde and Dongfang Paper. Since Baoding Shengde is not a legal shareholder of Dongfang Paper under PRC statutes, the arrangement for Dongfang Paper to pay a substantial portion of its net income to Baoding Shengde may be challenged by the PRC government, which could prevent us from receiving required funds or making required payments to some of our service providers.

If the PRC government determines that our agreements with these companies are not in compliance with applicable regulations, our business in the PRC could be materially adversely affected.

Although we believe the restructuring transaction and our current business operations are in compliance with the current laws in China, we cannot be sure that the PRC government would share the same view. If we are determined not to be in compliance, the PRC government could levy fines, revoke our business and operating licenses, require us to discontinue or restrict our operations, restrict our right to collect revenues, require us to restructure our business, corporate structure or operations, impose additional conditions or requirements with which we may not be able to comply, impose restrictions on our business operations or on our customers, or take other regulatory or enforcement actions against us that could be harmful to our business. As a result, our business in the PRC could be materially adversely affected.

The shareholders of Dongfang Paper may have potential conflicts of interests with us, which may adversely affect our business.

We operate most of our businesses through Dongfang Paper. Our Chairman, Chief Executive Officer and 18.80% shareholder, Zhenyong Liu, owns 93.39% of the equity interest in Dongfang Paper. Conflicts of interests between his duties to us and to Dongfang Paper may arise. We cannot assure you that when conflicts of interest arise, he will act in the best interests of our Company or that any conflict of interest will be resolved in our favor. These conflicts may result in management decisions that could negatively affect our operations and potentially result in the loss of opportunities.

Our arrangements with Dongfang Paper and its shareholders may be subject to a transfer pricing adjustment by the PRC tax authorities which could have an adverse effect on our income and expenses.

We could face material and adverse tax consequences if the PRC tax authorities determine that our contracts with Dongfang Paper and its shareholders were not entered into based on arm’s length negotiations. If the PRC tax authorities determine that these contracts were not entered into on an arm’s length basis, they may adjust our income and expenses for PRC tax purposes in the form of a transfer pricing adjustment. Such an adjustment may require that we pay additional PRC taxes plus applicable penalties and interest, if any.

The exercise of our option to purchase part or all of the equity interests in Dongfang Paper under the Call Option Agreement might be subject to approval by the PRC government. Our failure to obtain this approval may impair our ability to substantially control Dongfang Paper and could result in actions by Dongfang Paper that conflict with our interests.

Our Call Option Agreement with Dongfang Paper and its shareholders gives our Chinese subsidiary, Baoding Shengde or its designated entity or natural person, the option to purchase all or part of the equity interests in Dongfang Paper. The option may not be exercised by Baoding Shengde if the exercise would violate any applicable laws and regulations in China or cause any license or permit held by, and necessary for the operation of Dongfang Paper, to be cancelled or invalidated. Under the laws of China, if a foreign entity, through a foreign investment company that it invests in, acquires a domestic related company, China’s regulations regarding mergers and acquisitions may technically apply to the transaction. If these regulations apply, an examination and approval of the transaction by China’s Ministry of Commerce (“MOFCOM”), or its local counterparts would be required. In addition, an appraisal of the equity interest or the assets to be acquired would also be mandatory. Since the scope of business activities (making of cultural paper products) as defined in the business license of Baoding Shengde does not involve the MOFCOM approval and monitoring, we do not believe at this time that an approval or an appraisal is required for Baoding Shengde to exercise its option to acquire Dongfang Paper. In light of the different views on this issue, however, it is possible that the central

MOFCOM office in Beijing will issue a standardized opinion imposing the approval and appraisal requirement. If we are not able to purchase the equity of Dongfang Paper, then we will lose a substantial portion of our ability to control Dongfang Paper and our ability to ensure that Dongfang Paper will act in our interests.

Our operating history may not serve as an adequate basis to judge our future prospects and results of operations.

Dongfang Paper commenced its current line of business operations in 1996 and received its initial Pollution Discharge Permit in September 1996, which must be renewed according to regulations for Dongfang Paper to stay in business. Although we have never had problem renewing the Pollution Discharge Permit, we cannot guarantee automatic renewal every year. In addition, Baoding Shengde commenced its current line of business operations in 2009. Therefore, our operating history may not provide a more meaningful basis on which to evaluate its business. We cannot assure you that Dongfang Paper or Baoding Shengde will not incur net losses in the future. We expect that operating expenses of Dongfang Paper and Baoding Shengde will increase as they expand. Any significant failure to realize anticipated revenue growth could result in significant operating losses. We will continue to encounter risks and difficulties frequently experienced by companies at a similar stage of development, including our potential failure to:

•        raise adequate capital for expansion and operations;

•        implement our business model and strategy and adapt and modify them as needed;

•        increase awareness of our brand name, protect our reputation and develop customer loyalty;

•        manage our expanding operations and service offerings, including the integration of any future acquisitions;

•        maintain adequate control of our expenses; or

•        anticipate and adapt to changing conditions in paper markets in which we operate as well as the impact of any changes in government regulations, mergers and acquisitions involving our competitors, technological developments and other significant competitive and market dynamics.

If we are not successful in addressing any or all of these risks, our business may be materially and adversely affected.

Dongfang Paper and Baoding Shengde’s failure to compete effectively may adversely affect our ability to generate revenue.

Through Dongfang Paper and Baoding Shengde, we compete in a highly developed market with companies that have significantly greater experience and history in our industry. If we do not compete effectively, we could lose market share and experience reduced selling prices, adversely affecting our financial results. Our competitors will expand in the key markets and implement new technologies making them more competitive. There is also the possibility that competitors will be able to offer additional products, services, lower prices, or other incentives that we cannot or will not offer or that will make our products less profitable. We cannot assure you that we will be able to compete effectively with current or future competitors or that the competitive pressures we face will not harm our business.

If Dongfang Paper fails to comply with covenants in its loan agreements, its lenders may allege a breach of a covenant and seek to accelerate the loan or exercise other remedies, which could strain our cash flow and harm our business, liquidity and financial condition.

Dongfang Paper received loans from commercial banks to fund its operations. Typically, these loans are made pursuant to customary loan agreements which contain representations and warranties about its business, financial covenants to which Dongfang Paper must adhere and other negative covenants in respect of its operations. Under some of these agreements, Dongfang Paper may be required to obtain the consent of its lenders prior to entering into its contractual arrangement with us but Dongfang Paper did not receive such prior consent. To date, our lenders have not given us any notice of default or otherwise objected to our contractual arrangements with Dongfang Paper. If any lender raises any concern in this regard, we intend to secure a waiver from our lenders, but cannot assure you that we will successfully do so. If we cannot obtain such a wavier and Dongfang Paper’s lenders declare it to be in default under the loan agreements, they may accelerate Dongfang Paper’s indebtedness to them which would negatively affect our cash flows and business operations.

We may not be able to effectively control and manage our growth.

If our business and markets grow and develop, it will be necessary for us to finance and manage expansion in an orderly fashion. An expansion would increase demands on existing management, workforce and facilities. Failure to satisfy such increased demands could interrupt or adversely affect our operations and cause delay in production and delivery of our paper products, as well as administrative inefficiencies.

We, through our subsidiaries, may engage in future acquisitions that could dilute the ownership interests of our stockholders and cause us to incur debt and assume contingent liabilities.

We, through our subsidiaries, may review acquisition and strategic investment prospects that we believe would complement the current product offerings of Dongfang Paper, augment its market coverage or enhance its technical capabilities, or otherwise offer growth opportunities. From time to time we review investments in new businesses and we, through our subsidiaries, expect to make investments in, and to acquire, businesses, products, or technologies in the future. We expect that when we raise funds from investors for any of these purposes we will be either the issuer or the primary obligor while the proceeds will be forwarded to Dongfang Paper. In the event of any future acquisitions, we could:

•        issue equity securities which would dilute current stockholders’ percentage ownership;

•        incur substantial debt;

•        assume contingent liabilities; or

•        expend significant cash.

These actions could have a material adverse effect on our operating results or the price of our common stock. Moreover, even if we do obtain benefits in the form of increased sales and earnings, there may be a lag between the time when the expenses associated with an acquisition are incurred and the time when we recognize such benefits. Acquisitions and investment activities also entail numerous risks, including:

•        difficulties in the assimilation of acquired operations, technologies and/or products;

•        unanticipated costs associated with the acquisition or investment transaction;

•        the diversion of management’s attention from other business concerns;

•        adverse effects on existing business relationships with suppliers and customers;

•        risks associated with entering markets in which Dongfang Paper has no or limited prior experience;

•        the potential loss of key employees of acquired organizations; and

•        substantial charges for the amortization of certain purchased intangible assets, deferred stock compensation or similar items.

We cannot ensure that we will be able to successfully integrate any businesses, products, technology, or personnel that we might acquire in the future and our failure to do so could have a material adverse effect on our and/or Dongfang Paper’s business, operating results and financial condition.

We are responsible for the indemnification of our officers and directors.

Our Articles of Incorporation provides for the indemnification and/or exculpation of our directors, officers, employees, agents and other entities which deal with us to the maximum extent provided, and under the terms provided, by the laws and decisions of the courts of the state of Nevada. Although we do maintain professional error and omission insurance for the officers and directors, due to limitations of the insurance coverage these indemnification provisions could still result in substantial expenditures which we may be unable to recoup through the insurance and could adversely affect our business and financial conditions. Zhenyong Liu, our Chairman of the Board and Chief Executive Officer, Jing Hao, our Chief Financial Officer, Dahong Zhou, our Secretary, and Marco Ku Hon Wai, Wenbing Christopher Wang, Lusha Niu, and Fuzeng Liu, our directors, are key personnel with rights to indemnification under our Articles of Incorporation.

We are dependent on certain key personnel and loss of these key personnel could have a material adverse effect on our business, financial condition and results of operations.

Our success is, to a certain extent, attributable to the management, sales and marketing, and paper factory operational expertise of key personnel. Zhenyong Liu, our Chief Executive Officer and Chairman of the Board, Jing Hao, our Chief Financial Officer, Dahong Zhou, our Secretary, and Shuting Liang, Dongfang Paper’s General Engineer, Gengqi Yang, Dongfang Paper’s Vice President of Sales and Marketing, Xuetao Chen, Dongfang Paper’s Vice President of Environmental Protection and Xiaodong Liu, Baoding Shengde’s General Manager, perform key functions in the operation of our business. There can be no assurance that IT Tech Packaging, Dongfang Paper or Baoding Shengde will be able to retain these officers after the term of their employment contracts expire. The loss of these officers could have a material adverse effect upon our business, financial condition, and results of operations. We do not carry key man life insurance for any of our key personnel or personnel nor do we foresee purchasing such insurance to protect against a loss of key personnel and personnel.

We are dependent upon the services of Mr. Zhenyong Liu for the continued growth and operation of our Company because of his experience in the industry and his personal and business contacts in the PRC. Although Mr. Liu has entered into an employment agreement with Baoding Shengde, our wholly owned subsidiary and a PRC company, and that we have no reason to believe that Mr. Liu will discontinue his services with us or Dongfang Paper, the interruption or loss of his services would adversely affect our ability to effectively run our business and pursue our business strategy as well as our results of operations.

We may not be able to hire and retain qualified personnel to support our growth and if we are unable to retain or hire these personnel in the future, our ability to improve our products and implement our business objectives could be adversely affected.

We must attract, recruit and retain a sizeable workforce of technically competent employees. Competition for senior management and senior personnel in the PRC is intense, the pool of qualified candidates in the PRC is very limited, and we may not be able to retain the services of our senior executives or senior personnel, or attract and retain high-quality senior executives or senior personnel in the future. This failure could materially and adversely affect our future growth and financial condition.

Our operating results may fluctuate as a result of factors beyond our control.

Our operating results may fluctuate significantly in the future as a result of a variety of factors, many of which are beyond our control. These factors include:

•        the costs of paper products and development;

•        the relative speed and success with which we can obtain and maintain customers, merchants and vendors for our products;

•        capital expenditure for equipment;

•        marketing and promotional activities and other costs;

•        changes in our pricing policies, suppliers and competitors;

•        the ability of our suppliers to provide products in a timely manner to their customers;

•        changes in operating expenses;

•        increased competition in the paper markets; and

•        other general economic and seasonal factors.

We face risks related to product liability claims.

We presently do not maintain product liability insurance. We face the risk of loss because of adverse publicity associated with product liability lawsuits, whether or not such claims are valid. We may not be able to avoid such claims. Although product liability lawsuits in the PRC are rare, and we have not, to date, experienced significant failure of our products, there is no guarantee that we will not face such liability in the future. This liability could be substantial and the occurrence of such loss or liability may have a material adverse effect on our business, financial condition and prospects.

Our operating results also depend on the availability and pricing of energy and raw materials.

In addition to our dependence upon wood pulp, recycled white scrap paper and paperboard costs, our operating results depend on the availability and pricing of energy and other raw materials. An interruption in the supply of supplemental chemical agents could cause a material disruption at our mill. In addition, an interruption in the supply of natural gas could cause a material disruption at our facilities. At present, our raw materials including natural gas are purchased from a number of suppliers, of which the three largest suppliers account for over 89% of all purchases. If any of these contracts were to be terminated for any reason, or not renewed upon expiration, or if market conditions were to substantially change creating a significant increase in the price of natural gas and recycled paper, we may not be able to find alternative, comparable suppliers or suppliers capable of providing coal to us on terms or in amounts satisfactory to us.

We replaced all the coal boilers with natural gas boiler in September 2017, but due to the gas consumption rise significantly, the government will from time to time issue mandated restriction/suspension of natural gas supply for all natural gas consumption industries, including the paper manufacturing industry in order to secure adequate natural gas to households uses in urban and rural areas. We are subject to the risks of natural gas supply restriction and above-mentioned factors. As a result, our business, financial condition and operating results could suffer.

A material disruption at one of our manufacturing facilities could prevent us from meeting customer demand, reduce our sales, and/or negatively affect our net income.

Any of our manufacturing facilities, or any of our machines within an otherwise operational facility, could cease operations unexpectedly due to a number of events, including:

•        maintenance outages;

•        prolonged power failures;

•        an equipment failure, including any malfunction of our waste water treatment facilities;

•        disruption in the supply of raw materials, such as wood fiber, energy, or chemicals;

•        a chemical spill or release;

•        closure because of environmental-related concerns;

•        explosion of a boiler;

•        the effect of a drought or reduced rainfall on our water supply;

•        disruptions in the transportation infrastructure, including roads, bridges, railroad tracks, and tunnels;

•        fires, floods, earthquakes, hurricanes, epidemic or other catastrophes;

•        terrorism or threats of terrorism;

•        labor difficulties; or

•        other operational problems.

If any of the abovementioned events were to occur, we may be unable to meet customer demand, which may adversely affect our sales and net income.

Our certificates, permits, and licenses related to our papermaking operations are subject to governmental control and renewal and failure to obtain renewal will cause all or part of our operations to be terminated.

In 1988, the National Environmental Protection Bureau issued Interim Measures on the Administration of Water Pollutants Discharge Permits, requiring all companies discharging pollution into the water as a direct or indirect byproduct of production to adhere to certain caps on pollution discharge. Additionally, such companies were required to obtain and annually renew a Pollution Discharge Permit in order to conduct their operations. The PRC government has the authority to shut down a company’s operations for its failure to maintain a valid permit. We renewed our Pollution Discharge Permit in June 2020. Our latest permit was effective from June 28, 2020 through June 27, 2025. Pollution discharge Permit for Hebei Tengsheng was effective from January 7, 2019 through January 6, 2022. An application to renew will be filed by us with the local environment protection agency before the expiration.

The failure by us to obtain any certificate, permit, and license necessary for our operations or the failure by us to obtain the renewal of any such certificate, permit or license may materially and adversely affect our business, prospects, financial condition and results of operation.

Compliance with environmental regulations is expensive, and noncompliance may result in adverse publicity and potentially significant monetary damages and fines or suspension of our business operations.

We are required to comply with all Chinese national and local regulations regarding the protection of the environment. Compliance with environmental regulation is expensive. The Chinese government is adopting even more stringent environmental protection and operational safety regulations and the costs of complying with these regulations are expected to increase. Although we have obtained all of the necessary approvals and permits for our production facilities currently existing, we cannot assure you that we will be able to comply with all applicable environmental protection and operational safety requirements, and obtain all of the required governmental approvals and permits that may be or may become applicable to us on a timely basis, or at all, or will be able to complete all our registrations and filings with the government, in time for our future projects. The relevant governmental authorities may impose on us fines for any non-compliance, set deadlines for rectification, and order us to cease construction or production if we fail to comply with their requirements.

If we are unable to respond to pricing pressures, our business may be harmed.

In order to remain competitive, from time to time we have to adjust the prices of our products to remain competitive. We may not have available sufficient financial or other resources to continue to make investments necessary to maintain our competitive position.

If we fail to introduce enhancements to our existing products or to develop new products, our business and results of operations could be adversely affected.

We believe that our future success depends in part on our ability to enhance our existing products and develop new products in order to continue to meet customer demand. Our failure to introduce new or enhanced products on a timely and cost-competitive basis, or the development of processes that make our existing products obsolete, could harm our business and results of operations.

Our failure to protect our intellectual property rights may undermine our competitive position, and external infringements of our intellectual property rights may adversely affect our business.

Our success and ability to compete depends in part on our intellectual property. We primarily rely on a combination of trademark, trade secret, and copyright laws, as well as confidentiality procedures and contractual restrictions with our employees, contractors and others to establish and protect our intellectual property rights. However, confidentiality and license arrangements may be breached by counterparties, and there may not be adequate remedies available to us for any such breach. Accordingly, we may not be able to effectively protect our intellectual property rights or to enforce our contractual rights. In addition, our trade secrets may be leaked or otherwise become available to, or be independently discovered by, our competitors. The steps we take to protect our intellectual property rights may be inadequate or we may be unable to secure intellectual property protection for some of our properties. Infringement of intellectual property rights continues to pose a serious risk of doing business.

We may in the future file, patent applications on certain of our innovations. It is possible, however, that these innovations may not be patentable. In addition, given the cost, effort and risks associated with patent application, we may choose not to seek patent protection for some innovations. Furthermore, our patent applications may not lead to granted patents, the scope of the protection gained may be insufficient or an issued patent may be deemed invalid or unenforceable. We also cannot guarantee that any of our present or future patents or other intellectual property rights will not lapse or be invalidated, circumvented, challenged, or abandoned.

If we are unable to protect our intellectual property, our competitors could use our intellectual property to market offerings similar to ours and our ability to compete effectively would be impaired. Moreover, others may independently develop technologies that are competitive to ours or infringe on our intellectual property. The enforcement of our intellectual property rights depends on our legal actions against these infringers being successful, but we cannot be sure these actions will be successful, even when our rights have been infringed. In addition, defending our intellectual property rights might entail significant expense and diversion of management resources. Any of our intellectual property rights may be challenged by others or invalidated through administrative processes or litigations. We can provide no assurance that we will prevail in such litigations, and, even if we do prevail, we may not obtain a meaningful relief. Accordingly, despite our efforts, we may be unable to prevent external parties from infringing or misappropriating our intellectual property. Any intellectual property that we own may not provide us with competitive advantages or may be successfully challenged by external parties.

We may be subject to intellectual property infringement claims or other allegations, which may materially and adversely affect our business, financial condition and prospects.

We cannot be certain that we do not or will not infringe patents, copyrights, trademarks or other intellectual property rights held by external parties. From time to time, we may be subject to legal proceedings and claims alleging infringement of patents, trademarks, copyrights or other intellectual property rights, or misappropriation of creative ideas or formats, or other infringement of proprietary, which may materially and adversely affect our business, financial condition and prospects.

We have limited insurance coverage and may incur losses resulting from product liability claims or business interruptions.

As the insurance industry in China is still in an early stage of development, insurance companies in China currently offer limited business insurance products. We do not have any product liability insurance or business interruption insurance. Based on the insurance products available in China, even if we decide to take out business interruption coverage, such insurance as currently available offers limited coverage compared to that offered in many other jurisdictions. Any business disruption, natural disaster, or product liability claim could result in our incurring substantial costs and diversion of resources, which would have an adverse effect on our business and results of operations.

Risks Related To Doing Business in the PRC

Changes in the policies of the PRC government could have a significant impact upon the business we may be able to conduct in the PRC and the profitability of such business.

Our business operations may be adversely affected by the current and future political environment in the PRC. The PRC has operated as a socialist state since the middle of the 20th century and is controlled by the Communist Party of China. The Chinese government exerts substantial influence and control over the manner in which we must conduct our business activities. The PRC has only permitted provincial and local economic autonomy and private economic activities since 1978. The government of the PRC has exercised and continues to exercise substantial control over virtually every sector of the Chinese economy, including the paper industry, through regulation and state ownership. Our ability to operate in the PRC may be adversely affected by changes in Chinese laws and regulations, including those relating to taxation, import and export tariffs, raw materials, environmental regulations, land use rights, property and other matters. Under its current leadership, the government of the PRC has been pursuing economic reform policies that encourage private economic activity and greater economic decentralization. There is no assurance, however, that the government of the PRC will continue to pursue these policies, or that it will not significantly alter these policies from time to time without notice.

Policies of the PRC government can have significant effects on the economic conditions of the PRC. The PRC government has confirmed that economic development will follow the model of a market economy. Under this direction, we believe that the PRC will continue to strengthen its economic and trading relationships with foreign countries and business development in the PRC will follow market forces. While we believe that this trend will continue, there can be no assurance that this will be the case.

A change in policies by the PRC government could adversely affect our interests by, among other factors: changes in laws, regulations or the interpretation thereof, confiscatory taxation, restrictions on currency conversion, imports or sources of supplies, or the expropriation or nationalization of private enterprises. Although the PRC government has been pursuing economic reform policies for more than three decades, there is no assurance that the government will continue to pursue such policies or that such policies may not be significantly altered, especially in the event of a change in leadership, social or political disruption, or other circumstances affecting the PRC’s political, economic and social life.

The PRC laws and regulations governing our current business operations are sometimes vague and uncertain. Any changes in such PRC laws and regulations may harm our business.

The PRC laws and regulations governing our current business operations are sometimes vague and uncertain. The PRC’s legal system is a civil law system based on written statutes, in which system decided legal cases have little value as precedents unlike the common law system prevalent in the United States. There are substantial uncertainties regarding the interpretation and application of PRC laws and regulations, including but not limited to the laws and regulations governing our business, the enforcement and performance of our contractual arrangements with our affiliated Chinese entity, Dongfang Paper, and its shareholders, or the enforcement and performance of our arrangements with customers in the event of the imposition of statutory liens, death, bankruptcy and criminal proceedings. The Chinese government has been developing a comprehensive system of commercial laws, and considerable progress has been made in introducing laws and regulations dealing with economic matters such as foreign investment, corporate organization and governance, commerce, taxation and trade. However, because these laws and regulations are relatively new, and because of the limited volume of published cases and judicial interpretation and their lack of force as precedents, interpretation and enforcement of these laws and regulations involve significant uncertainties. New laws and regulations that affect existing and proposed future businesses may also be applied retroactively. Our major operating entity, Dongfang Paper, conducts its operations in China, and as a result, we are required to comply with PRC laws and regulations. We cannot assure you that our current ownership and operating structure would not be found in violation of any current or future PRC laws or regulations. Any of these or similar actions could significantly disrupt our business operations or restrict us from conducting a substantial portion of our business operations, which could materially and adversely affect our business, financial condition and results of operations. We cannot predict what effect the interpretation of existing or new PRC laws or regulations may have on our business. If the relevant authorities find that we are in violation of PRC laws or regulations, they would have broad discretion in dealing with such a violation, including, without limitation:

•        levying fines;

•        revoking Dongfang Paper’s business and other licenses;

•        requiring that we restructure our ownership or operations; and

•        requiring that we discontinue any portion or all of our business.

Among the material laws that we are subject to are the Price Law of The People’s Republic of China, Measurement Law of The People’s Republic of China, Tax Law, Environmental Protection Law, Contract Law, Patent Law, Accounting Laws and Labor Law. A slowdown, inflation or other adverse developments in the PRC economy may harm our customers and the demand for our services and products.

All of our operations are conducted in the PRC and all of our revenue is generated from sales in the PRC. Although the PRC economy has grown significantly in recent years, we cannot assure you that this growth will continue. In 2019, China’s Gross Domestic Product (“GDP”) growth rate was 6.1% as compared to 6.6% in 2018. A slowdown in overall economic growth, an economic downturn, a recession or other adverse economic developments in the PRC could significantly reduce the demand for our products and harm our business. Despite the slowdown of China’s GDP growth rate, sales revenue for our CMP and offset printing paper in 2019 increased by approximately 11.31% and 297.83%, respectively, as compared to 2018.

Additionally, while the PRC economy experienced rapid growth, such growth has been uneven among various sectors of the economy and in different geographical areas of the country. Rapid economic growth could lead to growth in the money supply and rising inflation. If prices for our products rise at a rate that is insufficient to compensate for the rise in the costs of supplies, it may harm our profitability. In order to control inflation in the past, the PRC government has imposed controls on bank credit, limits on loans for fixed assets and restrictions on state bank lending. Such an austere policy can lead to a slowing of economic growth.

Governmental control of currency conversion may affect the value of your investment.

The PRC government imposes controls on the convertibility of Renminbi into foreign currencies and, in certain cases, the remittance of currency out of the PRC. We receive substantially all of our revenue in Renminbi, which is currently not a freely convertible currency. Shortages in the availability of foreign currency may restrict our ability to remit sufficient foreign currency to pay dividends, or otherwise satisfy foreign currency denominated obligations. Under existing PRC foreign exchange regulations, payments of current account items, including profit distributions, interest payments and expenditures from the transaction, can be made in foreign currencies without prior approval from the PRC State Administration of Foreign Exchange by complying with certain procedural requirements. However, approval from appropriate governmental authorities is required where Renminbi is to be converted into foreign currency and remitted out of the PRC to pay capital expenses such as the repayment of bank loans denominated in foreign currencies.

The PRC government may also in the future restrict access to foreign currencies for current account transactions. If the foreign exchange control system prevents us from obtaining sufficient foreign currency to satisfy our currency demands, we may not be able to pay certain of our expenses as they come due.

The fluctuation of the Renminbi may harm your investment.

The value of the Renminbi against the U.S. dollar and other currencies may fluctuate and is affected by, among other things, changes in the PRC’s political and economic conditions. According to the Bureau of the Fiscal Service, as of December 31, 2019, $1 is converted into 6.9762 Yuan (RMB). As we rely entirely on revenues earned in the PRC, any significant revaluation of the Renminbi may materially and adversely affect our cash flows, revenues and financial condition. For example, to the extent that we need to convert U.S. dollars we receive from an offering of our securities into Renminbi for Dongfang Paper’s operations, appreciation of the Renminbi against the U.S. dollar would diminish the value of the proceeds of the offering and this could harm our business, financial condition and results of operations because it would reduce the proceeds available to us for capital investment in proportion to the appreciation of the Renminbi. Thus, if we raise 1,000,000 U.S. dollars and the Renminbi appreciates against the U.S. dollar by 15%, then the proceeds will be worth only RMB5,929,770 as opposed to RMB 6,976,200 prior to the appreciation. Conversely, if we decide to convert our Renminbi into U.S. dollars for the purpose of making payments for dividends on our common shares or for other business purposes and the U.S. dollar appreciates against the Renminbi, the U.S. dollar equivalent of the Renminbi we convert would be reduced in proportion to the amount the U.S. dollar appreciates. In addition, the depreciation of significant RMB denominated assets could result in a charge to our income statement and a reduction in the dollar value of these assets. Thus, if Dongfang Paper has RMB1,000,000 in assets and Renminbi is depreciated against the U.S. dollar by 15%, then the assets will be valued at $143,345 as opposed to $168,640 prior to the depreciation.

On July 21, 2005, the PRC government changed its decade-old policy of pegging the value of the Renminbi to the U.S. dollar. Under the new policy, the Renminbi is permitted to fluctuate within a narrow and managed band against a basket of certain foreign currencies. This change in policy has resulted in an approximately 1.65% depreciation of the Renminbi against the U.S. dollar as of December 31, 2019. While the international reaction to the Renminbi revaluation has generally been positive, there remains significant international pressure on the PRC government to adopt an even more flexible currency policy, which could result in a further and more significant depreciation of the Renminbi against the U.S. dollar.

Failure to comply with PRC regulations relating to the establishment of offshore special purpose companies by PRC residents may materially adversely affect us.

The PRC State Administration of Foreign Exchange, or SAFE, has promulgated regulations, including the Notice on Relevant Issues Relating to Domestic Residents’ Investment and Financing and Round-Trip Investment through Special Purpose Vehicles, or SAFE Circular No. 37, effective on July 14, 2014, and its appendixes, that require PRC residents, including PRC institutions and individuals, to register with local branches of the SAFE in connection with their direct establishment or indirect control of an offshore entity, for the purpose of overseas investment and financing, with such PRC residents’ legally owned assets or equity interests in domestic enterprises or offshore assets or interests, referred to in SAFE Circular No. 37 as a “special purpose vehicle.” SAFE Circular No. 37 further requires amendment to the registration in the event of any significant changes with respect to the special purpose vehicle, such as increase or decrease of capital contributed by PRC individuals, share transfer or exchange, merger, division or other material event. In the event that a PRC shareholder holding interests in a special purpose vehicle fails to fulfill the required SAFE registration, the PRC subsidiaries of that special purpose vehicle may be prohibited from making profit distributions to the offshore parent and from carrying out subsequent cross-border foreign exchange activities, and the special purpose vehicle may be restricted in their ability to contribute additional capital into its PRC subsidiary. Further, failure to comply with the various SAFE registration requirements described above could result in liability under PRC law for foreign exchange evasion.

Because of uncertainty over the interpretation of Circular 37, we cannot assure you that, if challenged by government agencies, the structure of our organization has fully complied with all applicable registrations or approvals required by Circular 37. Moreover, because of uncertainty over how Circular 37 will be interpreted and implemented, and how or whether SAFE will apply it to us, we cannot predict how it will affect our business operations or future strategies. A failure by such PRC resident beneficial holders or future PRC resident stockholders to comply with Circular 37, if SAFE requires it, could subject these PRC resident beneficial holders to fines or legal sanctions, restrict our overseas or cross-border investment activities, limit our subsidiaries’ ability to make distributions or pay dividends or affect our ownership structure, which could adversely affect our business and prospects.

The PRC’s legal and judicial system may not adequately protect our business and operations and the rights of foreign investors.

The PRC legal and judicial system may negatively impact foreign investors. In 1982, the National People’s Congress amended the Constitution of China to authorize foreign investment and guarantee the “lawful rights and interests” of foreign investors in the PRC. However, the PRC’s system of laws is not yet comprehensive. The legal and judicial systems in the PRC are still rudimentary, and enforcement of existing laws is inconsistent. Many judges in the PRC lack the depth of legal training and experience that would be expected of a judge in a more developed country. Because the PRC judiciary is relatively inexperienced in enforcing the laws that do exist, anticipation of judicial decision-making is more uncertain than would be expected in a more developed country. It may be impossible to obtain swift and equitable enforcement of laws that do exist, or to obtain enforcement of the judgment of one court by a court of another jurisdiction. The PRC’s legal system is based on the civil law regime, that is, it is based on written statutes; a decision by one judge does not set a legal precedent that is required to be followed by judges in other cases. In addition, the interpretation of Chinese laws may be varied to reflect domestic political changes.

The trend of legislation over the last 20 years has significantly enhanced the protection of foreign investment and allowed for more control by foreign parties of their investments in Chinese enterprises. However, the promulgation of new laws, changes to existing laws and the pre-emption of local regulations by national laws may adversely affect foreign investors. A change in leadership, social or political disruption, or unforeseen circumstances affecting the PRC’s political, economic or social life, may affect the PRC government’s ability to continue to support and pursue these reforms. Such a shift could have a material adverse effect on our business and prospects.

The practical effect of the PRC legal system on our business operations in the PRC can be viewed from two separate but intertwined considerations. First, as a matter of substantive law, the foreign invested enterprise laws provide significant protection from government interference. In addition, these laws guarantee the full enjoyment of the benefits of corporate articles and contracts to foreign invested enterprise participants. These laws, however, do impose standards concerning corporate formation and governance, which are qualitatively different from the general corporation laws of the United States. Similarly, the PRC accounting laws mandate accounting practices, which are not consistent with U.S. generally accepted accounting principles. PRC’s accounting laws require that an annual “statutory audit” be performed in accordance with PRC accounting standards and that the books of account of foreign invested enterprises are maintained in accordance with Chinese accounting laws. Article 14 of the People’s Republic of China Wholly Foreign-Owned Enterprise Law requires a wholly foreign-owned enterprise to submit certain periodic fiscal reports and statements to designated financial and tax authorities, at the risk of business license revocation. While the enforcement of substantive rights may appear less clear than United States procedures, foreign invested enterprises and wholly foreign-owned enterprises are Chinese registered companies, which enjoy the same status as other Chinese registered companies in business-to-business dispute resolution. Any award rendered by an arbitration tribunal is enforceable in accordance with the United Nations Convention on the Recognition and Enforcement of Foreign Arbitral Awards (1958). Therefore, as a practical matter, although no assurances can be given, the Chinese legal infrastructure, while different in operation from its United States counterpart, should not present any significant impediment to the operation of foreign invested enterprises.

Because our principal assets are located outside of the United States and most of our directors and officers reside outside of the United States, it may be difficult for you to effect service of legal process, enforce your rights based on U.S. federal securities laws against us and our officers or to enforce U.S. court judgment against us or them in the PRC.

All of our directors and officers reside outside the United States. In addition, our operating company is located in the PRC and substantially all of our assets are located outside of the United States. It may therefore be difficult for investors in the United States to enforce their legal rights based on the civil liability provisions of the U.S. Federal securities laws against us in the courts of either the U.S. or the PRC and, even if civil judgments are obtained in U.S. courts, to enforce such judgments in PRC courts. Further, it is unclear if extradition treaties now in effect between the United States and the PRC would permit effective enforcement against us or our officers and directors of criminal penalties, under the U.S. Federal securities laws or otherwise.

It may be difficult for overseas regulators to conduct investigation or collect evidence within China.

Shareholder claims or regulatory investigation that are common in the United States generally are difficult to pursue as a matter of law or practicality in China. For example, in China, there are significant legal and other obstacles to providing information needed for regulatory investigations or litigations initiated outside China. Although the authorities in China may establish a regulatory cooperation mechanism with the securities regulatory authorities of another country or region to implement cross-border supervision and administration, such cooperation with the securities regulatory authorities in the Unities States may not be efficient in the absence of mutual and practical cooperation mechanism. Furthermore, according to Article 177 of the PRC Securities Law, or Article 177, which became effective in March 2020, no overseas securities regulator is allowed to directly conduct investigation or evidence collection activities within the territory of the PRC. While detailed interpretation of or implementation rules under Article 177 have yet to be promulgated, the inability for an overseas securities regulator to directly conduct investigation or evidence collection activities within China may further increase difficulties faced by you in protecting your interests.

We may be required to broaden the coverage of the mandatory social security insurance programs under the Labor Law of the PRC.

The PRC Labor Law, effective January 1, 2008, requires that employers enroll in the following social security insurance programs and offer certain employer-sponsored premium benefits to eligible employees: (1) retirement endowment, (2) healthcare insurance, (3) unemployment insurance, (4) workers’ compensation insurance, and (5) pregnancy insurance. Of these insurance programs, the retirement endowment fund requires employee withholdings of 4% to 8% of the gross compensation, while the employer’s matching contribution varies from 16% to 20% of such compensation. While the Company is enrolled in the retirement endowment fund and is withholding employees’ portion and the employer’s portion of the endowment contribution, many of the Company’s employees have elected to waive their coverage under these mandatory social security insurance programs in favor of certain other low-cost, local government-sponsored social security insurance programs for residents in non-urban districts. Although we have verified with the local government agencies for the validity of the employee waivers and reasonably believe that we are not required to cover the employees who waived the benefits, the local government may change its policy and ask us to broaden our insurance coverage to those who have specifically waived their rights.

The current tensions in international trade and rising political tensions, particularly between U.S. and China, may adversely impact our business, financial condition, and results of operations.

Although cross-border business may not be an area of our focus, if we plan to expand our business internationally in the future, any unfavorable government policies on international trade, such as capital controls or tariffs, may affect the demand for our products and services, impact our competitive position, or prevent us from being able to conduct business in certain countries. If any new tariffs, legislation, or regulations are implemented, or if existing trade agreements are renegotiated, such changes could adversely affect our business, financial condition, and results of operations. Recently, there have been heightened tensions in international economic relations, such as the one between the United States and China. The U.S. government has recently imposed, and has recently proposed to impose additional, new, or higher tariffs on certain products imported from China to penalize China for what it characterizes as unfair trade practices. China has responded by imposing, and proposing to impose additional, new, or higher tariffs on certain products imported from the United States. Following mutual retaliatory actions for months, on January 15, 2020, the United States and China entered into the Economic and Trade Agreement Between the United States of America and the People’s Republic of China as a phase one trade deal, effective on February 14, 2020.

In addition, political tensions between the United States and China have escalated due to, among other things, trade disputes, the COVID-19 outbreak, sanctions imposed by the U.S. Department of Treasury on certain officials of the Hong Kong Special Administrative Region and the PRC central government and the executive orders issued by U.S. President Donald J. Trump in August 2020 that prohibit certain transactions with certain Chinese companies and their applications. Rising political tensions could reduce levels of trades, investments, technological exchanges and other economic activities between the two major economies, which would have a material adverse effect on global economic conditions and the stability of global financial markets. Any of these factors could have a material adverse effect on our business, prospects, financial condition and results of operations.

Although the direct impact of the current international trade tensions and political tensions between the United States and China, and any escalation of such tensions, on the paper making industry in China is uncertain, the negative impact on general, economic, political and social conditions may adversely impact our business, financial condition and results of operations.

Risks Related to Our Corporate Structure

Our current corporate structure and business operations may be affected by the newly enacted Foreign Investment Law.

On March 15, 2019, the National People’s Congress, China’s national legislative body (the “NPC”) approved the Foreign Investment Law, which became effective on January 1, 2020. Since it is relatively new, uncertainties exist in relation to its interpretation and its implementation rules that are yet to be issued. The Foreign Investment Law does not explicitly classify whether variable interest entities that are controlled through contractual arrangements would be deemed as foreign-invested enterprises if they are ultimately “controlled” by foreign investors. However, it has a catch-all provision under the definition of “foreign investment” that includes investments made by foreign investors in China through other means as provided by laws, administrative regulations or the State Council. Therefore, it still leaves leeway for future laws, administrative regulations or provisions of the State Council to provide for contractual arrangements as a form of foreign investment. There can be no assurance that our control over our consolidated VIEs through contractual arrangements will not be deemed as a foreign investment in the future.

The Foreign Investment Law grants national treatment to foreign-invested entities, except for those foreign-invested entities that operate in industries specified as either “restricted” or “prohibited” from foreign investment in the Special Administrative Measures for Market Access of Foreign Investment (Negative List), which was approved by the CPC Central Committee and the State Council and issued by the State Development and Reform Commission and the Ministry of Commerce with an effective date of July 30, 2019. The Foreign Investment Law provides that foreign-invested entities operating in “restricted” or “prohibited” industries will require market entry clearance and other approvals from relevant PRC government authorities. If our control over our consolidated VIEs through contractual arrangements are deemed as foreign investment in the future, and any business of our consolidated VIEs is considered “restricted” or “prohibited” from foreign investment under the “negative list” effective at the time, we may be deemed to be in violation of the Foreign Investment Law, the contractual arrangements that allow us to have control over our consolidated VIEs may be deemed as invalid and illegal, and we may be required to unwind such contractual arrangements and/or restructure our business operations, any of which may have a material adverse effect on our business operation.

Furthermore, if future laws, administrative regulations or provisions mandate further actions to be taken by companies with respect to existing contractual arrangements, we may face substantial uncertainties as to whether we can complete such actions in a timely manner, or at all. Failure to take timely and appropriate measures to cope with any of these or similar regulatory compliance challenges could materially and adversely affect our current corporate structure and business operations.

Any failure by our consolidated VIEs or their shareholders to perform their obligations under our contractual arrangements with them would have a material adverse effect on our business.

We, through our wholly foreign-owned enterprise in the PRC, have entered into a series of contractual arrangements with our consolidated VIEs and their shareholders. For a description of these contractual arrangements, see “Overview and Corporation History.” If our consolidated VIEs or their shareholders fail to perform their respective obligations under these contractual arrangements, we may incur substantial costs and expend additional resources to enforce such arrangements. We may also have to rely on legal remedies under PRC laws, including seeking specific performance or injunctive relief, and claiming damages, which we cannot assure you will be effective under PRC laws. For example, if the shareholders of our consolidated VIEs were to refuse to transfer their equity interests in the consolidated VIEs to us or our designee when we exercise the purchase option pursuant to these contractual arrangements, or if they were otherwise to act in bad faith toward us, then we may have to take legal actions to compel them to perform their contractual obligations. In addition, if there are any disputes or governmental proceedings involving any interest in such shareholders’ equity interests in our VIEs, our ability to exercise shareholders’ rights or foreclose the equity interest pledges according to the contractual arrangements may be impaired. If these disputes or proceedings were to impair our control over our VIEs, we may not be able to maintain effective control over our business operations in the PRC and thus would not be able to continue to consolidate our VIEs’ financial results, which would in turn result in a material adverse effect on our business, operations and financial condition.

We may lose the ability to use and enjoy assets held by our consolidated VIEs that are material to the operation of our business if the entity goes bankrupt or becomes subject to a dissolution or liquidation proceeding.

Our consolidated VIEs hold substantially all of our assets. Under the contractual arrangements, our consolidated VIEs may not and their shareholders may not cause it to, in any manner, sell, transfer, mortgage or dispose of their assets or their legal or beneficial interests in the business without our prior consent. However, in the event that the shareholders of our consolidated VIEs breach these contractual arrangements and voluntarily liquidate our consolidated VIEs, or our consolidated VIEs declare bankruptcy and all or part of their assets become subject to liens or rights of third-party creditors, or are otherwise disposed of without our consent, we may be unable to continue some or all of our business activities, which could materially and adversely affect our business, financial condition and results of operations. If our consolidated VIEs undergo a voluntary or involuntary liquidation proceeding, independent third-party creditors may claim rights to some or all of their assets, thereby hindering our ability to operate our business, which could materially and adversely affect our business, financial condition and results of operations.

Risks Related to Our Common Stock

Our officers and directors control us through their positions and stock ownership and their interests may differ from other stockholders.

As of January 8, 2021, there were 28,535,816 shares of our common stock issued and outstanding. Mr. Zhenyong Liu, our Chief Executive Officer, beneficially owns approximately 18.80% of our common stock. As a result, he is able to influence the outcome of stockholder votes on various matters, including the election of directors and extraordinary corporate transactions including business combinations. Yet Mr. Liu’s interests may differ from those of other stockholders. Furthermore, ownership of 18.80% of our common stock by Mr. Liu reduces the public float and liquidity, and may affect the market price, of our common stock as traded on the NYSE MKT.

We may not continue to pay cash dividends and any return on investment may be limited to the value of our common stock.

While we intend to retain the majority of any future earnings for use in the operation and expansion of our business, we did declare four quarterly cash dividends in April 2012 and November 2013. Although it is likely that our Board of Directors will continue the quarterly cash dividend as a regular dividend policy in the coming years, there is no guarantee that the cash dividend will not be discontinued or reduced. Should we decide to continue the cash dividend, as a holding company, our ability to pay dividends and meet other obligations depends upon the receipt of dividends or other payments from our operating subsidiaries. In addition, our operating subsidiaries, from time to time, may be subject to restrictions on their ability to make distributions to us, including restrictions on the conversion of local currency into U.S. dollars or other hard currency and other regulatory restrictions.

If we fail to comply with Section 404 of the Sarbanes-Oxley Act of 2002 in a timely manner, our business could be harmed and our stock price could decline.

Rules adopted by the SEC pursuant to Section 404 of the Sarbanes-Oxley Act of 2002 require annual assessment of U.S. public companies’ internal control over financial reporting. The standards that must be met for management to assess the internal control over financial reporting as effective are complex, and require significant documentation, testing and possible remediation to meet the detailed standards. While we have not detected any significant deficiency or material weakness in our internal control and with respect to the assessment of the internal control for the year ended December 31, 2019, we cannot guarantee the implementation of controls and procedures in future years to be without any significant deficiency or material weakness.

Our common stock may be affected by limited trading volume and may fluctuate significantly.

Our common stock is traded on the NYSE MKT. Although a trading market has developed for our common stock, there can be no assurance that the trading market for our common stock will be sustained. Failure to maintain a trading market for our common stock may adversely affect our shareholders’ ability to sell our common stock in short time periods, or at all. Our common stock has experienced, and may experience in the future, significant price and volume fluctuations, which could adversely affect the market price of our common stock.

Future financings may dilute stockholders or impair our financial condition.

In the future, we may need to raise additional funds through public or private financing, which might include the sale of equity securities. The issuance of equity securities could result in financial and voting dilution to our existing stockholders. The issuance of debt could result in effective subordination of stockholders’ interests to the debt, create the possibility of default, and limit our financial and business alternatives.

If we become directly subject to the scrutiny involving U.S. listed Chinese companies, we may have to expend significant resources to investigate and/or defend the matter, which could harm our business operations, stock price and reputation.

U.S. public companies that have substantially all of their operations in China have been the subject of intense scrutiny by investors, financial commentators and regulatory agencies. Much of the scrutiny has centered around financial and accounting irregularities and mistakes, a lack of effective internal controls over financial reporting and, in many cases, allegations of fraud. As a result of the scrutiny, the publicly traded stock of many U.S. listed China-based companies that have been the subject of such scrutiny has sharply decreased in value. Many of these companies are now subject to shareholder lawsuits and/or SEC enforcement actions that are conducting internal and/or external investigations into the allegations. If we become the subject of any such scrutiny, whether any allegations are true or not, we may have to expend significant resources to investigate such allegations and/or defend our company. Such investigations or allegations will be costly and time-consuming and distract our management from our business plan and could result in our reputation being harmed and our stock price could decline as a result of such allegations, regardless of the truthfulness of the allegations.

Risk Related to this Offering

Management will have broad discretion as to the use of the net proceeds from this offering, and we may not use these proceeds effectively.

We intend to use the net proceeds from this offering for working capital and general corporate purposes. Our management will have broad discretion in the application of the net proceeds from this offering and could spend the proceeds in ways that do not improve our results of operations or enhance the value of our common stock. Accordingly, you will be relying on the judgment of our management with regard to the use of these net proceeds, and you will not have the opportunity, as part of your investment decision, to assess whether the proceeds are being used appropriately. Our failure to apply these funds effectively could have a material adverse effect on our business, delay the development of our product candidates and cause the price of our common stock to decline.

You may experience immediate and substantial fluctuation in the net tangible book value per share of the common stock you purchase.

The price per share of our common stock being offered may be substantially higher or lower than the net tangible book value per share of our common stock, you may be subject to substantial fluctuations in the net tangible book value of the common stock you purchase in this offering. See the section entitled “Dilution” in this prospectus for a more detailed discussion of the dilution you will incur if you purchase common stock in this offering.

Future sales of substantial amounts of our common stock could adversely affect the market price of our common stock.

We may choose to raise additional capital due to market conditions or strategic considerations even if we believe we have sufficient funds for our current or future operating plans. If additional capital is raised through the sale of equity or convertible debt securities, or perceptions that those sales could occur, the issuance of these securities could result in further dilution to investors purchasing our common stock in this offering or result in downward pressure on the price of our common stock, and our ability to raise capital in the future.

There is no public market for the common warrants.

There is no established public trading market for the common warrants, and we do not expect a market to develop. In addition, we do not intend to apply to list the common warrants on any national securities exchange or other nationally recognized trading system, including The NYSE American. Without an active market, the liquidity of the common warrants will be limited.

The common warrants in this offering are speculative in nature.

The common warrants in this offering do not confer any rights of common stock ownership on its holders, such as voting rights or the right to receive dividends, but rather merely represent the right to acquire shares of common stock at a fixed price, as the case maybe. In addition, following this offering, the market value of the common warrants, if any, is uncertain and there can be no assurance that the market value of the common warrants will equal or exceed their imputed offering price. The common warrants will not be listed or quoted for trading on any market or exchange.

Holders of the common warrants will not have rights of holders of our common stock until such warrants are exercised.

Until holders of warrants acquire shares of our common stock upon exercise of the warrants, holders of warrants will have no rights with respect to the shares of our common stock underlying such securities. Upon exercise of the warrants, the holders will be entitled to exercise the rights of a holder of our common stock only as to matters for which the record date occurs after the exercise.

A large number of shares issued in this offering may be sold in the market following this offering, which may depress the market price of our common stock.

A large number of shares issued in this offering may be sold in the market following this offering, which may depress the market price of our common stock. Sales of a substantial number of shares of our common stock in the public market following this offering could cause the market price of our common stock to decline. If there are more shares of our common stock offered for sale than buyers are willing to purchase, then the market price of our common stock may decline to a market price at which buyers are willing to purchase the offered shares of our common stock and sellers remain willing to sell the shares. All of the securities issued in the offering will be freely tradable without restriction or further registration under the Securities Act.

This is a best efforts offering, no minimum number or dollar amount of securities is required to be sold, and we may not raise the amount of capital we believe is required for our business plans.

The Placement Agent has agreed to use its reasonable best efforts to solicit offers to purchase the securities in this offering. The Placement Agent has no obligation to buy any of the securities from us or to arrange for the purchase or sale of any specific number or dollar amount of the securities. There is no required minimum number of securities that must be sold as a condition to completion of this offering. Because there is no minimum offering amount required as a condition to the closing of this offering, the actual offering amount, Placement Agent fees and proceeds to us are not presently determinable and may be substantially less than the maximum amounts set forth above. We may sell fewer than all of the securities offered hereby, which may significantly reduce the amount of proceeds received by us, and investors in this offering will not receive a refund in the event that we do not sell an amount of securities sufficient to fund research and development of our lead product candidates. Thus, we may not raise the amount of capital we believe is required for our operations in the short-term and may need to raise additional funds, which may not be available or available on terms acceptable to us.

CAPITALIZATION

The following table sets forth our actual cash and cash equivalents and capitalization, each as of September 30, 2020, and as adjusted to give effect to the issuance and sale of 18,750,000 shares of our common stock and accompanying warrants in this offering at an assumed public offering price of $0.64 per share and Warrant, which is the last reported sale price for our common stock on the NYSE American on January 8, 2021, after deducting the underwriting discounts and commissions and estimated offering expenses payable by us.

The as adjusted information set forth below is illustrative only and will be adjusted based on the actual public offering price and other terms of this offering determined at pricing. You should read this information together with our consolidated financial statements.

	As of September 30, 2020
	Actual	As Adjusted
Cash and cash equivalents	$8,209,905	19,254,905
Total Liabilities	24,241,104	24,241,104
Total Stockholders’ Equity
Common stock, $0.001 par value; 500,000,000 shares authorized, 28,514,816 shares issued and outstanding, and 47,264,816 shares outstanding, as adjusted, respectively	28,515	47,265
Additional paid-in-capital	53,974,869	65,001,119
Statutory earnings reserve	6,080,574	6,080,574
Accumulated other comprehensive loss	(1,852,602)	(1,852,602)
Retained earnings	110,857,504	110,857,504
Total stockholders’ equity	$169,088,860	$180,133,860

The number of shares of our common stock to be outstanding after this offering is based on 28,535,816 shares of common stock outstanding as of January 8, 2021 and excludes as of that date:

•        4,400,000 shares of our common stock issuable upon exercise of outstanding warrants at a weighted average exercise price of $0.7425 per share (without giving effect to any of the anti-dilution adjustment provisions thereof); and

•        18,750,000 shares of our common stock issuable upon the exercise of the Warrants offered hereby.

DILUTION

If you purchase shares of our common stock in this offering, you will experience anti-dilution to the extent of the difference between the price per share you pay in this offering and the net tangible book value per share of our common stock immediately after this offering. The net tangible book value of our common stock on September 30, 2020 was approximately $165,995,062, or approximately $5.82 per share. Net tangible book value per share is equal to the amount of our total tangible assets, less total liabilities, divided by the aggregate number of shares of our common stock outstanding.

After giving effect to the assumed sale by us of shares of our common stock in this offering at an assumed public offering price of $0.64 per share of common stock, based on the last reported sale price of our common stock on the NYSE American on January 8, 2021, after deducting the Placement Agent fees and the estimated offering expenses payable by us, our as adjusted net tangible book value as of September 30, 2020 would have been approximately $180,133,860, or approximately $3.81 per share of common stock. This represents an immediate dilution of approximately $2.01 per share to existing stockholders and an immediate anti-dilution of approximately $3.15 per share to new investors purchasing shares of our common stock in this offering. The following table illustrates this per share dilution:

Offering price per share
Net tangible book value per share as of September 30, 2020	$5.82
Decrease per share attributable to new investors in this offering	(2.01)

As adjusted net tangible book value per share as of September 30, 2020 after giving effect to this offering	$3.81
Anti-dilution per share to investors participating in this offering	$2.01

The dilution information set forth in the table above is illustrative only and will be adjusted based on the actual public offering price and other terms of this offering determined at pricing.

The number of shares of our common stock to be outstanding after this offering is based on 28,535,816 shares of common stock outstanding as of January 8, 2021 and excludes as of that date:

•        4,400,000 shares of our common stock issuable upon exercise of outstanding warrants at a weighted average exercise price of $0.7425 per share (without giving effect to any of the anti-dilution adjustment provisions thereof); and

•        18,750,000 shares of our common stock issuable upon exercise of the exercise of the Warrants offered hereby;

USE OF PROCEEDS

Assuming all of the shares offered in this offering are sold, we estimate that our net proceeds from this offering will be approximately $10 million based on an assumed offering price of $0.64, the last reported sale price of our common stock on the NYSE American on January 8, 2021 and assuming no exercise of the Warrants offered hereby. In the event that the Warrants offered hereby are exercised in full, the Company would receive an additional $12 million in proceeds. However, because this is a best efforts offering and there is no minimum offering amount required as a condition to the closing of this offering, the actual offering amount, Placement Agent’s fees and net proceeds to us are not presently determinable and may be substantially less than the maximum amounts set forth on the cover page of this prospectus.

We intend to use the net proceeds of this offering for working capital and general corporate purposes. As of the date of this prospectus, the Company cannot specify with certainty all of the particular uses for the net proceeds to be received upon the completion of this offering. The amounts and timing of its actual expenditures will depend on numerous factors, including the status of its product development efforts, sales and marketing activities, technological advances, amount of cash generated or used by its operations and competition. Accordingly, the Company’s management will have broad discretion in the application of the net proceeds and investors will be relying on the judgment of its management regarding the application of the proceeds of this offering.

MARKET PRICE OF OUR COMMON STOCK

Our common stock is listed on the NYSE American under the symbol “ITP”.

Holders

As of January 11, 2021, the last reported sales price reported on the NYSE American for our common stock was $0.6799 per share. As of the date of this prospectus, we had approximately 3,000 holders of record of our common stock. The number of record holders was determined from the records of our transfer agent and does not include beneficial owners of common stock whose shares are held in the names of various security brokers, dealers, and registered clearing agencies.

Dividends

During the last four years, we have not declared or paid any cash dividends on our capital stock, and we do not anticipate paying cash dividends in the future.

Securities authorized for issuance under Equity Compensation Plans Information

The following table provides information about our common stock that may be issued upon the exercise of options, warrants and rights under all of our existing equity compensation plans as of December 31, 2019.

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (1))
Equity compensation plans approved by security holder	0	0	0
Equity compensation plans not approved by security holder	0	0	0
	0	0	0

DIVIDEND POLICY

We have not declared any cash dividends on our Common Stock since inception and do not anticipate paying such dividends in the foreseeable future. We plan to retain any future earnings for use in our business operations. Any decisions as to future payment of cash dividends will depend on our earnings and financial position and such other factors as the board of directors deems relevant.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

You should read the following discussion and analysis of our financial condition and results of operations in conjunction with our financial statements and notes thereto appearing elsewhere in this prospectus. In addition to historical financial information, the following discussion and analysis contains forward-looking statements that involve risks, uncertainties, and assumptions. Our actual results could differ materially from those anticipated by these forward-looking statements as a result of many factors. We discuss factors that we believe could cause or contribute to these differences below and elsewhere in this prospectus, including those set forth under “Risk Factors” and “Forward-Looking Statements.”

Results of Operations for the three months ended September 30, 2020 and 2019

Revenue for the three months ended September 30, 2020 was $33,357,451, an increase of $419,534, or 1.27%, from $32,937,917 for the same period in the previous year. This was mainly due to the increase in sales volume of face mask, tissue paper products and corrugating medium paper (“CMP”).

Revenue of Offset Printing Paper, Corrugating Medium Paper and Tissue Paper Products

Revenue from sales of offset printing paper, CMP and tissue paper products for the three months ended September 30, 2020 was $33,136,349, an increase of $198,432, or 0.60%, from $32,937,917 for the third quarter of 2019. Total offset printing paper, CMP and tissue paper products sold during the three months ended September 30, 2020 amounted to 74,126 tonnes, an increase of 1,880 tonnes, or 2.60%, compared to 72,246 tonnes sold in the comparable period in the previous year. The changes in revenue dollar amount and in quantity sold for the three months ended September 30, 2020 and 2019 are summarized as follows:

	Three Months Ended September 30, 2020		Three Months Ended September 30, 2019		Change in		Percentage Change
Sales Revenue	Quantity (Tonne)	Amount	Quantity (Tonne)	Amount	Quantity (Tonne)	Amount	Quantity	Amount
Regular CMP	48,107	$19,553,861	47,487	$19,332,044	620	$221,817	1.31%	1.15%
Light-Weight CMP	12,884	$5,076,133	12,721	$5,017,008	163	$59,125	1.28%	1.18%
Total CMP	60,991	$24,629,994	60,208	$24,349,052	783	$280,942	1.30%	1.15%
Offset Printing Paper	10,280	$6,126,303	10,198	$7,037,582	82	$(911,279)	0.80%	(12.95)%
Tissue Paper Products	2,855	$2,380,052	1,840	$1,551,283	1,015	$828,769	55.16%	53.42%
Total CMP, Offset Printing Paper and Tissue Paper Revenue	74,126	$33,136,349	72,246	$32,937,917	1,880	$198,432	2.60%	0.60%

Monthly sales revenue for the 24 months ended September 30, 2020, are summarized below:

Monthly Revenue of Products
October 2018 Through September 2020
USD in Thousands
10,000
9,000
8,000
7,000
6,000
5,000
4,000
3,000
2,000
1,000
-
2018_Oct
2018_Nov
2018_Dec
2019_Jan
2019_Feb
2019_Mar
2019_Apr
2019_May
2019_Jun
2019_Jul
2019_Aug
2019_Sep
2019_Oct
2019_Nov
2019_Dec
2020_Jan
2020_Feb
2020_Mar
2020_Apr
2020_May
2020_Jun
2020_Jul
2020_Aug
2020_Sep
Month
Regular CMP
Light-Weight CMP
Total CMP
Offset Printing Paper
Tissue Paper Products

The Average Selling Prices (ASPs) for our main products in the three months ended September 30, 2020 and 2019 are summarized as follows:

	Offset Printing Paper ASP	Regular CMP ASP	Light-Weight CMP ASP	Tissue Paper Products ASP
Three Months ended September 30, 2019	$690	$407	$394	$843
Three Months ended September 30, 2020	$596	$406	$394	$834
Decrease from comparable period in the previous year	$(94)	$(1)	$—	$(9)
Decrease by percentage	-13.62%	-0.25%	0.00%	-1.07%

The following chart shows the month-by-month ASPs for the 24-month period ended September 30, 2020:

Monthly Product ASPs
October 2018 Through September 2020
Selling Price/Tonne
1,600
1,400
1,200
1,000
800
600
400
200
0
2018_Oct
2018_Nov
2018_Dec
2019_Jan
2019_Feb
2019_Mar
2019_Apr
2019_May
2019_Jun
2019_Jul
2019_Aug
2019_Sep
2019_Oct
2019_Nov
2019_Dec
2020_Jan
2020_Feb
2020_Mar
2020_Apr
2020_May
2020_Jun
2020_Jul
2020_Aug
2020_Sep
Month
Regular CMP ASP
Offset Printing Paper ASP
Light-Weight CMP ASP
Tissue Paper Products

Corrugating Medium Paper

Revenue from CMP amounted to $24,629,994 (74.33% of the total offset printing paper, CMP and tissue paper products revenues) for the three months ended September 30, 2020, representing an increase of $280,943, or 1.15%, from $24,349,052 for the comparable period in 2019.

We sold 60,991 tonnes of CMP in the three months ended September 30, 2020 as compared to 60,209 tonnes for the same period in 2019, representing a 1.30% increase in quantity sold

ASP for regular CMP dropped from $407/tonne for the three months ended September 30, 2019 to $406/tonne for the three months ended September 30, 2020, representing a 0.25% decrease. ASP in RMB for regular CMP for the third quarter of 2019 and 2020 was RMB2,846 and RMB2,816, respectively, representing a 1.05% decrease. The quantity of regular CMP sold increased by 620 tonnes, from 47,487 tonnes in the third quarter of 2019 to 48,107 tonnes in the third quarter of 2020.

ASP for light-weight CMP were $394/tonne for the three months ended September 30, 2019 and 2020. ASP in RMB for light-weight CMP for the third quarter of 2019 and 2020 was RMB2,758 and RMB2,727, respectively, representing a 1.12% decrease. The quantity of light-weight CMP sold increased by 163 tonnes, from 12,721 tonnes in the third quarter of 2019, to 12,884 tonnes in the third quarter of 2020.

Our PM6 production line, which produces regular CMP, has a designated capacity of 360,000 tonnes/year. The utilization rates for the third quarter of 2020 and 2019 were 53.77% and 53.19%, respectively, representing an increase of 0.58%.

Quantities sold for regular CMP that was produced by the PM6 production line from October 2018 to September 2020 are as follows:

360k t/a Corrugating Medium Paper (PM6)
Quantities Produced and Sold
Tonnes Produced & Sold
18,000
16,000
14,000
12,000
10,000
8,000
6,000
4,000
2,000
0
2018_Oct
2018_Nov
2018_Dec
2019_Jan
2019_Feb
2019_Mar
2019_Apr
2019_May
2019_Jun
2019_Jul
2019_Aug
2019_Sep
2019_Oct
2019_Nov
2019_Dec
2020_Jan
2020_Feb
2020_Mar
2020_Apr
2020_May
2020_Jun
2020_Jul
2020_Aug
2020_Sep

Tissue Paper Products

We produce tissue paper products, including toilet paper, boxed and soft-packed tissues, handkerchief tissues and paper napkins, as well as bathroom and kitchen paper towels that are marketed and sold under the brand “Qingmu”. In December 2018 and November 2019, we completed the construction, installation and test of operation of our PM8 and PM9 production lines. We launched the complete line of processing base tissue paper with designated capacity of 15,000 tonnes/year, and producing finished tissue paper products with designated capacity of 15,000 tonnes/year.

Revenue from tissue paper products was $2,380,052 (7.18% of the total offset printing paper, CMP and tissue paper products revenues) for the three months ended September 30, 2020, representing an increase of $828,769, or 53.42%, from $1,551,283 for the three months ended September 30, 2019. We sold 2,855 tonnes of tissue paper in the third quarter of 2020, as compared to 1,840 tonnes in the comparable period of 2019, representing an increase of 1,015 tonnes, or 55.16%. Except for the production suspension in the first quarter of 2020, the production and sales of tissue paper products have been growing up steadily since the launch of PM8 and PM9 in December 2018 and November 2019.

ASP for tissue paper products decreased from $843/tonne for the three months ended September 30, 2019 to $834/tonne for the three months ended September 30, 2020, representing a 1.07% decrease. ASP in RMB for tissue paper products for the third quarter of 2019 and 2020 was RMB5,912 and RMB5,766, respectively, representing a 2.47% decrease. The quantity of tissue paper products sold increased by 1,015 tonnes, from 1,840 tonnes in the third quarter of 2019, to 2,855 tonnes in the third quarter of 2020.

Offset printing paper

Revenue from offset printing paper was $6,126,303 (18.49% of the total offset printing paper, CMP and tissue paper products revenues) for the three months ended September 30, 2020, representing a decrease of $911,279, or 12.95%, from $7,037,582 for the three months ended September 30, 2019. This is mainly due to the decrease in ASP of offset printing paper. We sold 10,280 tonnes of offset printing paper in the third quarter of 2020, as compared to 10,198 tonnes in the comparable period of 2019, an increase of 82 tonnes, or 0.80%. ASPs for offset printing paper for the third quarter of 2019 and 2020 were $690 and $596, respectively, representing a 13.62% decrease. ASP in RMB for offset printing paper for the third quarter of 2019 and 2020 was RMB4,779 and RMB4,159, respectively, representing a 12.97% decrease.

Revenue of Face Mask

On April 29, 2020, we launched a production line of non-medical single-use face masks, following the completion of raw materials preparation, trial run of the equipment and the sample products inspection. Revenue generated from selling face masks were $221,102 for the three months ended September 30, 2020. We sold 3,576 thousand pieces of face masks in the third quarter of 2020.

Cost of Sales

Total cost of sales for CMP, offset printing paper and tissue paper products for the quarter ended September 30, 2020 was $30,593,395, an increase of $3,030,210, or 10.99%, from $27,563,185 for the comparable period in 2019. This was mainly due to the increase in material costs.

Cost of sales for CMP was $22,898,910 for the quarter ended September 30, 2020, as compared to $20,711,656 for the comparable period in 2019. The increase in the cost of sales of $2,187,254 for CMP was mainly due to the increase in average cost of sales. Average cost of sales per tonne for CMP increased by 9.01%, from $344 in the third quarter of 2019 to $375 in the third quarter of 2020. The increase in average cost of sales was mainly attributable to the higher average unit purchase costs (net of applicable value added tax) of recycled paper board in third quarter of 2020 compared to the third quarter of 2019.

Cost of sales for offset printing paper was $4,969,350 for the quarter ended September 30, 2020, as compared to $4,696,459 for the comparable period in 2019. Average cost of sales per tonne of offset printing paper increased by 4.77%, from $461 in the three months ended September 30, 2019, to $483 during the comparable period in 2020. The increase in average cost of sales of offset printing paper was mainly due to the increase in average unit purchase costs(net of applicable value added tax) of recycled white scrap paper.

Cost of sales for tissue paper products was $2,725,135 for the quarter ended September 30, 2020, as compared to $2,155,070 for the comparable period in 2019. The increase in the cost of sales of $570,065 for tissue paper products was mainly due to the increase in sales volume of tissue paper products, partially offset by the decrease in average cost of sales. Average cost of sales per tonne of tissue paper products decreased by 18.45%, from $1,171 in the three months ended September 30, 2019, to $955 for the comparable period in 2020. This is mainly due to the decrease in cost of tissue base paper.

Changes in cost of sales and cost per tonne by product for the quarters ended September 30, 2020 and 2019 are summarized below:

	Three Months Ended September 30, 2020			Three Months Ended September 30, 2019			Change in			Change in percentage
	Cost of Sales	Cost per Tonne		Cost of Sales	Cost per Tonne		Cost of Sales	Cost per Tonne		Cost of Sales	Cost per Tone
Regular CMP	$18,301,720		$380	$16,493,658		$347	$1,808,062		$33	10.96%	9.51%
Light-Weight CMP	$4,597,190		$357	$4,217,998		$332	$379,192		$25	8.99%	7.53%
Total CMP	$22,898,910		$375	$20,711,656		$344	$2,187,254		$31	10.56%	9.01%
Offset Printing Paper	$4,969,350		$483	$4,696,459		$461	$272,891		$22	5.81%	4.77%
Tissue Paper Products	$2,725,135		$955	2,155,070		$1,171	$570,065		$(216)	26.45%	-18.45%
Total CMP, Offset Printing Paper and Tissue Paper	$30,593,395	$	n/a	$27,563,185	$	n/a	$3,030,210	$	n/a	10.99%	n/a

Our average unit purchase costs (net of applicable value added tax) of recycled paper board and recycled white scrap paper in the three months ended September 30, 2020 were RMB 1,754/tonne (approximately $251/tonne) and RMB 2,078/tonne (approximately $297/tonne), as compared to RMB 1,372/tonne (approximately $200/tonne) and RMB 1,770/tonne (approximately $258/tonne) for the three months ended September 30, 2019. These changes (in US dollars) represent a year-over-year increase of 25.50% for the recycled paper board. We use domestic recycled paper (sourced mainly from the Beijing-Tianjin metropolitan area) exclusively. Although we do not rely on imported recycled paper, the pricing of which tends to be more volatile than domestic recycled paper, our experience suggests that the pricing of domestic recycled paper bears some correlation to the pricing of imported recycled paper.

The pricing trends of our major raw materials for the 24-month period from October 2018 to September 2020 are shown below:

Major Raw Material Monthly Average Cost
October 2018 Through September 2020
USD per Metric Ton
1,200
1,000
800
600
400
200
-
2018_Oct
2018_Nov
2018_Dec
2019_Jan
2019_Feb
2019_Mar
2019_Apr
2019_May
2019_Jun
2019_Jul
2019_Aug
2019_Sep
2019_Oct
2019_Nov
2019_Dec
2020_Jan
2020_Feb
2020_Mar
2020_Apr
2020_May
2020_Jun
2020_Jul
2020_Aug
2020_Sep
Month
Average Cost of Recycled Paper Board
Average Cost of Recycled White Scrap Paper
Average Cost of Tissue Base Paper

Electricity and gas are our two main energy sources. Electricity and gas accounted for approximately 4% and 10.9% of total sales in the third quarter of 2020, respectively, compared to 5% and 10.4% of total sales in the third quarter of 2019. The monthly energy cost as a percentage of total monthly sales of our main paper products for the 24 months ended September 30, 2020 are summarized as follows:

Energy Cost to Total Sales
October 2018 Through September 2020
35.00%
30.00%
25.00%
20.00%
15.00%
10.00%
5.00%
0.00%
2018_Oct
2018_Nov
2018_Dec
2019_Jan
2019_Feb
2019_Mar
2019_Apr
2019_May
2019_Jun
2019_Jul
2019_Aug
2019_Sep
2019_Oct
2019_Nov
2019_Dec
2020_Jan
2020_Feb
2020_Mar
2020_Apr
2020_May
2020_Jun
2020_Jul
2020_Aug
2020_Sep
Month
Electricity Cost to Total Sales
Gas Cost to Total Sales
Total Energy Cost to Total Sales

Gross Profit

Gross profit for the three months ended September 30, 2020 was $2,567,551 (7.70% of the total revenue), representing a decrease of $2,807,181, or 52.23%, from the gross profit of $5,374,732 (16.32% of the total revenue) for the three months ended September 30, 2019, as a result of factors described above.

Offset Printing Paper, CMP and Tissue Paper Products

Gross profit for offset printing paper, CMP and tissue paper products for the three months ended September 30, 2020 was $2,542,954, a decrease of $2,831,778, or 52.69%, from the gross profit of $5,374,731 for the three months ended September 30, 2019. The decrease was mainly the result of the factors discussed above.

The overall gross profit margin for offset printing paper, CMP and tissue paper products decreased by 8.65 percentage points, from 16.32% for the three months ended September 30, 2019, to 7.67% for the three months ended September 30, 2020.

Gross profit margin for regular CMP for the three months ended September 30, 2020 was 6.40%, or 8.28 percentage points lower, as compared to gross profit margin of 14.68% for the three months ended September 30, 2019. Such decrease was mainly due to the increase in cost of recycled paper board in the third quarter of 2020.

Gross profit margin for light-weight CMP for the three months ended September 30, 2020 was 9.44%, or 6.49 percentage points lower, as compared to gross profit margin of 15.93% for the three months ended September 30, 2019. The decrease was mainly due to the increase in cost of recycled paper board in the third quarter of 2020.

Gross profit margin for offset printing paper was 18.89% for the three months ended September 30, 2020, a decrease of 14.38 percentage points, as compared to 33.27% for the three months ended September 30, 2019. The decrease was mainly due to the increase in cost of recycled white scrap paperand decrease in ASP of offset printing paper.

Gross profit margin for tissue paper products for the three months ended September 30, 2020 was -14.50%, or 24.42 percentage points higher, as compared to gross profit margin of -38.92% for the three months ended September 30, 2019. The increase was mainly due to increase in sales volume and decrease in cost of base paper, partially offset by decrease in ASP of tissue paper products in the third quarter of 2020.

Monthly gross profit margins on the sales of our CMP and offset printing paper for the 24-month period ended September 30, 2020 are as follows:

Monthly Gross Profit Margin
(Excluding Tissue Paper Products)
October 2018 Through September 2020
40%
30%
20%
10%
0%
-10%
-20%
-30%
-40%
2018_Oct
2018_Nov
2018_Dec
2019_Jan
2019_Feb
2019_Mar
2019_Apr
2019_May
2019_Jun
2019_Jul
2019_Aug
2019_Sep
2019_Oct
2019_Nov
2019_Dec
2020_Jan
2020_Feb
2020_Mar
2020_Apr
2020_May
2020_Jun
2020_Jul
2020_Aug
2020_Sep
Month
Regular CMP GP Margin
Light-Weight CMP Margin
Offset Printing Paper GP Margin

Face Masks

Gross profit for face masks for the three months ended September 30, 2020 was $24,598, representing a gross margin of 11.13%.

Selling, General and Administrative Expenses

Selling, general and administrative expenses for the three months ended September 30, 2020 were $2,390,920, an increase of $366,373, or 18.10% from $2,024,547 for the three months ended September 30, 2019. The increase was mainly due to additional expenditure on investment relation activities (e.g. consultancy, board meeting etc.) in the third quarter of 2020 and reversal of over-provision of lease expenses for the lands of Heibei Tengsheng in the third quarter of 2019.

Income (Loss) from Operations

Operating income for the quarter ended September 30, 2020 was $176,631, a decrease of $3,172,675, or 94.73%, from $3,349,306 for the quarter ended September 30, 2019. The decrease in income from operations was primarily due to the decrease in gross profit and increase in selling, general and administrative expenses.

Other Income and Expenses

Interest expense for the three months ended September 30, 2020 increased by $21,451, from $236,987 in the three months ended September 30, 2019, to $258,438. The Company had short-term and long-term interest-bearing loans, related party loans and leasing obligations that aggregated $16,060,576 as of September 30, 2020, as compared to $15,495,765 as of September 30, 2019.

Net Income (Loss)

As a result and the factors discussed above, net loss was $520,974 for the quarter ended September 30, 2020, representing a decrease of $2,859,001, or 122.28%, from net income of $2,338,027 for the quarter ended September 30, 2019.

Results of Operations for the nine months ended September 30, 2020 and 2019

Revenue for the nine months ended September 30, 2020 was $68,463,575, a decrease of $15,544,582, or 18.5%, from $84,008,157 for the same period in the previous year.

Revenue of Offset Printing Paper, Corrugating Medium Paper and Tissue Paper Products

Revenue from sales of offset printing paper, CMP and tissue paper products for the nine months ended September 30, 2020 was $67,396,920, a decrease of $16,611,237, or 19.77%, from $84,008,157 for the nine months ended September 30, 2019. This was mainly due to the decrease in sales volume of Regular CMP and offset printing paper and the decrease in ASP of CMP, offset printing paper and tissue paper products. Total quantities of offset printing paper, CMP and tissue paper products sold during the nine months ended September 30, 2020 amounted to 158,644 tonnes, a decrease of 19,312 tonnes, or 10.85%, compared to 177,956 tonnes sold during the nine months ended September 30, 2019. Total quantities of CMP and offset printing paper sold decreased by 21,538 tonnes in the nine months of 2020 as compared to the same period of 2019. We sold 6,923 tonnes of tissue paper products in the nine months of 2020 as opposed to 4,697 tonnes in the same period of 2019. CMP production was suspended in mid-January to early March 2020 due to Chinese New Year and COVID-19 outbreak. We resumed full capacity of CMP production in May 2020. The production of offset printing paper was suspended duringJanuary to May 2020 and resumed in June 2020. The changes in revenue and quantity sold for the nine months ended September 30, 2020 and 2019 are summarized as follows:

A summary of the above changes and further analyses of the changes in our sales revenue are as follows:

	Nine Months Ended September 30, 2020		Nine Months Ended September 30, 2019		Change in		Percentage Change
Sales Revenue	Quantity (Tonne)	Amount	Quantity (Tonne)	Amount	Quantity (Tonne)	Amount	Quantity	Amount

Regular CMP	108,874	$42,647,898	121,774	$52,440,243	(12,900)	$(9,792,345)	-10.59%	-18.67%
Light-Weight CMP	30,384	$11,594,324	32,728	$13,692,911	(2,344)	$(2,098,587)	-7.16%	-15.33%
Total CMP	139,258	$54,242,222	154,502	$66,133,154	(15,244)	$(11,890,932)	-9.87%	-17.98%
Offset Printing Paper	12,463	$7,388,491	18,757	$13,274,547	(6,294)	$(5,886,056)	-33.56%	-44.34%
Tissue Paper Products	6,923	$5,766,207	4,697	4,600,456	2,226	$1,165,751	47.39%	25.34%
Total CMP, Offset Printing Paper and Tissue Paper Revenue	158,644	$67,396,920	177,956	$84,008,157	(19,312)	$(16,611,237)	-10.85%	-19.77%

ASPs for our main products in the six-month period ended September 30, 2020 and 2019 are summarized as follows:

	Offset Printing Paper ASP	Regular CMP ASP	Light-Weight CMP ASP	Tissue Paper Products ASP
Nine Months Ended September 30, 2019	$708	$431	$418	$979
Nine Months Ended September 30, 2020	$593	$392	$382	$833
Decrease from comparable period in the previous year	$-115	$-39	$-36	$-146
Decrease by percentage	-16.24%	-9.05%	-8.61%	-14.91%

Revenue of Face Mask

Revenue generated from selling face mask were $1,066,654 for the nine months ended September 30, 2020. We sold 9,856 thousand pieces of face masks in the third quarter of 2020.

Cost of Sales

Total cost of sales for CMP, offset printing paper and tissue paper products in the nine months ended September 30, 2020 was $62,968,256, a decrease of $12,949,506, or 17.06%, from $75,917,762 for the nine months ended September 30, 2019. This was mainly a result of the decrease in volume sold, partially offset by decrease in cost of materials. Cost of sales for CMP was $49,838,234 for the nine months ended September 30, 2020, as compared to $60,759,533 in the same period of 2019. The decrease in the cost of sales of $10,921,299 for CMP was mainly due to the decrease in the quantities of regular CMP sold, partially offset by the decrease in cost of recycled paper board in the nine months of 2020. Average cost of sales per tonne for CMP decreased by 8.91%, from $393 for the nine months ended September 30, 2019, to $358 in the same period of 2020. The decrease was mainly attributable to the lower average unit purchase costs (net of applicable value added tax) of recycled paper board. Cost of sales for offset printing paper was $5,932,881 for the nine months ended September 30, 2020, as compared to $9,313,615 in the same period of 2019. Average cost of sales per tonne of offset printing paper decreased by 4.23%, from $497 for the nine months ended September 30, 2019, to $476 in the same period of 2020. Cost of sales for tissue paper products was $7,197,141 for the nine months ended September 30, 2020, as compared to $5,844,614 in the same period of 2019. Average cost of sales per tonne of tissue paper products decreased by 16.40%, from $1,244 for the nine months ended September 30, 2019, to $1,040 for the same period of 2020.

Changes in cost of sales and cost per tonne by product for the nine months ended September 30, 2020 and 2019 are summarized below:

	Nine Months Ended September 30, 2020			Nine Months Ended September 30, 2019			Change in			Change in percentage
	Cost of Sales	Cost per Tonne		Cost of Sales	Cost per tonne		Cost of Sales	Cost per Tonne		Cost of Sales	Cost per Tone
Regular CMP	$39,545,909		$363	$48,038,937		$394	$(8,493,028)		$(31)	-17.68%	-7.87%
Light-Weight CMP	$10,292,325		$339	$12,720,596		$389	$(2,428,271)		$(50)	-19.09%	-12.85%
Total CMP	$49,838,234		$358	$60,759,533		$393	$(10,921,299)		$(35)	-17.97%	-8.91%
Offset Printing Paper	$5,932,881		$476	$9,313,615		$497	$(3,380,734)		$(21)	-36.30%	-4.23%
Tissue Paper Products	$7,197,141		$1,040	$5,844,614		$1,244	1,352,527		$(204)	23.14%	-16.40%
Total CMP, Offset Printing Paper and Tissue Paper Revenue	$62,968,256	$	n/a	$75,917,762	$	n/a	$(12,949,506)	$	n/a	-17.06%	n/a %

Gross Profit

Gross profit for the nine months ended September 30, 2020 was $4,956,662 (7.24% of the total revenue), representing a decrease of $3,133,733, or 38.73%, from the gross profit of $8,090,395 (9.63% of the total revenue) for the nine months ended September 30, 2019. The decrease was mainly due to (i) the decrease in quantities sold of CMP and offset printing paper and (ii) the decrease of ASP of CMP, offset printing paper and tissue paper products, partially offset by the decrease of material purchase price of CMP and tissue paper products.

Offset Printing Paper, CMP and Tissue Paper Products

Gross profit for offset printing paper, CMP and tissue paper products for the nine months ended September 30, 2020 was $4,428,664, a decrease of $3,661,731, or 45.26%, from the gross profit of $8,090,395 for the nine months ended September 30, 2019. The decrease was mainly the result of the factors discussed above.

The overall gross profit margin for offset printing paper, CMP and tissue paper products decreased by 3.06 percentage points, from 9.63% for the nine months ended September 30, 2019, to 6.57% for the nine months ended September 30, 2020.

Gross profit margin for regular CMP for the nine months ended September 30, 2020 was 7.27%, or 1.12 percentage points lower, as compared to gross profit margin of 8.39% for the nine months ended September 30, 2019. Such decrease was primarily due to decrease of decrease in ASP of regular CMP, partially offset by the decrease in material purchase price.

Gross profit margin for light-weight CMP for the nine months ended September 30, 2020 was 11.23%, or 4.13 percentage points higher, as compared to gross profit margin of 7.10% for the nine months ended September 30, 2019.

Gross profit margin for offset printing paper was 19.70% for the nine months ended September 30, 2020, a decrease of 10.14 percentage points, as compared to 29.84% for the nine months ended September 30, 2019. Such decrease was mainly due to the decrease in ASP of offset printing paper.

Gross profit margin for tissue paper products was -24.82% for the nine months ended September 30, 2020, an increase of 2.22 percentage points, as compared to -27.04% for the nine months ended September 30, 2019.

Face Masks

Gross profit for face masks for the nine months ended September 30, 2020 was $527,997, representing a gross margin of 49.5%.

Selling, General and Administrative Expenses

Selling, general and administrative expenses for the nine months ended September 30, 2020 were $8,445,356, an increase of $1,031,477, or 13.91% from $7,413,879 for the nine months ended September 30, 2019. The increase was net impact of the issuance of 2,000,000 shares of common stock valued at $1,200,000 to officers, directors and employees and the issuance of 60,000 shares of common stock valued at $42,000 to a consultant and a decrease in sales commission to staff.

Income (Loss) from Operations

Operating loss for the nine months ended September 30, 2020 was $3,488,694, a decrease of $4,195,728, or 593.43%, from income from operations of $707,034 for the nine months ended September 30, 2019. The decrease was primarily due to the decrease in gross profit and the increase in selling, general and administrative expenses.

Other Income and Expenses

Interest expense for the nine months ended September 30, 2020 increased by $13,565, from $731,027 for the nine months ended September 30, 2019, to $744,592. The Company had short-term and long-term interest-bearing loans and lease obligation that aggregated $16,060,576 as of September 30, 2020, as compared to $15,495,765 as of September 30, 2019.

Net Loss

As a result of the above, net loss was $3,937,292 for the nine months ended September 30, 2020, representing a decrease of $4,002,794, or 6110.95%, from net income of $65,502 for nine months ended September 30, 2019.

Accounts Receivable

Net accounts receivable increased by $353,063, or 11.32%, to $3,472,374 as of September 30, 2020, as compared with $3,119,311 as of December 31, 2019. We usually collect accounts receivable within 30 days of delivery and completion of sales.

Inventories

Inventories consist of raw materials (accounting for 80.81% of total value of inventory as of September 30, 2020), semi-finished goods and finished goods. As of September 30, 2020, the recorded value of inventory increased by 433.94% to $8,582,912 from $1,607,463 as of December 31, 2019. As of September 30, 2020, the inventory of recycled paper board, which is the main raw material for the production of CMP, was $5,512,274, approximately $5,472,242, or 13669.67%, higher than the balance as of December 31, 2019. Due to the volatility of recycled paper board and recycled white scrap paper prices, a minimum level of inventory was maintained at the end of 2019.

A summary of changes in major inventory items is as follows:

	September 30, 2020	December 31, 2019	$ Change	% Change
Raw Materials
Recycled paper board	$5,512,274	$40,032	5,472,242	13669.67%
Recycled white scrap paper	1,016,905	10,541	1,006,364	9547.14%
Tissue base paper	148,573	122,648	25,925	21.14%
Gas	46,891	41,675	5,216	12.52%
Mask fabric and other raw materials	210,914	171,287	39,627	23.13%
Total Raw Materials	6,935,557	386,183	6,549,374	1695.93%
Semi-finished Goods	145,069	83,266	61,803	74.22%
Finished Goods	1,502,286	1,212,849	289,437	23.86%
Total inventory, gross	8,582,912	1,682,298	6,900,614	410.19%
Inventory reserve	—	(74,835)	74,835	-100.00%
Total inventory, net	$8,582,912	$1,607,463	6,975,449	433.94%

Renewal of operating lease

On August 7, 2013, the Company’s Audit Committee and the Board of Directors approved the sale of the land use right of the Headquarters Compound (the “LUR”), the office building and essentially all industrial-use buildings in the Headquarters Compound (the “Industrial Buildings”), and three employee dormitory buildings located within the Headquarters Compound (the “Dormitories”) to Hebei Fangsheng for cash prices of approximately $2.77 million, $1.15 million, and $4.31 million respectively. In connection with the sale of the Industrial Buildings, Hebei Fangsheng agreed to lease the Industrial Buildings back to the Company for its original use for a term of up to three years, with an annual rental payment of approximately $143,078 (RMB1,000,000). The lease agreement expired in August 2016. On August 6, 2016 and August 6, 2018, the Company entered into two supplementary agreements with Hebei Fangsheng, who agreed to extend the lease term to August 9, 2022 with the same rental payment as provided for in the original lease agreement. The accrued rental owed to Hebei Fangsheng was $nil and $56,552 as of September 30, 2020 and December 31, 2019, respectively, and such amounts were recorded as part of the current liabilities.

Capital Expenditure Commitment as of September 30, 2020

On May 5, 2020, the Company announced it planned the commercial launch of a new tissue paper production line PM10 and the Company signed an agreement to purchase paper machine with paper machine supplier. The Company expected the new tissue paper production line to be launched after the completion of trial run.

As of September 30, 2020, we had approximately $4 million in capital expenditure commitments that were mainly related to the purchase of paper machine of PM10 and the improvement of Industrial Buildings. These commitments are expected to be financed by bank loans and cash flows generated from our business operations.

Financing with Sale-Leaseback

The Company entered into a sale-leaseback arrangement (the “Lease Financing Agreement”) with TAC Leasing Co., Ltd.(“TLCL”) on August 6, 2020, for a total financing proceeds in the amount of RMB 16 million (approximately US$2.3 million). Under the sale-leaseback arrangement, Hebei Tengsheng sold the Leased Equipment to TLCL for 16 million (approximately US$2.3 million). Concurrent with the sale of equipment, Hebei Tengsheng leases back the equipment sold to TLCL for a lease term of three years. At the end of the lease term, Hebei Tengsheng may pay a nominal purchase price of RMB 100 (approximately $15) to TLCL and buy back the Leased Equipment. The Leased Equipment in amount of $2,349,452 was recorded as right-of-use assets and the net present value of the minimum lease payments was recorded as lease liability and calculated with TLCL’s implicit interest rate of 15.6% per annum and stated at $567,099 at the inception of the lease on August 17, 2020.

Hebei Tengsheng made two payments due according to the schedule. As of September 30, 2020, the balance of Leased Equipment net of amortization was $2,336,399. The lease liability were $385,650 and its current portion in the amount of $168,546 as of September 30, 2020.

Amortization of the Leased Equipment was $12,718 for the three and nine months ended September 30, 2020. Total interest expenses for the sale-leaseback arrangement was $7,172 for the three and nine months ended September 30, 2020.

As a result of the sale and leaseback, a deferred gain in the amount of $430,695 was recorded. The deferred gain is amortized over the lease term and as an offset to amortization of the Leased Equipment.

Cash and Cash Equivalents

Our cash, cash equivalents and restricted cash as of September 30, 2020 was $8,209,905, an increase of $2,372,160, from $5,837,745 as of December 31, 2019. The increase of cash and cash equivalents for the nine months ended September 30, 2020 was attributable to a number of factors:

i. Net cash provided by operating activities

Net cash provided by operating activities was $2,369,487 for the nine months ended September 30, 2020. The balance represented a decrease of cash of $2,229,547, or 48.48%, from $4,599,034 provided for the nine months ended September 30, 2019. Net loss for the nine months ended September 30, 2020 was $3,937,292, representing a decrease of $4,002,794, or 6110.95%, from a net income of $65,502 for the nine months ended September 30, 2019. Changes in various asset and liability account balances throughout the nine months ended September 30, 2020 also contributed to the net change in cash from operating activities in nine months ended September 30, 2020. Chief among such changes is the increase of accounts receivable in the amount of $272,857 during the nine months of 2020. There was also an increase of $6,758,500 in the ending inventory balance as of September 30, 2020 (a decrease to net cash for the nine months ended September 30, 2020 cash flow purposes). In addition, the Company had non-cash expenses relating to depreciation and amortization in the amount of $11,301,703. The Company also had a net decrease of $2,099,669 in prepayment and other current assets (an increase to net cash) and a net decrease of $432,206 in other payables and accrued liabilities and related parties (an increase to net cash), as well as a decrease in income tax payable of $795,487 (a decrease to net cash) during the nine months ended September 30, 2020.

ii. Net cash used in investing activities

We incurred $2,571,949 in net cash expenditures for investing activities during the nine months ended September 30, 2020, as compared to $6,449,181 for the same period of 2019. Payments in the nine months ended September 30, 2020 were for the payment of Heibei Tengsheng acquisition, PM10 paper machine and expenditures on improvement of Industrial Buildings.

iii. Net cash provided by financing activities

Net cash provided by financing activities was proceeds from issuance of shares and warrants and repayment of lease liability of $2,241,043 for the nine months ended September 30, 2020, as compared to net cash used in financing activities in the amount of $5,224,295 for the nine months ended September 30, 2019.

Short-term bank loans

	September 30, 2020	December 31, 2019
Industrial and Commercial Bank of China (“ICBC”) Loan 1	$6,314,151	$6,163,814
Total short-term bank loans	$6,314,151	$6,163,814

On December 20, 2019, the Company entered into a working capital loan agreement with the ICBC, with a balance of $6,314,151 and $6,163,814 as of September 30, 2020 and December 31, 2019, respectively. The working capital loan was secured by the Land use right of Dongfang Paper as collateral for the benefit of the bank. The loan bears a fixed interest rate of 4.785% per annum. The loan will be due and repaid by December 23, 2020.

As of September 30, 2020, there were guaranteed short-term borrowings of $6,314,151 and unsecured bank loans of $nil. As of December 31, 2019, there were guaranteed short-term borrowings of $6,163,814 and unsecured bank loans of $nil.

The average short-term borrowing rates for the three months ended September 30, 2020 and 2019 were approximately 4.79% and 4.77%, respectively. The average short-term borrowing rates for the nine months ended September 30, 2020 and 2019 were approximately 4.79% and 4.76%, respectively.

Long-term loans from credit union

As of September 30, 2020 and December 31, 2019, loans payable to Rural Credit Union of Xushui District, amounted to $9,192,229 and $8,973,367, respectively.

On April 16, 2014, the Company entered into a loan agreement with the Rural Credit Union of Xushui District for a term of 5 years, which was originally due in various installments from June 21, 2014 to November 18, 2018. The loan is guaranteed by an independent third party. Interest payment is due quarterly and bears the rate of 0.64% per month. On November 6, 2018, the loan was renewed for additional 5 years and will be due and payable in various installments from December 21, 2018 to November 5, 2023. As of September 30, 2020 and December 31, 2019, total outstanding loan balance was $1,262,830 and $1,232,763, respectively. Out of the total outstanding loan balance, current portion amounted were $176,209 and $143,345 as of September 30, 2020 and December 31, 2019, respectively, which are presented as current liabilities in the consolidated balance sheet and the remaining balance of $1,086,621 and $1,089,418 are presented as non-current liabilities in the consolidated balance sheet as of September 30, 2020 and December 31, 2019, respectively.

On July 15, 2013, the Company entered into a loan agreement with the Rural Credit Union of Xushui District for a term of 5 years, which was originally due and payable in various installments from December 21, 2013 to July 26, 2018. On June 21, 2018, the loan was extended for additional 5 years and will be due and payable in various installments from December 21, 2018 to June 20, 2023. The loan is secured by certain of the Company’s manufacturing equipment with net book value of $2,690,540 and $3,935,270 as of September 30, 2020 and December 31, 2019, respectively. Interest payment is due quarterly and bears a fixed rate of 0.64% per month. As of September 30, 2020 and December 31, 2019, the total outstanding loan balance was $3,671,018 and $3,583,613, respectively. Out of the total outstanding loan balance, current portion amounted were $249,629 and $172,013 as of September 30, 2020 and December 31, 2019, respectively, which are presented as current liabilities in the consolidated balance sheet and the remaining balance of $3,421,389 and $3,411,600 are presented as non-current liabilities in the consolidated balance sheet as of September 30, 2020 and December 31, 2019, respectively.

On April 17, 2019, the Company entered into a loan agreement with the Rural Credit Union of Xushui District for a term of 2 years, which was due and payable in various installments from August 21, 2019 to April 16, 2021. The loan is secured by Hebei Tengsheng with its land use right as collateral for the benefit of the bank. Interest payment is due quarterly and bears a fixed rate of 0.6% per month. As of September 30, 2020 and December 31, 2019, the total outstanding loan balance was $2,349,452 and $2,293,512, respectively. Out of the total outstanding loan balance, current portion amounted were $2,349,452 and $1,146,756 as of September 30, 2020 and December 31, 2019, respectively, which are presented as current liabilities in the consolidated balance sheet and the remaining balance of $nil and $1,146,756 are presented as non-current liabilities in the consolidated balance sheet as of September 30, 2020 and December 31, 2019, respectively.

On December 12, 2019, the Company entered into a loan agreement with the Rural Credit Union of Xushui District for a term of 2 years, which is due and payable in various installments from June 21, 2020 to December 11, 2021. The loan is secured by Hebei Tengsheng with its land use right as collateral for the benefit of the bank. Interest payment is due monthly and bears a fixed rate of 7.56% per annum. As of September 30, 2020 and December 31, 2019, the total outstanding loan balance was $1,908,929 and $1,863,479, respectively. Out of the total outstanding loan balance, current portion amounted were $1,027,885 and $143,345 as of September 30, 2020 and December 31, 2019, respectively, which are presented as current liabilities in the consolidated balance sheet and the remaining balance of $881,044 and $1,720,134 are presented as non-current liabilities in the consolidated balance sheet as of September 30, 2020 and December 31, 2019, respectively.

Total interest expenses for the short-term bank loans and long-term loans for the three months ended September 30, 2020 and 2019 were $251,266 and $214,907, respectively. Total interest expenses for the short-term bank loans and long-term loans for the nine months ended September 30, 2020 and 2019 were $737,420 and $659,613, respectively.

Shareholder Loans

Mr. Zhenyong Liu, the Company’s CEO, has loaned money to Dongfang Paper for working capital purposes over a period of time. On January 1, 2013, Dongfang Paper and Mr. Zhenyong Liu renewed the three-year term loan previously entered on January 1, 2010, and extended the maturity date further to December 31, 2015. On December 31, 2015, the Company paid off the loan of $2,249,279, together with interest of $391,374 for the period from 2013 to 2015. Approximately $376,403 and $367,441 of interest were outstanding to Mr. Zhenyong Liu, which were recorded in other payables and accrued liabilities as part of the current liabilities in the consolidated balance sheet as of September 30, 2020 and December 31, 2019, respectively.

On December 10, 2014, Mr. Zhenyong Liu provided a loan to the Company, amounted to $8,483,083 to Dongfang Paper for working capital purpose with an interest rate of 4.35% per annum, which was based on the primary lending rate of People’s Bank of China. The unsecured loan was provided on December 10, 2014, and would be originally due on December 10, 2017. During the year of 2016, the Company repaid $6,012,416 to Mr. Zhenyong Liu, together with interest of $288,596. In February 2018, the Company paid off the remaining balance, together with interest of $20,400. As of September 30, 2020 and December 31, 2019, approximately $44,052 and $43,003 of interest were outstanding to Mr. Zhenyong Liu, which was recorded in other payables and accrued liabilities as part of the current liabilities in the consolidated balance sheet.

On March 1, 2015, the Company entered an agreement with Mr. Zhenyong Liu which allows Dongfang Paper to borrow from the CEO an amount up to $17,620,887 (RMB120,000,000) for working capital purposes. The advances or funding under the agreement are due three years from the date each amount is funded. The loan is unsecured and carries an annual interest rate set on the basis of the primary lending rate of the People’s Bank of China at the time of the borrowing. On July 13, 2015, an unsecured amount of $4,324,636 was drawn from the facility. On October 14, 2016, an unsecured amount of $2,883,091 was drawn from the facility. In February 2018, the Company repaid $1,507,432 to Mr. Zhenyong Liu. The loan would be originally due on July 12, 2018. Mr. Zhenyong Liu agreed to extend the loan for additional 3 years and the remaining balance will be due on July 12, 2021. On November 23, 2018, the Company repaid $3,768,579 to Mr. Zhenyong Liu, together with interest of $158,651. In December 2019, the Company paid off the remaining balance, together with interest of $94,636. As of September 30, 2020 and December 31, 2019, the outstanding loan balance were $nil and the accrued interest was $201,814 and $197,009, respectively, which was recorded in other payables and accrued liabilities as part of the current liabilities in the consolidated balance sheet.

As of September 30, 2020 and December 31, 2019, total amount of loans due to Mr. Zhenyong Liu were $nil. The interest expense incurred for such related party loans are $nil and $23,234 for the three months ended September 30, 2020 and 2019, respectively. The interest expenses incurred for such related party loans are $nil and $71,415 for the nine months ended September 30, 2020 and 2019, respectively. The accrued interest owed to Mr. Zhenyong Liu was approximately $622,269 and $607,453, as of September 30, 2020 and December 31, 2019, respectively, which was recorded in other payables and accrued liabilities.

As of September 30, 2020 and December 31, 2019, amount due to shareholder are $657,433 and $483,433, respectively, which represents funds from shareholders to pay for various expenses incurred in the U.S. The amount is due on demand with interest free.

Results of Operations for the years ended December 31, 2019 and 2018

Revenue for the year ended December 31, 2019 was $117,614,886, an increase of $30,868,128, or 35.58%, from $86,746,758 for the previous year.

Revenue of Offset Printing Paper, Corrugating Medium Paper and Tissue Paper Products

Revenue from sales of offset printing paper, CMP and tissue paper products for the year ended December 31, 2019 was $117,613,736, an increase of $30,880,600, or 35.60%, from $86,733,136 for the year ended December 31, 2018. This was mainly due to the increase in sales volume of CMP, offset printing paper and tissue paper, which was partially offset by the decrease in ASP of CMP and offset printing paper.

Total quantities of offset printing paper, CMP and tissue paper products sold during the year ended December 31, 2019 amounted to 250,144 tonnes, an increase of 93,295 tonnes, or 59.48%, compared to 156,849 tonnes sold during the year ended December 31, 2018. Total quantities of CMP and offset printing paper sold increased by 86,505 tonnes in the year of 2019 as compared to 2018. We sold 6,790 tonnes of tissue paper products in the year of 2019. The increase was mainly due to the production suspension that took place from late January 2018 to March 13, 2018 due to a government-mandated restriction on the natural gas supply, and the launch of our PM8 production line in December 2018 for production and sales of tissue paper products. The changes in revenue and quantity sold for the year ended December 31, 2019 and 2018 are summarized as follows:

	Year Ended December 31, 2019		Year Ended December 31, 2018		Change in		Percentage Change
Sales Revenue	Quantity (Tonne)	Amount	Quantity (Tonne)	Amount	Quantity (Tonne)	Amount	Quantity	Amount
Regular CMP	168,837	$72,050,122	116,012	$63,199,071	52,825	$8,851,051	45.53%	14.01%
Light-Weight CMP	45,310	$18,776,316	34,646	$18,397,173	10,664	$379,143	30.78%	2.06%
Total CMP	214,147	$90,826,438	150,658	$81,596,244	63,489	$9,230,194	42.14%	11.31%
Offset Printing Paper	29,207	$20,436,130	6,191	$5,136,892	23,016	$15,299,238	371.77%	297.83%
Tissue Paper Products	6,790	$6,351,168	—	—	6,790	$6,351,168%		%
Total CMP, Offset Printing Paper and Tissue Paper Revenue	250,144	$117,613,736	156,849	$86,733,136	93,295	$30,880,600	59.48%	35.60%

Monthly revenue (excluding revenue of digital photo paper and tissue paper products) for the 24 months ended December 31, 2019, are summarized below:

Monthly Revenue of Products
(excluding Digital Photo Paper and Tissue Paper Products)
January 2018 Through December 2019
USD in Thousands
14,000
12,000
10,000
8,000
6,000
4,000
2,000
–
2018_Jan
2018_Feb
2018_Mar
2018_Apr
2018_May
2018_Jun
2018_Jul
2018_Aug
2018_Sep
2018_Oct
2018_Nov
2018_Dec
2019_Jan
2019_Feb
2019_Mar
2019_Apr
2019_May
2019_Jun
2019_Jul
2019_Aug
2019_Sep
2019_Oct
2019_Nov
2019_Dec
Month
Regular CMP
Light-Weight CMP
Total CMP
Offset Printing Paper

The average selling price, or ASP, for our major products for the years ended December 31, 2019 and 2018 are summarized as follows:

	Offset Printing Paper ASP	Regular CMP ASP	Light-Weight CMP ASP	Tissue Paper Products ASP
Year Ended December 31, 2018	$830	$545	$531	$—
Year Ended December 31, 2019	$700	$427	$414	$935
Decrease from comparable period in the previous year	$-130	$-118	$-117	$—
Decrease by percentage	-15.66%	-21.65%	-22.03%	—%

The following is a chart showing the month-by-month ASPs (excluding the ASPs of digital photo paper and tissue paper products) for the 24 month period ended December 31, 2019:

Monthly Product ASPs
(excluding Digital Photo Paper and Tissue Paper Products)
January 2018 Through December 2019
Selling Price/Tonne
1,000
900
800
700
600
500
400
300
200
100
0
Regular CMP ASP
Offset Printing Paper ASP
Light-Weight CMP ASP
2018_Jan
2018_Feb
2018_Mar
2018_Apr
2018_May
2018_Jun
2018_Jul
2018_Aug
2018_Sep
2018_Oct
2018_Nov
2018_Dec
2019_Jan
2019_Feb
2019_Mar
2019_Apr
2019_May
2019_Jun
2019_Jul
2019_Aug
2019_Sep
2019_Oct
2019_Nov
2019_Dec
Month

Corrugating Medium Paper

Revenue from CMP amounted to $90,826,438 (77.22% of the total offset printing paper, CMP and tissue paper products revenues) for the year ended December 31, 2019, representing an increase of $9,230,194, or 11.31%, from $81,596,244 during 2018.

We sold 214,147 tonnes of CMP in the year ended December 31, 2019 as compared to 150,658 tonnes in the year ended December 31, 2018, representing a 42.14% increase in quantity sold.

ASP for regular CMP dropped from $545/tonne in 2018 to $427/tonne in 2019, representing a 21.65% decrease. ASP in RMB for regular CMP in 2018 and 2019 was RMB3,614 and RMB2,942, respectively, representing a 18.59% decrease. The quantity of regular CMP sold increased by 52,825 tonnes, from 116,012 tonnes in 2018 to 168,837 tonnes in 2019.

ASP for light-weight CMP dropped from $531/tonne in 2018 to $414/tonne in 2019, representing a $22.03% decrease. ASP in RMB for light-weight CMP in 2018 and 2019 was RMB3,523 and RMB2,857, respectively, representing a 18.90% decrease. The quantity of light-weight CMP sold increased by 10,664 tonnes, from 34,646 tonnes in 2018, to 45,310 tonnes in 2019.

Our PM6 production line, which produces regular CMP, has a designated capacity of 360,000 tonnes/year. The utilization rates for the year ended December 31, 2019 and 2018 were 46.68% and 32.54%, respectively, representing an increase of 14.14%.

Quantities sold for regular CMP that was produced by the PM6 production line from January 2018 to December 2019 are as follows:

360k t/a Corrugating Medium Paper (PM6)
Quantities Produced and Sold
Tonnes Produced & Sold
18,000
16,000
14,000
12,000
10,000
8,000
6,000
4,000
2,000
0
2018_Jan
2018_Feb
2018_Mar
2018_Apr
2018_May
2018_Jun
2018_Jul
2018_Aug
2018_Sep
2018_Oct
2018_Nov
2018_Dec
2019_Jan
2019_Feb
2019_Mar
2019_Apr
2019_May
2019_Jun
2019_Jul
2019_Aug
2019_Sep
2019_Oct
2019_Nov
2019_Dec

Offset Printing Paper

Revenue from offset printing paper was $20,436,130 (17.38% of the total offset printing paper, CMP and tissue paper products revenues) for the year ended December 31, 2019, representing an increase of $15,299,238, or 297.83%, from $5,136,892 in 2018. We sold 29,207 tonnes of offset printing paper in the year ended December 31, 2019, compared to 6,191 tonnes in 2018, an increase of 23,016 tonnes, or 371.77%. ASPs for offset printing paper in the year ended December 31, 2018 and 2019 was $830/tonne and $700/tonne, respectively, representing a 15.66% decrease. ASP in RMB for offset printing paper for the year ended December 31, 2018 and 2019 was RMB5,504 and RMB4,824, respectively, representing a 12.35% decrease.

Tissue Paper Products

We produce tissue paper products, including toilet paper, boxed and soft-packed tissues, handkerchief tissues and paper napkins, as well as bathroom and kitchen paper towels that are marketed and sold under the Dongfang Paper brand. In December 2018 and November 2019, we completed the construction, installation and test of operation of our PM8 and PM9 production lines. We launched the complete line of processing base tissue paper with designated capacity of 15,000 tonnes/year, and producing finished tissue paper products with designated capacity of 10,000 tonnes/year.

Revenue from tissue paper products was $6,351,168 (5.40% of the total offset printing paper, CMP and tissue paper products revenues) for the year ended December 31, 2019, representing an increase of $6,351,168 from $nil in 2018. We sold 6,790 tonnes of tissue paper products in the year of 2019.

Cost of Sales

Total cost of sales for CMP, offset printing paper and tissue paper products in the year ended December 31, 2019 was $103,922,415, an increase of $23,013,002, or 28.44%, from $80,909,413 for the year ended December 31, 2018. This was mainly a result of the increase in volume sold, partially offset by the decreases in costs of recycled paper board and recycled white scrap paper. Cost of sales for CMP was $81,511,235 for the year ended December 31, 2019, as compared to $75,811,876 in 2018. The increase in the cost of sales of $5,699,359 for CMP was mainly due to the increase in the quantities of CMP sold, partially offset by the decrease in cost of recycled paper board in the year of 2019. Average cost of sales per tonne for CMP decreased by 24.25%, from $503 for the year ended December 31, 2018, to $381 in 2019. The decrease was mainly attributable to the lower average unit purchase costs (net of applicable value added tax) of recycled paper board. Cost of sales for offset printing paper was $14,061,771 for the year ended December 31, 2019, as compared to $5,097,537 in 2018. Average cost of sales per tonne of offset printing paper decreased by 41.56%, from $823 in the year ended December 31, 2018, to $481 in 2019. The decrease was mainly attributable to lower average unit purchase costs (net of applicable value added tax) of recycled white scrap paper. Cost of sales for tissue paper products was $8,349,409 for the year ended December 31, 2019. Average cost of sales per tonne of tissue paper products was $1,230 for the year ended December 31, 2019.

Changes in cost of sales and cost per tonne by product for the year ended December 31, 2019 and 2018 are summarized below:

	Year Ended December 31, 2019			Year Ended December 31, 2018			Change in			Change in percentage
	Cost of Sales	Cost per Tonne		Cost of Sales	Cost per tonne		Cost of Sales	Cost per Tonne		Cost of Sales	Cost per Tone
Regular CMP	$64,636,452		$383	$58,342,301		$503	$6,294,151		$(120)	10.79%	-23.86%
Light-Weight CMP	$16,874,783		$372	$17,469,575		$504	$(594,792)		$(132)	-3.40%	-26.19%
Total CMP	$81,511,235		$381	$75,811,876		$503	$5,699,359		$(122)	7.52%	-24.25%
Offset Printing Paper	$14,061,771		$481	$5,097,537		$823	$8,964,234		$(342)	175.85%	-41.56%
Tissue Paper Products	$8,349,409		$1,230	$—		$—	8,349,409		$1,230%		%
Total CMP, Offset Printing Paper and Tissue Paper Revenue	$103,922,415	$	n/a	$80,909,413	$	n/a	$23,013,002	$	n/a	28.44%	n/a %

Our average unit purchase costs (net of applicable value added tax) of recycled paper board and recycled white scrap paper for the year ended December 31, 2019 were RMB 1,536/tonne (approximately $223/tonne) and RMB 1,855/tonne (approximately $269/tonne), respectively, as compared to RMB 2,079/tonne (approximately $313/tonne) and RMB 3,013/tonne (approximately 454/tonne) for the year ended December 31, 2018, respectively. These changes (in US dollars) represent a year-over-year decrease of 28.75% for the unit purchase cost of recycled paper board and a year-over-year decrease of 40.75% for the unit purchase cost of recycled white scrap paper. We use domestic recycled paper (sourced mainly from the Beijing-Tianjin metropolitan area) exclusively. Although we do not rely on imported recycled paper, the pricing of which tends to be more volatile than domestic recycled paper, our experience suggests that the pricing of domestic recycled paper bears some correlation to the pricing of imported recycled paper.

The pricing trends of our major raw materials for the 24-month period from January 2018 to December 2019 are shown below:

Major Raw Material Monthly Average Cost
January 2018 Through December 2019
USD per Metric Ton
1,200
1,000
800
600
400
200
–
2018_Jan
2018_Feb
2018_Mar
2018_Apr
2018_May
2018_Jun
2018_Jul
2018_Aug
2018_Sep
2018_Oct
2018_Nov
2018_Dec
2019_Jan
2019_Feb
2019_Mar
2019_Apr
2019_May
2019_Jun
2019_Jul
2019_Aug
2019_Sep
2019_Oct
2019_Nov
2019_Dec
Month
Average Cost of Recycled Paper Board
Average Cost of Recycled White Scrap Paper
Average Cost of Tissue Base Paper
Average Cost of Recycled Scrap Binding Margin

Electricity and gas are our two main energy sources. Electricity and gas accounted for approximately 6% and 10.3% of total sales in 2019, respectively, compared to 6% and 9.5% of total sales 2018. The monthly energy cost (electricity, coal and gas) as a percentage of total monthly sales of our main paper products for the 24 months ended December 31, 2019 are summarized as follows:

Energy Cost to Total Sales
January 2018 Through December 2019
45.00%
40.00%
35.00%
30.00%
25.00%
20.00%
15.00%
10.00%
5.00%
0.00%
2018_Jan
2018_Feb
2018_Mar
2018_Apr
2018_May
2018_Jun
2018_Jul
2018_Aug
2018_Sep
2018_Oct
2018_Nov
2018_Dec
2019_Jan
2019_Feb
2019_Mar
2019_Apr
2019_May
2019_Jun
2019_Jul
2019_Aug
2019_Sep
2019_Oct
2019_Nov
2019_Dec
Month
Electricity Cost to Total Sales
Coal Cost to Total Sales
Gas Cost to Total Sales
Total Energy Cost to Total Sales

Gross Profit

Gross profit for December 31, 2019 was $13,679,518 (11.63% of the total revenue), representing an increase of $7,859,117, or 135.03%, from the gross profit of $5,820,401 (6.71% of the total revenue) for the year ended December 31, 2018. The increase was mainly due to (i) the increase in quantities sold of CMP, offset printing paper and tissue paper and (ii) the decrease of material purchase price of CMP and offset printing paper, partially offset by the decrease of ASP of these products.

Corrugating Medium Paper, Offset Printing Paper and Tissue Paper Products

Gross profit for offset printing paper, CMP and tissue paper products for the year ended December 31, 2019 was $13,691,322, an increase of $7,867,598, or 135.10%, from the gross profit of $5,823,724 for the year ended December 31, 2018. The increase was mainly the result of the factors discussed above.

The overall gross profit margin for offset printing paper, CMP and tissue paper products increased by 4.93 percentage points, from 6.71% for the year ended December 31, 2018, to 11.64% for the year ended December 31, 2019.

Gross profit margin for regular CMP for the year ended December 31, 2019 was 10.29%, or 2.61 percentage points higher, as compared to gross profit margin of 7.68% for the year ended December 31, 2018. Such increase was primarily due to decrease of material purchase price, partially offset by the decrease in ASP of regular CMP.

Gross profit margin for light-weight CMP for the year ended December 31, 2019 was 10.13%, or 5.09 percentage points higher, as compared to gross profit margin of 5.04% for the year ended December 31, 2018.

Gross profit margin for offset printing paper was 31.19% for the year ended December 31, 2019, an increase of 30.42 percentage points, as compared to 0.77% for the year ended December 31, 2018. Such increase was mainly due to the decrease of purchase price of recycled white scrap paper, partially offset by the decrease in ASP of offset printing paper.

Gross profit margin for tissue paper products for the year ended December 31, 2019 was -31.46%.

Monthly gross profit margins for our corrugating medium paper and offset printing paper for the 24-month period ended December 31, 2019 are as follows:

Selling, General and Administrative Expenses

Selling, general and administrative expenses for the year ended December 31, 2019 were $9,781,719, a decrease of $3,316,654, or 25.32% from $13,098,373 for the year ended December 31, 2018. The decrease was mainly due to additional repair and maintenance costs incurred during the production suspension period and depreciation of idle fixed assets in 2018.

Income (Loss) from Operations

Operating income for the year ended December 31, 2019 was $3,897,799, an increase of $15,080,113, or 134.86%, from loss from operations of $11,182,314 for the year ended December 31, 2018. The increase in operating loss was primarily due to the increase in gross profit and the decrease in selling, general and administrative expenses.

Other Income and Expenses

Interest expense for the year ended December 31, 2019 decreased by $565,751, from $1,492,119 in the year ended December 31, 2018, to $926,368. The Company had short-term and long-term interest-bearing loans and related party loans that aggregated $15,137,181 as of December 31, 2019, as compared to $21,185,452 as of December 31, 2018.

Net Income (Loss)

As a result of the above, net income was $2,221,182 for the year ended December 31, 2019, representing an increase of $12,766,866, or 121.06%, from net loss of $10,545,684 for year ended December 31, 2018.

Accounts Receivable

Net accounts receivable increased by $242,679, or 8.44%, to $3,119,311 as of December 31, 2019, as compared with $2,876,632 as of December 31, 2018. We usually collect accounts receivable within 30 days of delivery and completion of sales.

Inventories

Inventories consist of raw materials (accounting for 22.96% of total value of inventory as of December 31, 2019), semi-finished goods and finished goods. As of December 31, 2019, the recorded value of inventory decreased by 45.02% to $1,607,462 from $2,923,516 as of December 31, 2018. As of December 31, 2019, the inventory of recycled paper board, which is the main raw material for the production of CMP, was $40,032, approximately $372,285, or 90.29%, lower than the balance as of December 31, 2018. Due to the volatility of recycled paper board and recycled white scrap paper price, we maintained a minimum level of inventory of raw materials at the end of the year.

A summary of changes in major inventory items is as follows:

	December 31, 2019	December 31, 2018	$ Change	% Change
Raw Materials
Recycled paper board	$40,032	$412,317	-372,285	-90.29%
Recycled white scrap paper	10,541	611,861	-601,320	-98.28%
Tissue base paper	182,096	24,027	158,069	657.90%
Coal & gas	41,675	167,230	-125,555	-75.08%
Digital photo base paper and other raw materials	111,838	140,268	-28,430	-20.27%
Total Raw Materials	386,182	1,355,703	-969,521	-71.51%
Semi-finished Goods	83,266	—	83,266
Finished Goods	1,212,849	1,567,813	-354,964	-22.64%
Total inventory, gross	1,682,297	2,923,516	-1,241,219	-42.46%
Inventory reserve	(74,835)	—	(74,835)
Total inventory, net	$1,607,462	$2,923,516	(1,316,054)	-45.02%

Accounts Payable and Notes Payable

Accounts payable and notes payable was $250,486 as of December 31, 2019, a decrease of 4,021,184, or 94.14%, from $4,271,670 as of December 31, 2018. Accounts payable was $250,486 and $629,054 as of December 31, 2019 and December 31, 2018, respectively. We have been relying on the bank acceptance notes issued under our credit facilities with Bank of Cangzhou to make the majority of our raw materials payments to our vendors. Our notes payable to Bank of Cangzhou were $nil and $3,642,616 as of December 31, 2019 and December 31, 2018, respectively. In January 2018, Bank of Cangzhou issued bank acceptance notes on our behalf for $3,642,616, which we paid off in January 2019.

Renewal of operating lease

On August 7, 2013, the Company’s Audit Committee and the Board of Directors approved the sale of the land use right of the Headquarters Compound (the “LUR”), the office building and essentially all industrial-use buildings in the Headquarters Compound (the “Industrial Buildings”), and three employee dormitory buildings located within the Headquarters Compound (the “Dormitories”) to Hebei Fangsheng for cash prices of approximately $2.77 million, $1.15 million, and $4.31 million respectively. In connection with the sale of the Industrial Buildings, Hebei Fangsheng agreed to lease the Industrial Buildings back to the Company for its original use for a term of up to three years, with an annual rental payment of approximately $145,037 (RMB1,000,000). The lease agreement expired in August 2016. On August 6, 2016 and August 6, 2018, the Company entered into two supplementary agreements with Hebei Fangsheng, who agreed to extend the lease term to August 9, 2022 with the same rental payment as original lease agreement. The accrued rental owed to Hebei Fangsheng was approximately $56,552 and $203,188 which was recorded as part of the current liabilities as of December 31, 2019 and December 31, 2018, respectively.

Capital Expenditure Commitment as of December 31, 2019

We finance our daily operations mainly by cash flows generated from our business operations. As December 31, 2019, we had approximately $1 million in capital expenditure commitments that were mainly related to improvement of Industrial Buildings. These commitments are expected to be financed by bank loans and cash flows generated from our business operations.

Cash ,Cash Equivalents and restricted cash

Our cash, cash equivalents and restricted cash as of December 31, 2019 was $5,837,745, a decrease of $6,279,680, from $12,117,425 as of December 31, 2018. The decrease of cash and cash equivalents for the year ended December 31, 2019 was attributable to a number of factors:

i.     Net cash provided by operating activities

Net cash provided by operating activities was $7,530,474 for the year ended December 31, 2019. The balance represented a decrease of cash of $1,639,900, or 17.88%, from $9,170,374 provided for the year ended December 31, 2018. Net income for the year ended December 31, 2019 was $2,221,182 representing an increase of $12,766,866, or 121.06%, from a net loss of $10,545,684 for the year ended December 31, 2018. Changes in various asset and liability account balances throughout the year ended December 31, 2019 also contributed to the net change in cash from operating activities in year ended December 31, 2019. Chief among such changes is the increase of accounts receivable in the amount of $294,882 during the year of 2019 (a decrease to net cash) and the decrease of notes payable in the amount of $3,625,921 (an increase to net cash). There was also a decrease of $1,242,780 in the ending inventory balance as of December 31, 2019 (an increase to net cash for the year ended December 31, 2019 cash flow purposes). In addition, the Company had non-cash expenses relating to depreciation and amortization in the amount of $15,304,039 and provision of inventory reserve of $75,719. The Company also had a net increase of $5,392,916 in prepayment and other current assets (a decrease to net cash) and a net increase of $504,451 in other payables and accrued liabilities and related parties (an increase to net cash), as well as an increase in income tax payable of $1,180,493 (an increase to net cash) during the year ended December 31, 2019.

            ii.  Net cash used in investing activities

We incurred $7,866,849 in net cash expenditures for investing activities during the year ended December 31, 2019, as compared to $2,198,852 for the year ended December 31, 2018. Expenditures in the year ended December 31, 2019 were for the prepayment of acquisition of Hebei Tengsheng assets and expenditures on improvement of industrial building.

iii.     Net cash used in financing activities

Net cash used in financing activities was $5,772,467 for the year ended December 31, 2019, as compared to net cash used in financing activities in the amount of $3,165,607 for the year ended December 31, 2018. The decrease was mainly attributable to repayment of bank loans and related party loans in 2019.

Short-term bank loans

		December 31, 2019	December 31, 2018
Industrial and Commercial Bank of China (“ICBC”) Loan 1	(a)	$—	$4,079,730
Bank of Cangzhou	(b)	—	5,099,662
ICBC Loan 2	(c)	—	2,622,683
ICBC Loan 3	(d)	6,163,814	—
Total short-term bank loans		$6,163,814	$11,802,075

____________

(a)      On February 6, 2018, the Company entered into a working capital loan agreement with the ICBC, with a balance of $4,079,730 as of December 31, 2018. The working capital loan was guaranteed by Hebei Tengsheng with its land use right pledged as collateral for the benefit of the bank. The loan bore a fixed interest rate of 5.4% per annum. The loan was due and repaid on January 28, 2019.

(b)      On January 2, 2018, the Company entered into a working capital loan agreement with the Bank of Cangzhou, with a balance of $5,099,662 as of December 31, 2018. The loan bore a fixed interest rate of 6.09% per annum. The working capital loan was secured by the Company’s land use right and guaranteed by the Company’s CEO and Baoding Shengde with its production equipment as collateral for the benefit of the bank. The loan was due and repaid on January 3, 2019.

(c)      On November 22, 2018, the Company entered into a working capital loan agreement with the ICBC, with a balance of $2,622,683 as of December 31, 2018. The working capital loan was secured by the Company’s land use right as collateral for the benefit of the bank. The loan bore a fixed interest rate of 4.741% per annum. The loan was repaid on October 19, 2019.

(d)      On December 20, 2019, the Company entered into a working capital loan agreement with the ICBC, with a balance of $6,163,814 as of December 31, 2019. The working capital loan was secured by land use right of Hebei Tengsheng as collateral for the benefit of the bank. The loan bears a fixed interest rate of 4.785% per annum. The loan will be due and repaid by December 23, 2020.

As of December 31, 2019, there were guaranteed short-term borrowings of $6,163,814 and unsecured bank loans of $nil. As of December 31, 2018, there were guaranteed short-term borrowings of $11,802,075 and unsecured bank loans of $nil.

The average short-term borrowing rates for the years ended December 31, 2019 and 2018 were approximately 4.93% and 5.66%, respectively.

Long-term loans from credit union

As of December 31, 2019 and 2018, loans payable to Rural Credit Union of Xushui County, amounted to $8,973,367 and $7,197,808, respectively.

On April 16, 2014, the Company entered into a loan agreement with the Rural Credit Union of Xushui District for a term of 5 years, which was originally due in various installments from June 21, 2014 to November 18, 2018. The loan is guaranteed by an independent third party. Interest payment is due quarterly and bears the rate of 0.64% per month. On November 6, 2018, the loan was renewed for additional 5 years and will be due and payable in various installments from December 21, 2018 to November 5, 2023. As of December 31, 2019 and 2018, total outstanding loan balance was $1,232,763 and $1,253,060, respectively, Out of the total outstanding loan balance, current portion amounted were $143,345 and $87,423 as of December 31, 2019 and 2018, respectively, which are presented as current liabilities in the consolidated balance sheet and the remaining balance of $1,089,418 and $1,165,637 are presented as non-current liabilities in the consolidated balance sheet as of December 31, 2019 and 2018, respectively.

On July 15, 2013, the Company entered into a loan agreement with the Rural Credit Union of Xushui District for a term of 5 years, which was originally due and payable in various installments from December 21, 2013 to July 26, 2018. On June 21, 2018, the loan was extended for additional 5 years and will be due and payable in various installments from December 21, 2018 to June 20, 2023. The loan is secured by certain of the Company’s manufacturing equipment with net book value of $3,935,270 and $5,782,640 as of December 31, 2019 and 2018, respectively. Interest payment is due quarterly and bears a fixed rate of 0.64% per month. As of December 31, 2019 and 2018, the total outstanding loan balance was $3,583,613 and $3,642,615, respectively. Out of the total outstanding loan balance, current portion amounted were $172,013 and $101,993 as of December 31, 2019 and 2018 respectively, which are presented as current liabilities in the consolidated balance sheet and the remaining balance of $3,411,600 and $3,540,622 are presented as non-current liabilities in the consolidated balance sheet as of December 31, 2019 and 2018, respectively.

On April 20, 2017, the Company entered into a loan agreement with the Rural Credit Union of Xushui District for a term of 2 years, which is due and payable in various installments from August 26, 2017 to April 19, 2019. The loan was guaranteed by Hebei Tengsheng with its land use right pledged as collateral for the benefit of the bank. Interest payment was due quarterly and bore a fixed rate of 0.6% per month. As of December 31, 2019 and December 31, 2018, the total outstanding loan balance was $nil and $2,302,133, respectively, which are presented as non-current liabilities in the consolidated balance sheet as of December 31, 2019 and 2018, respectively.

On April 17, 2019, the Company entered into a loan agreement with the Rural Credit Union of Xushui District for a term of 2 years, which was due and payable in various installments from August 21, 2019 to April 16, 2021. The loan is secured by Hebei Tengsheng with its land use right as collateral for the benefit of the bank. Interest payment is due quarterly and bears a fixed rate of 0.6% per month. As of December 31, 2019 and 2018, the total outstanding loan balance was $2,293,512 and $nil, respectively. Out of the total outstanding loan balance, current portion amounted were $1,146,756 and $nil as of December 31, 2019 and 2018, respectively, which are presented as current liabilities in the consolidated balance sheet and the remaining balance of $1,146,756 and $nil are presented as non-current liabilities in the consolidated balance sheet as of December 31, 2019 and 2018, respectively.

On December 12, 2019, the Company entered into a loan agreement with the Rural Credit Union of Xushui District for a term of 2 years, which was due and payable in various installments from June 21, 2020 to December 11, 2021. The loan is secured by Hebei Tengsheng with its land use right as collateral for the benefit of the bank. Interest payment is due quarterly and bears a fixed rate of 7.56% per annum. As of December 31, 2019 and 2018, the total outstanding loan balance was $1,863,479 and $nil, respectively. Out of the total outstanding loan balance, current portion amounted were $143,345 and $nil as of December 31, 2019 and 2018, respectively, which are presented as current liabilities in the consolidated balance sheet and the remaining balance of $1,720,134 and $nil are presented as non-current liabilities in the consolidated balance sheet as of December 31, 2019 and 2018, respectively.

Total interest expenses for the short-term bank loans and long-term loans for the years ended December 31, 2019 and 2018 were $831,732 and $1,214,708, respectively.

Shareholder Loans

Mr Zhenyong Liu, the Company’s CEO has loaned money to Dongfang Paper for working capital purposes over a period of time. On January 1, 2013, Dongfang Paper and Mr. Zhenyong Liu renewed the three-year term loan previously entered on January 1, 2010, and extended the maturity date further to December 31, 2015. On December 31, 2015, the Company paid off the loan of $2,249,279, together with interest of $391,374 for the period from 2013 to 2015. Approximately $367,441 and $373,490 of interest were outstanding to Mr. Zhenyong Liu, which were recorded in other payables and accrued liabilities as part of the current liabilities in the consolidated balance sheet as of December 31, 2019 and 2018, respectively.

On December 10, 2014, Mr. Zhenyong Liu provided a loan to the Company, amounted to $8,742,278 to Dongfang Paper for working capital purpose with an interest rate of 4.35% per annum, which was based on the primary lending rate of People’s Bank of China. The unsecured loan was provided on December 10, 2014, and would be originally due on December 10, 2017. During the year of 2016, the Company repaid $6,012,416 to Mr. Zhenyong Liu, together with interest of $288,596. In February 2018, the company paid off the remaining balance, together with interest of $20,400. As of December 31, 2019 and 2018, approximately $43,003 and $43,711 of interest were outstanding to Mr. Zhenyong Liu, which was recorded in other payables and accrued liabilities as part of the current liabilities in the consolidated balance sheet.

On March 1, 2015, the Company entered an agreement with Mr. Zhenyong Liu which allows Dongfang Paper to borrow from the CEO an amount up to $17,201,342 (RMB120,000,000) for working capital purposes. The advances or funding under the agreement are due three years from the date each amount is funded. The loan is unsecured and carries an annual interest rate set on the basis of the primary lending rate of the People’s Bank of China at the time of the borrowing. On July 13, 2015, an unsecured amount of $4,324,636 was drawn from the facility. On October 14, 2016 an unsecured amount of $2,883,091 was drawn from the facility. In February 2018, the company repaid $1,507,432 to Mr. Zhenyong Liu. The loan would be originally due on July 12, 2018. Mr. Zhenyong Liu agreed to extend the loan for additional 3 years and the remaining balance will be due on July 12, 2021. On November 23, 2018, the company repaid $3,768,579 to Mr. Zhenyong Liu, together with interest of $158,651. In December 2019, the company paid off the remaining balance, together with interest of 94,636. As of December 31, 2019 and 2018, the outstanding loan balance were $nil and $2,185,569, respectively, and the accrued interest was $197,009 and $200,253, respectively, which was recorded in other payables and accrued liabilities as part of the current liabilities in the consolidated balance sheet.

As of December 31, 2019 and 2018, total amount of loans due to Mr. Zhenyong Liu were $nil and $2,185,569, respectively. The interest expense incurred for such related party loans are $94,636 and $277,411 for the years ended December 31, 2019 and 2018, respectively. The accrued interest owe to the CEO was approximately $607,453 and $617,454, as of December 31, 2019 and 2018, respectively, which was recorded in other payables and accrued liabilities.

As of December 31, 2019 and 2018, amount due to shareholder are $483,433 and $210,148, respectively, which represents funds from shareholders to pay for various expenses incurred in the U.S. The amount is due on demand with interest free.

Critical Accounting Policies and Estimates

The Company’s financial statements are prepared in accordance with accounting principles generally accepted in the United States, which require us to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting periods. Management makes these estimates using the best information available at the time the estimates are made. However, actual results could differ materially from those estimates. The most critical accounting policies are listed below:

Revenue Recognition Policy

The Company recognizes revenue when goods are delivered and a formal arrangement exists, the price is fixed or determinable, the delivery is completed, no other significant obligations of the Company exist, and collectability is reasonably assured. Goods are considered delivered when the customer’s truck picks up goods at our finished goods inventory warehouse.

Long-Lived Assets

The Company evaluates the recoverability of long-lived assets and the related estimated remaining useful lives when events or circumstances lead management to believe that the carrying value of an asset may not be recoverable and the undiscounted cash flows estimated to be generated by those assets are less than the assets’ carrying amount. In such circumstances, those assets are written down to estimated fair value. Our judgments regarding the existence of impairment indicators are based on market conditions, assumptions for operational performance of our businesses, and possible government policy toward operating efficiency of the Chinese paper manufacturing industry. For the years ended December 31, 2019 and 2018, no events or circumstances occurred for which an evaluation of the recoverability of long-lived assets was required. We are currently not aware of any events or circumstances that may indicate any need to record such impairment in the future.

Foreign Currency Translation

The functional currency of Dongfang Paper and Baoding Shengde is the Chinese Yuan Renminbi (“RMB”). Under ASC Topic 830-30, all assets and liabilities are translated into United States dollars using the current exchange rate at the end of each fiscal period. The current exchange rates used by the Company as of December 31, 2019 and

2018 to translate the Chinese RMB to the U.S. Dollars are 6.9762:1 and 6.8632:1, respectively. Revenues and expenses are translated using the prevailing average exchange rates at 6.8948:1, and 6.6338:1 for the years ended December 31, 2019 and 2018, respectively. Translation adjustments are included in other comprehensive income (loss).

Off-Balance Sheet Arrangements

We were the guarantor for Baoding Huanrun Trading Co., for its long-term bank loans in an amount of $4,443,680 (RMB31,000,000), which matures at various times in 2023. Baoding Huanrun Trading Co. is one of our major suppliers of raw materials. This helps us to maintain a good relationship with the supplier and negotiate for better terms in payment for materials. If Huanrun Trading Co. were to become insolvent, the Company could be materially adversely affected. Except as aforesaid, we have no material off-balance sheet transactions.

Recent Accounting Pronouncements

In June 2016, the FASB issued ASU No. 2016-13, “Financial Instruments-Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments” (“ASU 2016-13”). Financial Instruments-Credit Losses (Topic 326) amends guidelines on reporting credit losses for assets held at amortized cost basis and available-for-sale debt securities. For assets held at amortized cost basis, Topic 326 eliminates the probable initial recognition threshold in current GAAP and, instead, requires an entity to reflect its current estimate of all expected credit losses. The allowance for credit losses is a valuation account that is deducted from the amortized cost basis of the financial assets to present the net amount expected to be collected. For available-for-sale debt securities, credit losses should be measured in a manner similar to current GAAP, however Topic 326 will require that credit losses be presented as an allowance rather than as a write-down. ASU 2016-13 affects entities holding financial assets and net investment in leases that are not accounted for at fair value through net income. The amendments affect loans, debt securities, trade receivables, net investments in leases, off balance sheet credit exposures, reinsurance receivables, and any other financial assets not excluded from the scope that have the contractual right to receive cash. The amendments in this ASU will be effective for fiscal years beginning after December 15, 2019, including interim periods within those fiscal years. We are currently evaluating the impact of the adoption of ASU 2016-13 on our condensed consolidated financial statements.

In August 2018, the FASB issued ASU 2018-13, Disclosure Framework-Changes to the Disclosure Requirements for Fair Value Measurement. The amendments in this standard will remove, modify and add certain disclosures under ASC Topic 820, Fair Value Measurement, with the objective of improving disclosure effectiveness. ASU 2018-13 will be effective for the Company’s fiscal year beginning April 1, 2020, with early adoption permitted. The transition requirements are dependent upon each amendment within this update and will be applied either prospectively or retrospectively. The Company does not expect ASU 2018-13 to have a material impact to the Company’s consolidated financial statements.

In December 2019, the FASB issued ASU 2019-12, Income Taxes (Topic 740) Simplifying the Accounting for Income Taxes. The amendments in this Update related to separate financial statements of legal entities that are not subject to tax should be applied on a retrospective basis for all periods presented. The amendments related to changes in ownership of foreign equity method investments or foreign subsidiaries should be applied on a modified retrospective basis through a cumulative-effect adjustment to retained earnings as of the beginning of the fiscal year of adoption. The amendments related to franchise taxes that are partially based on income should be applied on either a retrospective basis for all periods presented or a modified retrospective basis through a cumulative-effect adjustment to retained earnings as of the beginning of the fiscal year of adoption. All other amendments should be applied on a prospective basis. We do not expect the adoption of ASU 2019-12 to have a material impact on our condensed consolidated financial statements.

BUSINESS

Overview and Corporate History

We engage in the production and distribution of various categories of paper products, such as corrugating medium paper, offset printing paper and tissue paper products, and non-medical single-use face masks. Our principal executive offices are located at Science Park, Juli Road, Xushui District, Baoding City, Hebei Province, People’s Republic of China 072550. Our telephone number is (86) 312-869-8215. Our website is located at http://www.itpackaging.cn.

IT Tech Packaging, Inc. (the “Company”) was incorporated in the State of Nevada on December 9, 2005, under the name “Carlateral, Inc.” Through the steps described below, we became the holding company for Hebei Baoding Dongfang Paper Milling Company Limited (“Dongfang Paper”), a producer and distributor of paper products in China, on October 29, 2007, and effective December 21, 2007, we changed our name to “Orient Paper, Inc.”.

Effective on August 1, 2018, we changed our corporate name to IT Tech Packaging, Inc. The name change was effected through a parent/subsidiary short-form merger of IT Tech Packaging, Inc., our wholly-owned Nevada subsidiary formed solely for the purpose of the name change, with and into us. We were the surviving entity. In connection with the name change, our common stock began being traded under a new NYSE symbol, “ITP,” at such time.

On October 29, 2007, pursuant to an agreement and plan of merger (the “Merger Agreement”), the Company acquired Dongfang Zhiye Holding Limited (“Dongfang Holding”), a corporation formed on November 13, 2006 under the laws of the British Virgin Islands, and issued the shareholders of Dongfang Holding an aggregate of 7,450,497 (as adjusted for a four-for-one reverse stock split effected in November 2009) shares of our common stock, which shares were distributed pro-rata to the shareholders of Dongfang Holding in accordance with their respective ownership interests in Dongfang Holding. At the time of the Merger Agreement, Dongfang Holding owned all of the issued and outstanding stock and ownership of Dongfang Paper and such shares of Dongfang Paper were held in trust with Zhenyong Liu, Xiaodong Liu and Shuangxi Zhao, for Mr. Liu, Mr. Liu and Mr. Zhao (the original shareholders of Dongfang Paper) to exercise control over the disposition of Dongfang Holding’s shares in Dongfang Paper on Dongfang Holding’s behalf until Dongfang Holding successfully completed the change in registration of Dongfang Paper’s capital with the relevant PRC Administration of Industry and Commerce as the 100% owner of Dongfang Paper’s shares. As a result of the merger transaction, Dongfang Holding became a wholly owned subsidiary of the Company, and Dongfang Holding’s wholly owned subsidiary, Dongfang Paper, became an indirectly owned subsidiary of the Company.

Dongfang Holding, as the 100% owner of Dongfang Paper, was unable to complete the registration of Dongfang Paper’s capital under its name within the proper time limits set forth under PRC law. In connection with the consummation of the restructuring transactions described below, Dongfang Holding directed the trustees to return the shares of Dongfang Paper to their original shareholders, and the original Dongfang Paper shareholders entered into certain agreements with Baoding Shengde Paper Co., Ltd. (“Baoding Shengde”) to transfer the control of Dongfang Paper over to Baoding Shengde.

On June 24, 2009, the Company consummated a number of restructuring transactions pursuant to which it acquired all of the issued and outstanding shares of Shengde Holdings Inc., a Nevada corporation. Shengde Holdings Inc. was incorporated in the State of Nevada on February 25, 2009, and holds a wholly-owned subsidiary, Baoding Shengde, a limited liability company organized under the laws of the PRC on June 1, 2009. Because Baoding Shengde is a wholly-owned subsidiary of Shengde Holdings Inc., it is regarded as a wholly foreign-owned entity under PRC law.

Effective June 24, 2009, Baoding Shengde, Dongfang Paper and the original shareholders of Dongfang Paper entered into a number of contractual arrangements, as subsequently amended on February 10, 2010, pursuant to which Baoding Shengde acts as the management company for Dongfang Paper, and Dongfang Paper conducts the principal operations of the business. The contractual arrangements, as amended, effectively transferred the preponderance of the economic benefits of Dongfang Paper to Baoding Shengde, and Baoding Shengde assumed effective control and management over Dongfang Paper. The contractual arrangements, as amended, include the following:

(i)     Exclusive Technical Service and Business Consulting Agreement

The exclusive technical service and business consulting agreement, entered into by and between Baoding Shengde and Dongfang Paper, provides that Baoding Shengde shall provide exclusive technical, business and management consulting services to Dongfang Paper, in exchange for service fees including a fee equivalent to 80% of Dongfang Paper’s total annual net profits. The agreement is terminable upon mutual written agreement.

(ii)    Call Option Agreement

The call option agreement, entered into by and between Baoding Shengde, Dongfang Paper and the shareholders of Dongfang Paper, provides that the shareholders of Dongfang Paper irrevocably grant to Baoding Shengde an option to purchase all or part of each shareholder’s equity interest in Dongfang Paper. The exercise price for the options shall be RMB yuan for each of the shareholders’ equity interests, or if at any time there are PRC laws regulating the minimum exercise price of such options, then to the extent permitted under PRC Law. The call option agreement contains covenants from Dongfang Paper and its shareholders that they will refrain from taking certain actions without Baoding Shengde’s consent that would materially affect Dongfang Paper’s operations and asset value, including (i) supplementing or amending its articles of association or bylaws, (ii) changing Dongfang Paper’s registered capital or shareholding structure, (iii) selling, transferring, mortgaging or disposing of any interests in Dongfang Paper’s assets or income, or encumbering Dongfang Paper’s assets or income in a way that would approve a security interest on such assets, (iv) incurring or guaranteeing any debts not incurred in its normal business operations, (v) entering into any material contract or urging Dongfang Paper management to dispose of any Dongfang Paper assets, unless it is within the company’s normal business operations; (vi) providing any loan or guarantee to any third party; (vii) appointing or removing any management personnel or directors that can be changed upon Dongfang Paper shareholder approval; (viii) declaring or distributing any dividends to the stockholders. The agreement remains effective until Baoding Shengde or its designees have acquired 100% of the equity interests of Dongfang Paper underlying the options.

(iii)   Share Pledge Agreement

The share pledge agreement entered into by and between Baoding Shengde, Dongfang Paper and the shareholders of Dongfang Paper, provides that the Dongfang Paper shareholders will pledge all of their equity interests in Dongfang Paper to Baoding Shengde as security for their obligations under the other management agreements described in this section. Specifically, Baoding Shengde is entitled to dispose of the pledged equity interests in the event that the Dongfang Paper shareholders or Dongfang Paper fails to pay the service fees to Baoding Shengde pursuant to the exclusive technical service and business consulting agreement or fails to perform their other obligations under the other management agreement. The agreement contains covenants from Dongfang Paper’s shareholders that they will refrain from taking certain actions without Baoding Shengde’s prior written consent, such as transferring or assigning their equity interests, or creating or permitting the creation of any pledges which may have an adverse effect on the rights or benefits of Baoding Shengde under the agreement. The Dongfang Paper shareholders also promise to comply with the laws and regulations relevant to the pledges under the agreement and to facilitate in good faith the protection of the ability of Baoding Shengde to exercise its rights under the agreement. The terms of the share pledge agreement remains in effect until all the obligations under the other management agreements have been fulfilled, whether or not the terms of the other management agreements have expired.

(iv)   Proxy Agreement

The proxy agreement, entered into by and between Baoding Shengde, Dongfang Paper and the shareholders of Dongfang Paper, provides that the Dongfang Paper shareholders shall irrevocably entrust a designee of Baoding Shengde with such shareholder’s voting rights and the right to represent such shareholder to exercise his or her rights at any shareholder’s meeting of Dongfang Paper or with respect to any shareholder action to be taken in accordance with the laws and Dongfang Paper’s Articles of Association. The terms of the agreement are binding on the parties for as long as the Dongfang Paper shareholders continue to hold any equity interest in Dongfang Paper. An Dongfang Paper shareholder will cease to be a party to the agreement once it transfers its equity interests with the prior approval of Baoding Shengde.

On June 24, 2009, Zhao Tianqing, the sole shareholder of Shengde Holdings Inc., assigned to the Company, for good and valuable consideration, 100 shares representing 100% of the issued and outstanding shares of Shengde Holdings Inc. As a result of this assignment and the restructuring transactions described above, Shengde Holdings Inc., Baoding Shengde, and Dongfang Paper became directly and indirectly controlled by the Company, and Dongfang Paper continued to function as the Company’s operating entity.

In addition to controlling the operations and beneficial ownership of Dongfang Paper, Baoding Shengde also acquired a digital photo paper production line (including two photo paper coating lines and ancillary equipment) in an asset acquisition transaction on November 25, 2009 and began directly conducting business in the PRC. We suspended production of photo paper in June 2016 and now are upgrading the production line to produce more competitive photo paper products. We expect to resume our digital photo paper production in the near future.

An agreement was entered into among Baoding Shengde, Dongfang Paper and the shareholders of Dongfang Paper on December 31, 2010, reiterating that Baoding Shengde is entitled to the distributable profit of Dongfang Paper, pursuant to the above mentioned Exclusive Technical Service and Business Consulting Agreement. In addition, Dongfang Paper and the shareholders of Dongfang Paper agreed that they would not declare any of Dongfang Paper’s unappropriated earnings, including any earnings of Dongfang Paper from its establishment to 2010 and thereafter, as dividend.

The following diagram sets forth the current corporate structure of IT Tech Packaging:

100% ownership
Controlled by contractual arrangements

Face Masks Production

On April 29, 2020, we launched a production line of non-medical single-use face masks, following the completion of raw materials preparation, trial run of the equipment and the sample products inspection. Revenue generated from selling face masks were $845,553 for the three and six months ended June 30, 2020. We sold 6.28 million pieces of face masks in the second quarter and the six months ended June 30, 2020.

New Tissue Paper Production Line (“PM10”)

On May 5, 2020, the Company announced it planned the commercial launch of a new tissue paper production line (the “PM10”). The Company has signed an agreement to purchase paper machine with paper machine supplier and expects to launch commercial production of the PM10 following the success of its trial run.

Combined Heat and Power Generation Project

On June 24, 2020, the Company announced that it expected to launch the construction of a combined heat and power generation project utilizing biomass technology with the total construction area of 80,373 square meters which is located in its Wei County production base.

Our Business

We engage in production and distribution of three categories of paper products: corrugating medium paper, offset printing paper and tissue paper products.

From late January 2018 to mid-March 2018, the Company temporarily suspended its production due to a government-mandated restriction on the supply of natural gas, which is the energy resource we need for production. On March 14, 2018, the Company resumed production at its manufacturing facilities.

Manufacturing Process

Corrugating Medium Paper and Offset Printing Paper

Our current products (excluding tissue paper products) generally undergo two stages of manufacturing: (1) creating pulp from recycled paper products, and (2) treating the pulp and molding it into the desired types of paper products. A brief overview of the pulp and papermaking process is provided below.

Pulping

The recycled waste paper is first sorted by machine, and then broken down and beaten or smashed into small pieces using water and mechanical energy. It is then put through a course screening drum, followed by a fine screening drum to separate different grades of pulp, a process that we refer as “concentration”. In order to purify the pulp further, an approach flow system is used to filter out any impurities or inconsistencies, such as sand, in the pulp.

Paper Making

The pulp is sieved to remove the excess water and molded into a specific size. The moisture content is further reduced by applying hydraulic pressure to the pulp. The pulp then enters the drying section where it is rolled over by heated cylinders. The dried paper is then coated with a mixture of clay, white pigment and binder to produce a surface on which ink can sit without being fully absorbed, enabling crisper, more consistent print quality.

The paper goes through a process called calendaring, which flattens and smoothens the paper into long sheets. The paper is then wound onto a reel that is mounted in a roll-slitting machine for rewinding, during which cutters are used to cut the paper into the desired widths. Upon completion, the rolls are fitted with sleeves and labeled, and then sent to quality control before shipment or storage.

Pulping
Paper Making
Material Preparation
Beating/ Smashing
Purification
Concentration
Approach Flow
Sieving
Pressing
Drying
Coating
Brightening
Rolling
Re-rolling or Cutting
Inspection
Packaging
Warehouse Acceptance
Corrugating Medium Paper or Offset Printing Paper

Base Tissue Paper

While we make tissue paper products, we currently purchase paper pulp from suppliers and use it to manufacture base tissue paper directly.

Products

Corrugating medium paper

Corrugating medium paper, or CMP is used in the manufacturing of cardboard. Since the launch of our new Paper Machine (“PM6”) production line in December 2011, corrugating medium paper has become a major product of the Company. For the year ended December 31, 2019, corrugating medium paper comprised approximately 85.61% of our total paper production quantities and roughly 77.22% of our total revenue. Raw materials used in the production of corrugating medium paper include recycled paper board (or Old Corrugating Cardboard or “OCC,” as it is commonly referred to in the United States) and certain supplementary agents. In January 2013, we suspended the operation of our PM1 production line for renovation, which was then used to produce corrugating medium paper. In May 2014, we launched the commercial production of a renovated PM1 production line. The renovated PM1 production line produces light-weight corrugating medium paper with a specification of 40 to 80 grams per square meter (“g/s/m”). PM1’s light-weight corrugating medium paper products have a wide range of commercial applications. For example, they can be used as a construction material for wall and floor insulation or to manufacture moisture-proof packaging materials for the transportation of books and magazines by the publishing industry. It can also be used as corrugating medium to make corrugating cardboard for packaging that requires light-weight boxes. The manufacturing process of light-weight corrugating medium paper is similar to that of the regular corrugating medium paper and also uses recycled paper boards as a major source of raw material. We now have two corrugating medium paper production lines, PM6 and PM1. We refer to products produced from the PM6 production line as Regular CMP and products produced from the PM1 production line as Light-Weight CMP.

Offset printing paper

Offset printing paper is used for offset printing in the publishing industry. Offset printing paper comprised approximately 11.68% of our total paper production quantities and approximately 17.38% of our total sales revenue for the year ended December 31, 2019. Raw materials used in making offset printing paper include recycled white scrap paper, fluorescent whitening agent and sizing agent. We currently have two production lines, PM2 and PM3, for the production of offset printing paper.

Tissue Paper Products

We began the commercial production of tissue paper products in Wei County Industry Park in June 2015. We process base tissue paper purchased from long-term cooperative third party and produce finished tissue paper products, including toilet paper, boxed and soft-packed tissues, handkerchief tissues and paper napkins, as well as bathroom and kitchen paper towels that are marketed and sold under the Dongfang Paper brand. In December 2018 and November 2019, we completed the construction, installation and test of operation of PM8 and PM9, respectively, and commercially launched tissue paper production of PM8 and PM9 at such time. Tissue paper products comprised approximately 2.71% of our total paper production quantities and approximately 5.4% of our total sales revenue for the year ended December 31, 2019.

Market for our Products

The PRC Paper Making Industry

According to the 2019 China Paper Industry Annual Report, issued by the China Paper Association, there were approximately 2,700 paper and paper board manufacturers (down from 3,700 in 2010) in China, with a total output of 107.65 million tonnes, upby 3.16% from 104.35 million tonnes in 2018. Total domestic consumption was 107.04 million tonnes in 2019, upby 2.54% from 104.39 million tonnes in 2018.

Compared with 2010, output in 2019 increased by approximately 3.16% and consumption grew by approximately 2.54%. The output of paper and paper board maintained an average growth rate of approximately 1.68% during the ten-year period from 2010 to 2019, while consumption increased at an average annual rate of 1.73%. The growth is expected to continue. It is estimated that China currently has the largest paper and paper board products output and consumption in the world. (Data source: 2019 Annual Report of China Paper Manufacturing, May 2020, China Paper Association)

Data source: 2019 Annual Report of China’s Paper Industry, May 2020, China Paper Association

Corrugating medium paper production in China totaled 22.20 million tonnes in 2019, a 5.46% increase from 2018. Consumption of corrugating medium paper in China amounted to 23.74 million tonnes in 2019, a increase of 7.28% as compared to 2018.

Uncoated offset printing paper production in China totaled 17.80 million tonnes in 2019, a 1.71% increase from 2018. Consumption of uncoated offset printing paper in China amounted to 17.49 million tonnes in 2019, an decrease of 0.11% as compared to 2018.

The paper making industry in China is concentrated in the east coast provinces. The largest paper production capacities by province for 2018 and 2019 (the most recent year for which relevant information is available) are summarized in the table below. The three provinces with largest capacities showed moderate increases in paper production capacities; provinces with smaller capacities, such as, Chongqing, Hubei and Fujian, showed noticeable increases as well.

Province	2018 Capacity (10k tonnes)	2019 Capacity (10k tonnes)	% Change
Guangdong	1,815	1,864	2.70
Shandong	1,810	1,830	1.10
Zhejiang	1,510	1,429	(5.36)
Jiangsu	1,141	1,312	14.99
Fujian	750	784	7.53
Henan	490	498	1.63
Hubei	325	355	9.23
Anhui	305	325	6.56
Chongqing	288	301	4.51
Sichuan	245	260	6.12

Data Sources: 2019 Annual Report of China’s Paper Industry, May 2020, China Paper Association

Customers

We generally sell our corrugating medium paper to companies making corrugating cardboards and offset printing paper to printing companies. Our largest customer is a packaging company in Tianjin City. Our total corrugating medium and offset printing paper revenue in 2019 was primarily derived from customers in Tianjin, Hebei Province and Shandong Province.

As of September 30, 2020, five major customers who individually accounted for more than 5% of our total sales revenue are as follows:

	For the nine months ended September 30, 2020 Sales Amount (USD$, net of applicable VAT)	% of Total Revenue
Company A (Hebei)	4,118,533	6.02%
Company B Tianjin)	3,867,920	5.65%
Company C (Tianjin)	3,847,578	5.62%
Company D (Hebei)	3,549,880	5.19%
Company E (Shandong)	3,405,292	5.00%
Total Major Customers	18,789,203	27.48%

Nine of our top-ten customers of 2019 are also in the top-ten customer list in 2018, representing 35% of the 2019 top-ten customer sales.

Target Market

We target corporate customers in the middle range of the marketplace, where, with solid quality and competitive pricing, we see potential for high volume growth for corrugating medium paper and offset printing paper. Our primary market has been the region of North China, especially in the province of Hebei.

Our Production Lines

As of September 30, 2020, we had six PM production lines in operation and are in the process of launching one more that are designated as PM7. These production lines include the followings:

PM#	Paper Product Produced	Designed Capacity (tonnes/year)	Owned by	Operated by	Status as of December 31, 2019
PM1	Corrugating Medium Paper	60,000	Dongfang Paper	Dongfang Paper	In production
PM2	Offset Printing Paper	50,000	Dongfang Paper	Dongfang Paper	In production
PM3	Offset Printing Paper	40,000	Dongfang Paper	Dongfang Paper	In production
PM4	Digital Photo Paper	**	Baoding Shengde	Baoding Shengde	Suspended in June 2016 due to low market demand
PM5	Digital Photo Paper	**	Baoding Shengde	Baoding Shengde	Suspended in June 2016 due to low market demand
PM6	Corrugating Medium Paper	360,000	Baoding Shengde	Dongfang Paper***	In production
PM7*	Specialty paper	10,000	Dongfang Paper	Dongfang Paper	Under renovation and preparing for launch by the end of 2020
PM8	Tissue paper	15,000	Dongfang Paper	Dongfang Paper	In production
PM9	Tissue paper	15,000	Dongfang Paper	Dongfang Paper	In production.
PM10	Tissue paper	20,000	Dongfang Paper	Dongfang Paper	In construction

____________

*:       Paper machines under renovation, under construction, or in the planning stage.

***:   PM6 is funded and owned by Baoding Shengde; ancillary facilities that support the PM6 operation are built and owned by Dongfang Paper.

On December 31, 2009, we acquired a digital photo paper production line, including two coating lines that are designated as PM4 and PM5 and ancillary equipment, for a total purchase price of approximately $13.6 million. We suspended production of photo paper in June 2016.

In order to meet the growing domestic demand for paper, which we believe currently exceeds domestic supply in the case of corrugating medium paper, especially in the region of North China, we installed a corrugating medium paper production line (PM6) with a designed capacity of 360,000 tonnes per year. We completed the installation of the PM6 production line in November 2011 and began commercial production in December 2011.

We have implemented a plan to renovate one of the old production lines that has been idle since the end of 2007. We previously made paper with anti-counterfeit features from that production line. When the renovation is completed, we intend to use the renovated production line to produce high-profit margin specialty papers. Our current plan is to complete the renovation project, put in place a new production and marketing team and launch the renovated production line as PM7 by the end of 2020.

On November 27, 2012, we signed a 15-year lease relating to approximately 49.4 acres of land in the Economic Development Zone in Wei County, Hebei Province, China for the purpose of developing a new tissue paper production plant. We plan to build two tissue paper production lines, each with 15,000 tonnes/year capacity, and other packaging facilities and infrastructures on the leased land. In December 2012, we signed a contract with an equipment contractor in Shanghai to build PM8, the first of our two tissue paper production lines in Wei County. In December 2018 and November 2019, we completed the construction, installation and test of operation of PM8 and PM9, respectively and commercially launched tissue paper productions of PM8 and PM9 at such time.

We voluntarily renovated our 150,000 tonnes/year corrugating medium paper PM1 in anticipation of increased regulatory concerns on energy efficiencies as well as to improve the quality of our corrugating medium products. Rather than converting PM1 to a regular corrugating medium paper machine, we decided in 2013 that, based on the market conditions and our waste water treatment capability, the better option was to convert PM1 to produce Light-Weight CMP with a specification of 40 to 80 grams per square meter (“g/s/m”) with a designed capacity of 60,000 tonnes/year. We started the renovation in January 2013 and launched commercial production of the renovated PM1 production line in May 2014.

Raw Materials and Principal Suppliers

The supplies used in our production processes are comprised mainly of recycled paper board and unprinted recycled white scrap paper, both of which are ready-to-use items and available from multiple domestic and foreign sources. We currently purchase all of our recycled paper supplies from some domestic recycling stations and do not rely on imported recycled paper. We also purchase coal and chemical agents from nearby suppliers. Ongoing inflationary pressures and higher demand for recycled paper could lead to an increase in our costs of raw materials and production, which we may or may not be able to pass to our customers.

We sign annual raw materials supplier contracts with our suppliers. Although we have contracts with our suppliers, these contracts do not lock-in the purchase price of our raw materials or provide hedge against the fluctuation in the market price of these raw materials. For the year ended December 31, 2019, we had two large suppliers which accounted for approximately 74% and 12% of our total purchases, respectively.

As of September 30, 2020, two major suppliers who individually accounted for more than 5% of our total purchase are as follows:

	For the nine months ended September 30, 2020 Purchase Amount (USD$, net of applicable VAT)	% of Total Purchase
Company A (Baoding)	48,367,273	74%
Company B (Baoding)	7,393,479	11%
Total Major Suppliers	55,760,752	85%

Competition

Dongfang Paper’s main competitors are: Chenming Paper Group Limited, Huatai Group Limited, Nine Dragons Paper (Holdings) Limited and Sun Paper Group Limited. A number of our competitors are public entities with larger capacities, broader customer bases and greater financial resources than those available to us. The businesses of our primary competitors are briefly described below:

Chenming Paper Group, Ltd. (“Chenming”), based in Shandong Province (located in northeast China), produces primarily newsprint paper and art paper (high quality, heavy and two-side coated printing paper). Chenming is believed to be the first company to have listed on all three stock exchanges in China: Renminbi A-shares and foreign currency B-shares in Shenzhen, the smaller of the mainland’s two stock exchanges, and H-shares in Hong Kong. Chenming has annual production capacity of 8.5 million tonnes for its coated wood-free paper product and is believed to rank among the top 500 enterprises in China.

Huatai Group, Ltd. (“Huatai”), based in Shandong Province (located in the northern part of the eastern coastal region of China), primarily produces newsprint, fine paper, special printing paper, coated board and tissue paper. Huatai is the first Shandong papermaker to publicly list its stock and has become a famous brand in China. Its annual paper production is estimated to have reached 4 million tonnes.

Nine Dragons Paper (Holdings) Limited (“ND Paper”), based in Guangdong Province (located in southern China), is the largest paper manufacturer in China and primarily produces kraft paper and high-strength corrugating medium paper with annual capacity of 13 million tonnes. ND Paper has reported that it has five production lines in the city of Tianjin with a total designed capacity of 2.15 million tonnes, producing products such as kraft paper, high strength corrugating medium paper and grey-back duplex board.

Sun Paper Group, Ltd., based in Shandong Province, primarily produces card paper, whiteboard paper and art paper. It also produces alkaline peroxide mechanical pulp, sourced in part from woodchips harvested by the company’s poplar plantations. This company has reported that it has an aggregate annual production capacity of paper and pulp of approximately 5.7 million tonnes and has been listed on the Shenzhen Stock Exchange since 2006.

With the exceptions of Chenming and ND Paper, which may compete directly with us in the offset printing paper market and the corrugating medium paper market, respectively, in the Beijing/Tianjin/greater Hebei regions, we believe that we face only indirect competition from the above-listed companies, either because we have a different product assortment from these companies, or because, to the extent they do offer products similar to ours, the transportation costs and storage costs make it difficult for these companies to compete effectively with us on pricing.

Our Competitive Edge

Regional advantage (Northern China).    We believe that Dongfang Paper is one of the leading papermaking enterprises in Hebei Province. Our proximity to large urban centers in northern China, Beijing and Tianjin, gives us access to a large market to sell our products.

There are other paper manufacturers that are also located in Hebei Province (and close to metropolitan Beijing and Tianjin areas), but most of these other manufacturers are small in scale and unable to compete with us effectively. We also compete with other large printing paper manufacturers for Beijing printing company customers. We believe that we have cost and geographical advantages over these larger competitors.

Cost advantage.    Unlike some of our out-of-province competitors who must set up interim warehouses and ship products from their production base to such interim warehouses close to their customer base in Beijing, there is no need for us to set up interim warehouses, because we are approximately 60 miles (100 kilometers) from Beijing, the cultural center of China and our largest target market. While we do not separately pay for transportation cost on raw material purchases, the transportation cost included in the raw material purchase prices from our recycled paper suppliers is lower than the transportation cost paid by our competitors in the province of Shandong. We also enjoy lower transportation costs for coal, a major source of energy used in our production process. Similarly, our customers pay lower transportation cost to pick up their orders from our finished goods warehouse in Baoding than what they would pay if they had to pick up goods from locations further away from Beijing. Tianjin, another large urban center, is also approximately 60 miles from our facilities. Baoding city itself is also home to numerous printing and packaging companies. Our geographical advantage and easy access to low-cost raw materials allow us to implement a more flexible inventory purchase policy, lower our purchase prices and inventory management expenses and reduce our production cost. As such, we have lower freight costs and other associated costs of sales, which enable us to charge lower prices, if necessary, for our products. Additionally, because we buy all recycled paper raw materials from Beijing and Tianjin, rather than from the United States or Japan, our purchase lead time is shorter as compared to manufacturers who rely on imported recycled paper.

Research and Development

Our R&D activities are carried out by a task force led by a group of senior managers (in charge of product development and quality control) and by a group of selected engineers and technicians. The Company charged the time spent on the R&D projects (manufacturing waste discharge recycling, digital photo paper and tissue paper manufacturing) to R&D expenses. Our R&D efforts in 2019 has focused on evaluating and developing new products that are in the pipeline for 2019 and included developing and improving the manufacturing process of Light-Weight CMP and the production and packaging technology of tissue paper.

One of our production lines, PM7, is under renovation. Since the fourth quarter of 2010, we have spent approximately $1.57 million in machine parts and new components to renovate this production line, with which we expect to produce certain specialty papers, including wood-grain deco and furniture paper, wallpaper and paper with security features (for anti-counterfeiting purposes). While we are optimistic about the prospect of the specialty papers, we cannot guarantee the launch of the specialty paper production (which is tentatively scheduled by the end of 2020) or the success of such renovation.

Intellectual Property

Dongfang Paper has registered three trademarks with the Trademark Bureau under the State of Administration for Industry & Commerce.

Trademark	Certificate No.	Category	Registrant	Valid Term
Shuangxing	3298963	Fax paper, thermal paper, blueprint paper, sensitized paper, spectrum sensitized paper, blueprint cloth, photographic paper, cyanotype solution, diazo paper	Dongfang Paper	April 7, 2014 through April 6, 2024
Fangmenglai	12955328

Toilet paper, handkerchief tissues, tissues, paper napkins, paper mats, beer mats, paper place mats, printing paper (including offset paper, newsprint, books paper, bond paper, plate paper and halftone paper), coated paper

			Dongfang Paper	December 28, 2014 through December 27, 2024
Fangqingxin	12955235

Toilet paper, handkerchief tissues, tissues for makeup remover, paper napkin, tissues, paper duster cloth, paper face towels, paper table cloth, paper tablecloths, drawer liner (with or without flavor)

			Dongfang Paper	December 28, 2014 through December 27, 2024
Kaimeilai	20212149	Xuan Paper (for traditional Chinese painting and calligraphy), Paper, tissue paper, watercolor paper, writing paper, pringting publications, ink, painting brush, packaging plastic film, color box,	Baoding Shengde	July 28, 2017 through July 27, 2027
Shadow	8349821	Drying blueprint solotuion, diazo paper, photographic paper, sensitive paper, blueprint paper, blueprint canvas, spectral photographic plate, heliographic paper	Baoding Shengde	June 14, 2011 through June 13, 2021
Lanmeier	15635879	Paper table cover, paper pinafore, drawer lining (with flavor or not)	Hebei Tengsheng	November 21, 2016 through November 20, 2026
Qingmu	15635916	Tissue paper, paper handkerchief, paper napkin, facial paper, grained paper, cardboard, white board, containerboard, kraft liner, corrugated medium paper (board)	Hebei Tengsheng	January 7, 2016 through January 6, 2026
Rongou	20063034	Paper, tissue paper, paper handkerchief, paper napkin, facial paper, paper billboard, cleansing tissue, packaging paper or plastic bag (envelop, sachet), carton, paper box	Hebei Tengsheng	July 14, 2017 through July 13, 2027
Weizun	15636093	Coasters, paper table cover, paper costers, cleansing paper	Hebei Tengsheng	February 28, 2016 through February 27, 2026

Domain names

IT Tech Packaging has registered the internet domain name, http://www.itpackaging.cn.

Government Regulation

The testing, approval, manufacturing, labeling, advertising and marketing, post-approval safety reporting and export of our products are extensively regulated by governmental authorities in the PRC. We are also subject to various other regulations and permit requirements by the Chinese government. These regulations and their impact on our business are set forth in more details below.

Environmental Regulation

Our operations and facilities are subject to environmental laws and regulations stipulated by the national and the local environment protection bureaus in the PRC.

Since the implementation of the State Council’s “Decisions on Environmental Protection Issues” in 1996, the PRC paper industry has been subject to more rigorous environmental standards. Effective January 1, 2015, a new law promulgated by the National People’s Congress of the People’s Republic of China makes certain violations of the environmental laws a criminal offense. We believe that we are one of the few major paper manufacturers in Hebei Province that have obtained a Pollution Discharge Permit. We initially received the permit in September 1996 and, we have successfully renewed the permit each year by complying with applicable environmental requirements.

Waste Water Treatment

Dongfang Paper uses a multi-level water recycling process. Waste water from the pulping process is fed into collection pools, where it is divided into two parts, water and recovered pulp fiber. The latter is returned to the pulping process.

Chemical agents are added to the waste water, and the waste water is fed into a biogas reactor and filtering pools, producing purified water and depositing sludge. Most of the purified water is recycled to produce corrugating medium paper and the sludge is pumped into a sludge pool, condensed and dehydrated. We then use the sludge as a raw material in the manufacture of corrugating medium paper.

We maintain computerized controls at our production facilities on a 24-hour basis to monitor compliance with environmental rules and regulations. We are not aware of any environmental investigations, prosecutions, disputes, claims or other environmental proceedings, nor have we been subject to any action by any environmental administration authorities of the PRC. To our knowledge, our operations meet or exceed the existing environmental requirements of the PRC.

Employees

As of November 30, 2020, we have approximately 333 full time employees. The Company provides private insurance coverage for any workplace accident or injury for all the operators of paper milling machinery in the workshops. These employees are organized into a labor union under the labor laws of the PRC and have collective bargain power against us. We generally maintain good relations with our employees and the labor union.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNER AND MANAGEMENT

The following table sets forth certain information regarding beneficial ownership of Common Stock, as of January 11, 2021, by each of Company’s directors and executive officers; all executive officers and directors as a group, and each person known to Company to own beneficially more than 5% of Company’s Common Stock. Except as otherwise noted, the persons identified have sole voting and investment powers with respect to their shares. As of January 11, 2021, there were 28,535,816 shares of the Company’s Common Stock outstanding.

Name and Address of Beneficial Owner(1)	Amount and Nature of Beneficial Ownership	Percentage of Common Stock
Zhenyong Liu, CEO and Director	5,364,841	18.80%
Jing Hao, CFO*	10,000	*
Dahong, Zhou Secretary	0	*
Marco Ku Hon Wai, Director*	7,500	*
Fuzeng Liu, Director*	5,000	*
Wenbing Christopher Wang, Director*	29,820	*
Lusha Niu, Director	0	*
All Directors and Executive Officers as a Group (7 persons)	5,417,161	18.98%

____________

*        Less than 1% of the Company’s issued and outstanding common shares.

*        Less than one percent.

(1)      Unless otherwise indicated, the business address of each of the individuals is c/o IT Tech Packaging, Inc. at Science Park, Juli Road, Xushui District, Baoding City, Hebei Province, People’s Republic of China.

DESCRIPTIONS OF SECURITIES

The following summary of the material terms of our securities is not intended to be a complete summary of the rights and preferences of such securities, and is qualified by reference to our articles of incorporation, our bylaws and the warrant-related documents described herein, which are exhibits to the registration statement of which this prospectus is a part. We urge to you read each of the articles of incorporation, the bylaws and the warrant-related documents described herein in their entirety for a complete description of the rights and preferences of our securities.

General

The following description of our common stock, together with the additional information we include in any applicable prospectus supplement, summarizes the material terms and provisions of the common stock that we may offer under this prospectus, but it is not complete. For the complete terms of our common stock, please refer to our articles of incorporation, as may be amended from time to time, and our bylaws, as amended from time to time. The Nevada Revised Statutes may also affect the terms of these securities. While the terms we have summarized below will apply generally to any future common stock that we may offer, we will describe the specific terms of any series of these securities in more detail in the applicable prospectus supplement. If we so indicate in a prospectus supplement, the terms of any common stock we offer under that prospectus supplement may differ from the terms we describe below.

As of January 8, 2021, our authorized capital stock consists of 500,000,000 shares of common stock, $0.001 par value per share, of which 28,535,816 shares are issued and outstanding.

The authorized and unissued shares of our common stock are available for issuance without further action by our stockholders, unless such action is required by applicable law or the rules of NYSE American, or any stock exchange on which our securities may be listed at such time. Unless approval of our stockholders is so required, our board of directors will not seek stockholder approval for the issuance and sale of our Common Stock.

Common Stock

Each outstanding share of our common stock is entitled to one vote, either in person or by proxy, on all matters that may be voted upon by their holders at meetings of the stockholders.

Holders of our common stock:

(i)     have equal ratable rights to dividends from funds legally available therefore, if declared by the Board of Directors;

(ii)    are entitled to share ratably in all our assets available for distribution to holders of common stock upon our liquidation, dissolution or winding up;

(iii)   do not have preemptive, subscription or conversion rights; and

(iv)   are entitled to one non-cumulative vote per share on all matters on which stockholders may vote at all meetings of our stockholders.

The holders of shares of our common stock do not have cumulative voting rights, which means that the holder or holders of more than fifty percent (50%) of outstanding shares voting for the election of directors can elect all of our directors if they so choose and, in such event, the holders of the remaining shares will not be able to elect any of the our directors.

Our common stock is listed on The NYSE American under the symbol “ITP.”

Common Warrants

The common warrants to be issued as a part of this offering will be separately transferable following their issuance and through their expiration five years from the date of issuance. Each warrant will entitle the holder to purchase one share of our common stock at an exercise price of $__ per share from the date of issuance through its expiration. There is no public trading market for the warrants and we do not intend that they will be listed for trading on the NYSE American or any other securities exchange or market. The common stock underlying the warrants, upon issuance, will also be traded on the NYSE American under the symbol “ITP.”

Exercisability

Each warrant will be exercisable at any time and will expire five years from the date of issuance. The warrants will be exercisable, at the option of each holder, in whole or in part by delivering to us a duly executed exercise notice and payment in full for the number of shares of our common stock purchased upon such exercise, except in the case of a cashless exercise as discussed below. The number of shares of common stock issuable upon exercise of the warrants is subject to adjustment in certain circumstances, including a stock split of, stock dividend on, or a subdivision, combination or recapitalization of the common stock. If we effect a merger, consolidation, sale of substantially all of our assets, or other similar transaction, then, upon any subsequent exercise of a warrants, the warrant holder will have the right to receive any shares of the acquiring corporation or other consideration it would have been entitled to receive if it had been a holder of the number of shares of common stock then issuable upon exercise in full of the warrant.

Cashless Exercise

If at any time there is no effective registration statement registering, or the prospectus contained therein is not available for issuance of, the shares issuable upon exercise of the warrant, the holder may exercise the warrant on a cashless basis. When exercised on a cashless basis, a portion of the warrant is cancelled in payment of the purchase price payable in respect of the number of shares of our common stock purchasable upon such exercise.

Exercise Price

Each warrant represents the right to purchase one share of common stock at an exercise price of $__ per share. In addition, the exercise price per share is subject to adjustment for stock dividends, distributions, subdivisions, combinations, or reclassifications, and upon the occurrence of certain fundamental transactions, but not as a result of future securities offerings at lower prices. Subject to limited exceptions, a holder of warrants will not have the right to exercise any portion of the warrant to the extent that, after giving effect to the exercise, the holder, together with its affiliates, and any other person acting as a group together with the holder or any of its affiliates, would beneficially own in excess of 4.99% of the number of shares of our common stock outstanding immediately after giving effect to its exercise. The holder, upon notice to the Company, may increase or decrease the beneficial ownership limitation provisions of the warrant, provided that in no event shall the limitation exceed 9.99% of the number of shares of our common stock outstanding immediately after giving effect to the exercise of the warrant.

Transferability

Subject to applicable laws and restrictions, a holder may transfer a warrant upon surrender of the warrant to us with a completed and signed assignment in the form attached to the warrant. The transferring holder will be responsible for any tax that liability that may arise as a result of the transfer.

No Market

There is no public trading market for the warrants and we do not intend that they will be listed for trading on the NYSE American or any other securities exchange or market.

Rights as Stockholder

Except as set forth in the warrant, the holder of a warrant, solely in such holder’s capacity as a holder of a warrant, will not be entitled to vote, to receive dividends, or to any of the other rights of our stockholders.

Amendments and Waivers

The provisions of each warrant may be modified or amended or the provisions thereof waived with the written consent of us and the holder.

Anti-takeover Effects of Nevada Law and our Articles of Incorporation, as amended and Bylaws.

Our articles of incorporation and bylaws contain a number of provisions that could make our acquisition by means of a tender or exchange offer, a proxy contest or otherwise more difficult. Certain of these provisions are summarized below.

Special Meetings.

Special meetings of the stockholders may only be called by our board of directors or such person or person authorized by the board of directors.

Control Share Acquisitions

The “control share” provisions of Sections 78.378 to 78.3793, inclusive, of the NRS, apply to “issuing corporations” that are Nevada corporations with at least 200 stockholders of record, including at least 100 stockholders of record who are Nevada residents, and that conduct business directly or indirectly in Nevada, unless the corporation has elected to not be subject to these provisions. The control share statute prohibits an acquirer of shares of an issuing corporation, under certain circumstances, from voting its shares of a corporation’s stock after crossing certain ownership threshold percentages, unless the acquirer obtains approval of the target corporation’s disinterested stockholders. The statute specifies three thresholds: (a) one-fifth or more but less than one-third, (b) one-third but less than a majority, and (c) a majority or more, of the outstanding voting power. Generally, once a person acquires shares in excess of any of the thresholds, those shares and any additional shares acquired within 90 days thereof become “control shares” and such control shares are deprived of the right to vote until disinterested stockholders restore the right. These provisions also provide that if control shares are accorded full voting rights and the acquiring person has acquired a majority or more of all voting power, all other stockholders who do not vote in favor of authorizing voting rights to the control shares are entitled to demand payment for the fair value of their shares in accordance with statutory procedures established for dissenters’ rights. A corporation may elect to not be governed by, or “opt out” of, the control share provisions by making an election in its articles of incorporation or bylaws, provided that the opt-out election must be in place on the 10th day following the date an acquiring person has acquired a controlling interest, that is, crossing any of the three thresholds described above. We have not opted out of these provisions and will be subject to the control share provisions of the NRS if we meet the definition of an issuing corporation upon an acquiring person acquiring a controlling interest unless we later opt out of these provisions and the opt out is in effect on the 10th day following such occurrence.

The effect of the Nevada control share statute is that the acquiring person, and those acting in association with the acquiring person, will obtain only such voting rights in the control shares as are conferred by a resolution of the stockholders at an annual or special meeting. The Nevada control share law, if applicable, could have the effect of discouraging takeovers of our company.

MANAGEMENT

Set forth below is certain information regarding our directors and executive officers as of January 11, 2021. Our board of directors is comprised of five directors. There are no family relationships between any of our directors or executive officers. Each of our directors is elected to serve until the next annual meeting of our stockholders and until his successor is elected and qualified or until such director’s earlier death, removal or termination.

The following table sets forth certain information with respect to our directors and executive officers:

Name	Age	Position/Title
Zhenyong Liu	57	Chief Executive Officer and Chairman of the Board
Jing Hao	37	Chief Financial Officer
Dahong Zhou	41	Secretary
Marco Ku Hon Wai	46	Director
Wenbing Christopher Wang	49	Director
Fuzeng Liu	71	Director
Lusha Niu	41	Director

We have two classes of directors with each class elected in a different calendar year from the calendar year in which the other class of directors are elected. All directors are elected for a two-year term. The directors elected in Class I, Marco Ku Hon Wai and Wenbing Christopher Wang, will serve until the annual meeting of stockholders in 2021 and until their respective successors have been elected and have qualified, or until their earlier resignation, removal or death. The directors elected in Class II, Zhenyong Liu, Fuzeng Liu and Lusha Niu will serve until the annual meeting of stockholders in 2022 and until their respective successors have been elected and have qualified, or until their earlier resignation, removal or death. Our officers serve at the discretion of our Board of Directors.

Set forth below is biographical information about our current directors and executive officers:

Zhenyong Liu.    Mr. Zhenyong Liu became a member of the Board of Directors, and was appointed as Chairman of the Board of Directors on November 30, 2007. Mr. Liu has also served as the Company’s Chief Executive Officer since November 16, 2007, and serves as Chairman of Hebei Baoding Dongfang Paper Milling Company Limited (Dongfang Paper), a position he has held since 1996. From 1990 to 1996, he served as Plant Director of Xinxin Paper Milling Factory in Xushui District. Mr. Liu served as General Manager of the East Central Household Appliance Purchases and Supply Station from 1980 to 1989.

Jing Hao.    Ms. Jing Hao was appointed as our Chief Financial Officer on November 3, 2014. Ms. Hao previously served as the Company’s Chief Financial Officer between November 2007 and April 2009. In addition, Ms. Hao has served as Chief Financial Officer of Hebei Baoding Dongfang Paper Milling Company Limited (Dongfang Paper) since 2006. Prior to that, she was Manager of Finance for Dongfang Paper from 2005 to 2006.

Dahong Zhou.    Ms. Dahong Zhou was appointed as our Secretary on November 16, 2007. Ms. Zhou also serves as Executive Manager of Hebei Baoding Dongfang Paper Milling Company Limited (Dongfang Paper), a position she has held since 2006.

Marco Ku Hon Wai.    Mr. Marco Ku Hon Wai has served on the Board of Directors since November 3, 2014. Mr. Ku is the founder of Sensible Investment Company Limited, an investment consulting firm based in Hong Kong founded in 2013. He was previously Chief Financial Officer of China Marine Food Group Limited (OTC: CMFO) from July 2007 to October 2013. Prior to his position at China Marine Food Group Limited, Mr. Ku co-founded KISS Catering Group, a food and beverage business in Beijing from October 2005 to April 2007. Mr. Ku worked at KPMG LLP from 1996 to 2000, where his last held position was Assistant Manager. Mr. Ku received a bachelor’s degree in finance from the Hong Kong University of Science and Technology in 1996, and is currently a fellow member of the Hong Kong Institute of Certified Public Accountants.

Wenbing Christopher Wang.    Mr. Wenbing Christopher Wang has served on the Board of Directors since October 28, 2009. Mr. Wang has also been serving as President and Director of Fushi Copperweld, Inc. (“Fushi”) since January 21, 2008. Mr. Wang served as Fushi’s Chief Financial Officer from December 13, 2005 to August 31, 2009. Prior to Fushi, Mr. Wang worked for Redwood Capital, Inc., China Century Investment Corporation, Credit

Suisse First Boston and VC China in various capacities. Fluent in both English and Chinese, Mr. Wang holds a master’s degree in business administration and finance and corporate accounting from Simon Business School of University of Rochester. Mr. Wang was named one of the top ten CFO’s of 2007 in China by CFO magazine.

Fuzeng Liu.    Mr. Fuzeng Liu has been a member of the Board of Directors since November 30, 2007. Mr. Liu has also served as Vice President of Dongfang Paper since 2002. Previously, he served as Deputy Secretary of the Traffic Bureau of Xushui District from 1992 to 2002 and as Party Secretary of Dayin Town,Xushui District from 1988 to 1992. Mr. Liu also served as Head of the Cuizhuang Town, Xushui District from 1984 to 1988. From 1977 to 1984, Mr. Liu worked at the committee office of Xushui District.

Lusha Niu.    Ms. Lusha Niu has been a member of the Board of Directors since October 12, 2016. Ms. Niu is a public relations veteran with strong background in international business and finance. Since September 2013, Ms. Niu has been the Director of Corporate Communications and Public Affairs, Asia Lead of Financial Communication at MSLGROUP, a global public communications firm. From August 2008 until August 2013, Ms. Niu was an Associate Director at APCO Worldwide, a Washington D.C. based global public affairs consulting firm. Ms. Niu also served as a Consulting Analyst with BDA Consulting, advising global institutional investors on their China deal strategy. Ms. Niu holds a Master’s degree in Finance from the University of Colorado.

The Board of Directors believes that each of the Company’s directors is highly qualified to serve as a member of the Board. Each of the directors has contributed to the mix of skills, core competencies and qualifications of the Board of Directors. When evaluating candidates for election to the Board, the Nominating Committee seeks candidates with certain qualities that it believes are important, including integrity, an objective perspective, good judgment, and leadership skills. Our directors are highly educated and have diverse backgrounds and talents and extensive track records of success in what we believe are highly relevant positions. Some of our directors have served in our operating entity, Dongfang Paper, for many years and benefit from an intimate knowledge of our operations and corporate philosophy.

No director or executive officer is related to any other director or executive officer.

The Board has determined that Marco Ku Hon Wai, Wenbing Christopher Wang and Lusha Niu are “independent” as that term is defined under the rules of the NYSE American and meet the criteria set forth in Rule 10A(m)(3) under the U.S. Securities Exchange Act of 1934, as amended (the “Exchange Act”).

Committees

Our business, property and affairs are managed by or under the direction of the Board of Directors. Members of the Board of Directors are kept informed of our business through discussion with the chief executive and financial officers and other officers, by reviewing materials provided to them and by participating at meetings of the board and its committees.

Our Board of Directors has three committees — the Audit Committee, the Compensation Committee and the Nominating Committee. The Audit Committee is comprised of Marco Ku Hon Wai, Wenbing Christopher Wang and Lusha Niu, with Mr. Ku serving as chairman. The Compensation Committee is comprised of Marco Ku Hon Wai, Wenbing Christopher Wang and Lusha Niu, with Ms. Lusha Niu serving as chairwoman. The Nominating Committee is comprised of Marco Ku Hon Wai, Wenbing Christopher Wang and Lusha Niu, with Mr. Wenbing Christopher Wang serving as chairman.

Our Audit Committee is involved in discussions with our independent auditor with respect to the scope and results of our year-end audit, our quarterly results of operations, our internal accounting controls and the professional services furnished by the independent auditor. Our Board of Directors has determined that both Mr. Marco Ku Hon Wai and Mr. Wenbing Christopher Wang qualify as audit committee financial experts and have the accounting or financial management expertise as required under NYSE Rule 303A.07(a). Our Board of Directors has also adopted a written charter for the audit committee which the audit committee reviews and reassesses for adequacy on an annual basis. A copy of the audit committee’s current charter is available at the our corporate website at http://www.itpackaging.cn/uploadfile/txyxfh/file/20181029/6367640912345722139375725.pdf.

The Compensation Committee oversees the compensation of our chief executive officer and our other executive officers and reviews our overall compensation policies for employees generally. If so authorized by the Board of Directors, the committee may also serve as the granting and administrative committee under any option or other equity-based compensation plans which we may adopt. The Compensation Committee does not delegate its authority to fix compensation; however, as to officers who report to the chief executive officer, the compensation committee consults with the chief executive officer, who may make recommendations to the compensation committee. Any recommendations by the chief executive officer are accompanied by an analysis of the basis for the recommendations. The committee will also discuss compensation policies for employees who are not officers with the chief executive officer and other responsible officers. A copy of the compensation committee’s current charter is available at our corporate website at http://www.itpackaging.cn/uploadfile/txyxfh/file/20181029/6367640912355880048874958.pdf.

The Nominating Committee is involved in evaluating the desirability of and recommending to the board any changes in the size and composition of the board, evaluation of and successor planning for the chief executive officer and other executive officers. The qualifications of any candidate for director will be subject to the same extensive general and specific criteria applicable to director candidates generally. A copy of the nominating committee’s current charter is available at our corporate website at http://www.itpackaging.cn/uploadfile/txyxfh/file/20181029/6367640912356661968874958.pdf.

Code of Ethics

We have adopted a code of ethics that applies to our principal executive officer, principal financial officer, principal accounting officer and controller, or persons performing similar functions. The Code of Ethics is currently available at our corporate website at http://www.itpackaging.cn/uploadfile/txyxfh/file/20181029/6367640912363688526617528.pdf.

Board Meetings

The Board of Directors and its committees held the following number of meetings during 2019:

Board of Directors	6
Audit Committee	4
Compensation Committee	1
Nominating Committee	1

The above table includes meetings held by means of a conference telephone call, but not actions taken by unanimous written consent.

Each director attended at least 75% of the total number of meetings of the Board of Directors and those committees on which he served during the year.

For the fiscal year ended December 31, 2019, the Board of Directors met on at least a quarterly basis. The independent directors had regularly scheduled meetings as often as necessary to fulfill their responsibilities, including at least annually in executive session without the presence of non-independent directors and management as required by Section 802(c) of the NYSE American Company Guide.

Directors or Executive Officers involved in Bankruptcy or Criminal Proceedings

To our knowledge, during the last ten years, none of our directors and executive officers (including those of our subsidiaries) has:

•        had a bankruptcy petition filed by or against any business of which such person was a general partner or executive officer either at the time of the bankruptcy or within two years prior to that time;

•        been convicted in a criminal proceeding or been subject to a pending criminal proceeding, excluding traffic violations and other minor offenses;

•        been subject to any order, judgment or decree, not subsequently reversed, suspended or vacated, of any court of competent jurisdiction, permanently or temporarily enjoining, barring, suspending or otherwise limiting his involvement in any type of business, securities or banking activities;

•        been found by a court of competent jurisdiction (in a civil action), the SEC, or the Commodities Futures Trading Commission to have violated a federal or state securities or commodities law, and the judgment has not been reversed, suspended or vacated; or

•        been the subject to, or a party to, any sanction or order, not subsequently reverse, suspended or vacated, of any self-regulatory organization, any registered entity, or any equivalent exchange, association, entity or organization that has disciplinary authority over its members or persons associated with a member.

Board Leadership Structure and Role in Risk Oversight

Mr. Zhenyong Liu is our chairman and chief executive officer. At the advice of other members of the management or the Board, Mr. Liu calls meetings of the Board of Directors when necessary. We have three independent directors. Our Board of Directors has three standing committees, each of which is comprised solely of independent directors with a committee chair. The Board of Directors believes that the Company’s chief executive officer is best situated to serve as chairman of the Board of Directors because he is the director most familiar with our business and industry and the director most capable of identifying strategic priorities and executing our business strategy. We believe that this leadership structure has served the Company well. Our Board of Directors has overall responsibility for risk oversight. The Board of Directors has delegated responsibility for the oversight of specific risks to the committees as follows:

•        The Audit Committee oversees the Company’s risk policies and processes relating to the financial statements and financial reporting processes, as well as key credit risks, liquidity risks, market risks and compliance, and the guidelines, policies and processes for monitoring and mitigating those risks.

•        The Compensation Committee oversees the compensation of our chief executive officer and our other executive officers and reviews our overall compensation policies for employees.

•        The Nominating Committee oversees risks related to the Company’s governance structure and processes.

Our Board of Directors is responsible for approving all related party transactions according to our Code of Ethics. We have not adopted written policies and procedures specifically for related person transactions.

Compliance with Section 16(a) of the Securities Exchange Act of 1934

Section 16(a) of the Exchange Act, requires our executive officers and directors and persons who own more than 10% of a registered class of our equity securities to file with the SEC initial statements of beneficial ownership, reports of changes in ownership and annual reports concerning their ownership of our common stock and other equity securities, on Form 3, 4 and 5 respectively. Executive officers, directors and greater than 10% shareholders are required by the SEC regulations to furnish our company with copies of all Section 16(a) reports they file.

Based solely on our review of the copies of such reports received by us, and on written representations by our officers and directors regarding their compliance with the applicable reporting requirements under Section 16(a) of the Exchange Act, we believe that, with respect to the fiscal year ended December 31, 2019, our officers and directors, and all of the persons known to us to own more than 10% of our common stock, filed all required reports on a timely basis.

EXECUTIVE COMPENSATION

Summary Compensation Table

The following compensation table summarizes the cash and non-cash compensation earned during the years ended December 31, 2019 and 2018 by each person who served as principal executive officer, principal financial officer, and secretary during 2019.

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards(1) ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Total ($)
Zhenyong Liu,	2018	$36,178	—	$88,000	—	—	$124,178
Chairman, CEO	2019	$34,809	—	$—	—	—	$34,809
Jing Hao	2018	$36,178	—	$8,800	—	—	$44,978
CFO	2019	$34,809	—	$—	—	—	$34,809
Dahong Zhou,	2018	$4,379	—	$—	—	—	$4,379
Secretary	2019	$4,213	—	$—	—	—	$4,213

____________

(1)      The value of the Stock Award is determined by multiplying the number of restricted shares issued by the quoted closing price of the Company’s common stock on the date of the award, which was $0.88 as of September 13, 2018.

Employment Agreements

Mr. Zhenyong Liu receives a monthly salary of RMB 20,000 (approximately $2,900). On January 11, 2012, the Company awarded Mr. Zhenyong Liu 44,326 shares of restricted common stock. These shares of common stock were issued under the 2011 ISP and are valued at $3.45 per share, based on the closing price on the date of the issuance. On December 31, 2013, the Company awarded Mr. Zhenyong Liu 8,000 shares of restricted common stock under the 2011 ISP and 2012 ISP, with a value of $2.66 per share, based on the closing price on the date of the stock issuance. On September 13, 2018, the Company issued 100,000 shares of common stock to Mr. Zhenyong Liu under the 2015 Omnibus Equity Incentive Plan with a value of $0.88 per share as of the date of issuance.

Ms. Hao began receiving a monthly salary of RMB 20,000 (approximately $2,900) in January 2015. On September 13, 2018, the company issued 10,000 shares of common stock to Ms. Jing Hao under the 2015 Omnibus Equity Incentive Plan with a value of $0.88 per share as of the date of issuance.

Compensation of Directors

The following table sets forth a summary of compensation paid or entitled to our directors during the fiscal years ended December 31, 2019 and December 31, 2018:

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Total ($)
Fuzeng Liu	2018	$7,844	—	$—	—	—	$7,844
Director	2019	$7,547	—	$—	—	—	$7,547
Marco Ku Hon Wai	2018	$20,000	—	$—	—	—	$20,000
Director	2019	$20,000	—	$—	—	—	$20,000
Wenbing Christopher Wang	2018	$20,000	—	$—	—	—	$20,000
Director	2019	$20,000	—	$—	—	—	$20,000
Lusha Niu	2018	$7,537	—	$—	—	—	$7,537
Director	2019	$7,252	—	$—	—	—	$7,252

Effective November 1, 2014, Mr. Marco Ku Hon Wai began serving as our director and has received annual compensation of $20,000, payable on a monthly basis. In addition, the Company agreed to issue Mr. Ku 7,500 shares of its common stock every year under the Company’s stock incentive plan. On January 12, 2016, the Company issued Mr. Ku 7,500 shares restricted common stock under the 2015 ISP for his services in 2015, with a value of $1.33 per share, based on the closing price on the date of the issuance. Mr. Ku will be reimbursed for his out-of-pocket expenses incurred in connection with his service to the Company.

Effective October 28, 2009, Mr. Wenbing Christopher Wang has served as our director and has received annual compensation of $20,000, payable on a monthly basis. Mr. Wang also received 4,000 shares of common stock, a number equal to $20,000 divided by the closing price of the common stock on October 28, 2009, with piggyback registration rights subordinate to that held by investors in any past or future private placement of securities. On January 11, 2012, the Company awarded its independent director Mr. Wenbing Christopher Wang 15,820 shares of restricted common stock. These shares of common stock were issued under the 2011 ISP and are valued at $3.45 per share, based on the closing price on the date of the issuance. On December 31, 2013, the Company awarded Mr. Wang 5,000 shares restricted common stock under the 2011 ISP and 2012 ISP for, with a value of $2.66 per share, based on the closing price on the date of the stock issuance. On January 12, 2016, the Company issued Mr. Wang 5,000 shares restricted common stock under the 2015 ISP, with a value of $1.33 per share, based on the closing price on the date of the issuance.

On October 12, 2016, Ms. Lusha Niu was elected as our director and receives annual compensation of RMB50,000, payable on a monthly basis.

On December 31, 2013, Mr. Fuzeng Liu received 5,000 shares of restricted common stock from our 2011 and 2012 ISPs. The value of the stock award is determined by the closing price of the Company’s common stock on the date of the award, which was $2.66 as of December 31, 2013.

Other than the appointments described above, there are no understandings or arrangements between Mr. Ku, Mr. Wang, or Ms. Niu and any other person pursuant to which Mr. Ku, Mr. Wang, or Ms. Niu was appointed as a director. Mr. Ku, Mr. Wang, and Ms. Niu do not have any family relationship with any director, executive officer or person nominated or chosen by us to become a director or executive officer.

Outstanding Equity Awards at Fiscal Year-End

There were no option exercises in fiscal year of 2019 or options outstanding as of December 31, 2019.

Pension and Retirement Plans

Currently, except for contributions to the PRC government-mandated social security retirement endowment fund for those employees who have not waived their coverage, we do not offer any annuity, pension or retirement benefits to be paid to any of our officers, directors or employees. There are also no compensatory plans or arrangements with respect to any individual named above which results or will result from the resignation, retirement or any other termination of employment with our company, or from a change in our control.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Loans from our principal shareholder, Chairman and CEO Mr. Zhenyong Liu

Mr Zhenyong Liu, the Company’s CEO has loaned money to Dongfang Paper for working capital purposes over a period of time. On January 1, 2013, Dongfang Paper and Mr. Zhenyong Liu renewed the three-year term loan previously entered on January 1, 2010, and extended the maturity date further to December 31, 2015. On December 31, 2015, the Company paid off the loan of $2,249,279, together with interest of $391,374 for the period from 2013 to 2015. Approximately $367,441 and $373,490 of interest were outstanding to Mr. Zhenyong Liu, which were recorded in other payables and accrued liabilities as part of the current liabilities in the consolidated balance sheet as of December 31, 2019 and 2018, respectively.

On December 10, 2014, Mr. Zhenyong Liu provided a loan to the Company, amounted to $8,742,278 to Dongfang Paper for working capital purpose with an interest rate of 4.35% per annum, which was based on the primary lending rate of People’s Bank of China. The unsecured loan was provided on December 10, 2014, and would be originally due on December 10, 2017. During the year of 2016, the Company repaid $6,012,416 to Mr. Zhenyong Liu, together with interest of $288,596. In February 2018, the company paid off the remaining balance, together with interest of $20,400. As of December 31, 2019 and 2018, approximately $43,003 and $43,711 of interest were outstanding to Mr. Zhenyong Liu, which was recorded in other payables and accrued liabilities as part of the current liabilities in the consolidated balance sheet.

On March 1, 2015, the Company entered an agreement with Mr. Zhenyong Liu which allows Dongfang Paper to borrow from the CEO an amount up to $17,201,342 (RMB120,000,000) for working capital purposes. The advances or funding under the agreement are due three years from the date each amount is funded. The loan is unsecured and carries an annual interest rate set on the basis of the primary lending rate of the People’s Bank of China at the time of the borrowing. On July 13, 2015, an unsecured amount of $4,324,636 was drawn from the facility. On October 14, 2016 an unsecured amount of $2,883,091 was drawn from the facility. In February 2018, the company repaid $1,507,432 to Mr. Zhenyong Liu. The loan would be originally due on July 12, 2018. Mr. Zhenyong Liu agreed to extend the loan for additional 3 years and the remaining balance will be due on July 12, 2021. On November 23, 2018, the company repaid $3,768,579 to Mr. Zhenyong Liu, together with interest of $158,651. In December 2019, the company paid off the remaining balance, together with interest of 94,636. As of December 31, 2019 and 2018, the outstanding loan balance were $nil and $2,185,569, respectively, and the accrued interest was $197,009 and $200,253, respectively, which was recorded in other payables and accrued liabilities as part of the current liabilities in the consolidated balance sheet.

As of December 31, 2019 and 2018, total amount of loans due to Mr. Zhenyong Liu were $nil and $2,185,569, respectively. The interest expense incurred for such related party loans are $94,636 and $277,411 for the years ended December 31, 2019 and 2018, respectively. The accrued interest owe to the CEO was approximately $607,453 and $617,454, as of December 31, 2019 and 2018, respectively, which was recorded in other payables and accrued liabilities.

As of December 31, 2019 and 2018, amount due to shareholder are $483,433 and $210,148, respectively, which represents funds from shareholders to pay for various expenses incurred in the U.S. The amount is due on demand with interest free.

Sale of Headquarters Compound Real Properties to a Related Party

On August 7, 2013, the Company’s Audit Committee and the Board of Directors approved the sale of the land use right of the Headquarters Compound (the “LUR”), the office building and essentially all industrial-use buildings in the Headquarters Compound (the “Industrial Buildings”), and three employee dormitory buildings located within the Headquarters Compound (the “Dormitories”) to Hebei Fangsheng for cash prices of approximately $2.77 million, $1.15 million, and $4.31 million respectively. Sales of the LUR and the Industrial Buildings were completed in year 2013.

In connection with the sale of the Industrial Buildings, Hebei Fangsheng agreed to lease the Industrial Buildings back to the Company for its original use for a term of up to three years, with an annual rental payment of approximately $145,037 (RMB1,000,000). The lease agreement expired in August 2016. On August 6, 2016 and August 6, 2018, the Company entered into two supplementary agreements with Hebei Fangsheng, who agreed to extend the lease term for another four years in total, with the same rental payment as original lease agreement.

PLAN OF DISTRIBUTION

Pursuant to an Placement Agency Agreement dated as of January __, 2021, we have engaged Maxim Group LLC (the “Placement Agent”) to act as our exclusive placement agent in connection with this offering, on a reasonable best efforts basis, of our securities pursuant to this prospectus. The terms of this offering are subject to market conditions and negotiations between us, the Placement Agent, and prospective investors. The Placement Agent will not purchase or sell any securities offered by this prospectus, nor will it be required to arrange for the purchase and sale of any specific number or dollar amount of securities, but will use its commercially reasonable best efforts to arrange for the sale of all of the securities offered by us through this prospectus. Therefore, we will enter into a subscription agreement directly with investors in connection with this offering and we may not sell the entire amount of the securities offered pursuant to this prospectus by investors identified by the Placement Agent. Further, the Placement Agent does not guarantee that it will be able to raise new capital in any prospective offering. The Placement Agent may engage sub-agents or selected dealers to assist with the offering.

Only certain institutional investors purchasing the securities offered hereby will execute, at such investors’ option, a securities purchase agreement with us, providing such investors with certain representations, warranties and covenants from us, which representations, warranties and covenants will not be available to other investors who will not execute a securities purchase agreement in connection with the purchase of the securities offered pursuant to this prospectus. Therefore, those investors shall rely solely on this prospectus in connection with the purchase of securities in the offering.

We will deliver the securities being issued to the investors upon receipt of investor funds for the purchase of the securities offered pursuant to this prospectus. We expect to deliver the securities being offered pursuant to this prospectus on or about January __, 2021.

Fees and Expenses

The following table show the total placement agent fees we will pay in connection with the sale of the securities in this offering, assuming the purchase of all of the securities we are offering.

	Per Share and Warrant	Total Shares and Warrants
Offering Price	$	$
Placement Agent Fees
Proceeds Before Expenses to Us

We have agreed to pay to the Placement Agent a cash fee equal to 7.0% of the aggregate gross proceeds raised in this offering.

We estimate the total expenses payable by us for this offering to be approximately $ , which amount includes (i) a Placement Agent’s fee of $ , assuming the purchase of all of the securities we are offering; and (ii) reimbursement of the accountable expenses of the Placement Agent equal to $65,000, including the legal fees of the Placement Agent being paid by us (none of which has been paid in advance).

Right of First Refusal

We have also granted the Placement Agent, subject to certain exceptions, a right of first refusal for a period of twelve (12) months following the closing of this offering to act as a joint book runner, joint lead manager, and/or joint lead placement agent with at least 75.0% of the economics for a two handed deal and 50.0% of the economics for a three handed deal, for each and every future public or private equity, convertible or debt offering by us or any of our successors or subsidiaries.

Tail Financing Payments

We have also agreed to pay the Placement Agent, subject to certain exceptions, a tail fee equal to the cash compensation in this offering, if any investor, who was contacted or introduced to us by the Placement Agent during the term of its engagement, provides us with capital in any public or private offering or other financing or capital raising transaction during the 2-month period following expiration or termination of our engagement of the Placement Agent.

Lock-Up Agreements

Our officers, directors and each of their respective affiliates and associated persons have agreed with the representative to be subject to a lock-up period of 90 days after the date of the offering. This means that, during the applicable lock-up period, such persons may not offer for sale, contract to sell, sell, distribute, grant any option, right or warrant to purchase, pledge, hypothecate or otherwise dispose of, directly or indirectly, any shares of our common stock or any securities convertible into, or exercisable or exchangeable for, shares of our common stock. Certain limited transfers are permitted during the lock-up period if the transferee agrees to these lock-up restrictions.

NYSE American Listing

Our stock is currently traded on the NYSE American under the symbol “ITP”. On January 11, 2021, the last reported sale price of our common stock was $0.6799 per share.

Indemnification

We have agreed to indemnify the Placement Agent and specified other persons against some civil liabilities, including liabilities under the Securities Act, and the Securities Exchange Act of 1934, as amended, or the Exchange Act, and to contribute to payments that the Placement Agent may be required to make in respect of such liabilities.

Regulation M

The Placement Agent may be deemed to be an underwriter within the meaning of Section 2(a)(11) of the Securities Act and any fees received by it and any profit realized on the sale of the securities by it while acting as principal might be deemed to be underwriting discounts or commissions under the Securities Act. The Placement Agent will be required to comply with the requirements of the Securities Act and the Exchange Act including, without limitation, Rule 10b-5 and Regulation M under the Exchange Act. These rules and regulations may limit the timing of purchases and sales of our securities by the Placement Agent. Under these rules and regulations, the Placement Agent may not (i) engage in any stabilization activity in connection with our securities; and (ii) bid for or purchase any of our securities or attempt to induce any person to purchase any of our securities, other than as permitted under the Exchange Act, until they have completed their participation in the distribution.

Other Relationships

From time to time, the Placement Agent may provide in the future, various advisory, investment and commercial banking and other services to us in the ordinary course of business, for which it may receive customary fees and commissions. However, except as disclosed in this prospectus, and except for the Placement Agent’s service as our sales agent under our at-the-market offering program, we have no present arrangements with the Placement Agent for any services.

LEGAL MATTERS

Certain legal matters governed by the laws of the States of New York and of Nevada with respect to the validity of the offered securities will be passed upon for us by Loeb & Loeb LLP. The placement agent is being represented by Hunter Taubman Fischer & Li LLC with respect to certain legal matters as to United States federal securities and New York State law.

EXPERTS

The consolidated financial statements as of December 31, 2019 and 2018 and for each of the years then ended contained in this Prospectus have been audited by WWC, P.C., an independent registered public accounting firm, as stated in its report, which is incorporated by reference and has been so incorporated in reliance upon the report of such firm given upon its authority as experts in accounting and auditing.

WHERE YOU CAN FIND ADDITIONAL INFORMATION ABOUT US

We are required to file annual and quarterly reports, current reports, proxy statements, and other information with the SEC. We make these documents publicly available, free of charge, on our website at itpackaging.cn as soon as reasonably practicable after filing such documents with the SEC. You can read our SEC filings, including the registration statement, on the SEC’s website at http://www.sec.gov.

IT TECH PACKAGING, INC.

INDEX TO FINANCIAL STATEMENTS

Page
Condensed Consolidated Financial Statements for the Nine-Month Period Ended September 30, 2020
Condensed Consolidated Balance Sheets as of September 30, 2020 and December 31, 2019 (Unaudited)	F-2
Condensed Consolidated Statements of Income and Comprehensive Income for the three months and nine months ended September 30, 2020 and 2019 (Unaudited)	F-3
Condensed Consolidated Statements of Cash Flows for the nine months ended September 30, 2020 and 2019 (Unaudited)	F-4
Condensed Consolidated Statements of Changes in Stockholders’ Equity for the nine months ended September 30, 2020 and 2019 (Unaudited)	F-5
Notes to Consolidated Financial Statements	F-6 – F-28

Condensed Consolidated Financial Statements for the Year Ended December 31, 2019 and 2018
Report of Independent Registered Public Accounting Firm	F-29
Consolidated Balance Sheets as of December 31, 2019 and 2018	F-30
Consolidated Statements of Income and Comprehensive Income (loss) for the years ended December 31, 2019 and 2018	F-31
Consolidated Statements of Changes in Stockholders’ Equity for the years ended December 31, 2019 and 2018	F-32
Consolidated Statements of Cash Flows for the years ended December 31, 2019 and 2018	F-33
Notes to Consolidated Financial Statements	F-34 – F-58

IT TECH PACKAGING, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
AS OF SEPTEMBER 30, 2020 AND DECEMBER 31, 2019
(Unaudited)

	September 30, 2020	December 31, 2019
ASSETS
Current Assets
Cash and bank balances	$8,209,905	$5,837,745
Restricted cash	—	—
Accounts receivable (net of allowance for doubtful accounts of $64,435 and $59,922 as of September 30, 2020 and December 2019, respectively)	3,472,374	3,119,311
Inventories	8,582,912	1,607,463
Prepayments and other current assets	9,930,262	11,613,241
Due from related parties	215,192	1,863,479
Total current assets	30,410,645	24,041,239

Prepayment on property, plant and equipment	2,936,814	1,433,445
Finance lease right-of-use assets, net	2,336,399	—
Property, plant, and equipment, net	142,783,813	151,616,852
Value-added tax recoverable	2,497,129	2,621,841
Deferred tax asset non-current	12,365,164	10,485,053
Total Assets	$193,329,964	$190,198,430

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities
Short-term bank loans	$6,314,151	$6,163,814
Current portion of long-term loans from credit union	3,803,175	1,605,459
Lease liability	168,546	—
Accounts payable	308,611	250,486
Advance from customers	179,491	98,311
Due to related parties	657,433	539,985
Accrued payroll and employee benefits	254,887	291,924
Other payables and accrued liabilities	4,573,972	6,503,010
Income taxes payable	599,782	1,382,471
Total current liabilities	16,860,048	16,835,460

Loans from credit union	5,389,054	7,367,908
Deferred gain on sale-leaseback	406,767	—
Lease liability – non-current	385,650	—
Derivative liability	1,199,585	—
Total liabilities (including amounts of the consolidated VIE without recourse to the Company of $17,636,464 and $19,558,568 as of September 30, 2020 and December 31, 2019, respectively)	24,241,104	24,203,368

Commitments and Contingencies
Stockholders’ Equity
Common stock, 500,000,000 shares authorized, $0.001 par value per share, 28,514,816 and 22,054,816 shares issued and outstanding as of September 30, 2020 and December, 31,2019, respectively	28,515	22,055
Additional paid-in capital	53,974,869	51,155,174
Statutory earnings reserve	6,080,574	6,080,574
Accumulated other comprehensive loss	(1,852,602)	(6,057,537)
Retained earnings	110,857,504	114,794,796
Total stockholders’ equity	169,088,860	165,995,062
Total Liabilities and Stockholders’ Equity	$193,329,964	$190,198,430

See accompanying notes to condensed consolidated financial statements.

IT TECH PACKAGING, INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME AND COMPREHENSIVE INCOME
FOR THE THREE AND NINE MONTHS ENDED SEPTEMBER 30, 2020 AND 2019
(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2020	2019	2020	2019
Revenues	$33,357,451	$32,937,917	$68,463,575	$84,008,157
Cost of sales	(30,789,899)	(27,563,185)	(63,506,913)	(75,917,762)
Gross Profit	2,567,551	5,374,732	4,956,662	8,090,395
Selling, general and administrative expenses	(2,390,920)	(2,024,547)	(8,445,356)	(7,413,879)
Gain on acquisition of a subsidiary	—	(879)	—	30,518
Income (Loss) from Operations	176,631	3,349,306	(3,488,694)	707,034

Other Income (Expense):
Interest income	8,544	1,413	23,785	61,787
Subsidy income	61,152	(2,800)	203,171	233,488
Interest expense	(258,438)	(236,987)	(744,592)	(731,027)
Loss on derivative liability	(482,515)		(510,380)
(Loss) Income before Income Taxes	(494,626)	3,110,932	(4,516,710)	271,282
Provision for Income Taxes	(26,348)	(772,905)	579,418	(205,780)
Net (Loss) Income	(520,974)	2,338,027	(3,937,292)	65,502

Other Comprehensive Income (Loss)
Foreign currency translation adjustment	6,670,510	(4,810,379)	4,204,935	(5,065,382)
Total Comprehensive Income (Loss)	$6,149,536	$(2,472,352)	$267,643	$(4,999,880)

(Losses) Earnings Per Share:
Basic and Diluted (Losses) Earnings per Share	$(0.02)	$0.11	$(0.15)	$0.003
Outstanding – Basic and Diluted	25,816,354	22,028,171	25,816,354	22,028,171

See accompanying notes to condensed consolidated financial statements.

IT TECH PACKAGING, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2020 AND 2019
(Unaudited)

	Nine Months Ended September 30,
	2020	2019
Cash Flows from Operating Activities:
Net income	$(3,937,292)	$65,502
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	11,301,703	11,547,650
Loss on derivative liability	510,380	—
Loss from disposal and impairment of property, plant and equipment	—	—
(Recovery from) Allowance for bad debts	2,973	(339)
Share-based compensation and expenses	1,242,000	—
Gain on acquisition of a subsidiary		(30,518)
Deferred tax	(1,582,754)	(1,853,728)
Changes in operating assets and liabilities:
Accounts receivable	(272,857)	16,894
Prepayments and other current assets	2,099,669	185,780
Inventories	(6,758,500)	(4,307,754)
Accounts payable	50,683	254,749
Advance from customers	76,763	85,993
Notes payable	—	(3,648,250)
Related parties	1,767,888	367,277
Accrued payroll and employee benefits	(43,025)	33,334
Other payables and accrued liabilities	(1,292,657)	726,564
Income taxes payable	(795,487)	1,155,880
Net Cash Provided by Operating Activities	2,369,487	4,599,034

Cash Flows from Investing Activities:
Purchases of property, plant and equipment	(3,144,261)	(4,917,650)
Proceeds from sale of property, plant and equipment	572,312
Acquisition of a subsidiary	—	(1,531,531)
Net Cash Used in Investing Activities	(2,571,949)	(6,449,181)

Cash Flows from Financing Activities:
Proceeds from issuance of shares and warrants, net	2,273,360	—
Proceeds from short term bank loans	—	3,940,110
Proceeds from credit union loans	—	2,334,880
Repayment of bank loans	—	(11,499,285)
Payment of capital lease obligation	(32,317)
Net Cash Provided by (Used in) Financing Activities	2,241,043	(5,224,295)
Effect of Exchange Rate Changes on Cash and Cash Equivalents	333,579	(237,122)
Net Increase (Decrease) in Cash and Cash Equivalents	2,372,160	(7,311,564)
Cash, Cash Equivalents and Restricted Cash – Beginning of Period	5,837,745	12,117,425
Cash, Cash Equivalents and Restricted Cash – End of Period	$8,209,905	$4,805,861

Supplemental Disclosure of Cash Flow Information:
Cash paid for interest, net of capitalized interest cost	$509,783	$659,613
Cash paid for income taxes	$1,784,107	$888,881
Cash and bank balances	8,209,905	4,805,861
Restricted cash	—	—
Total cash, cash equivalents and restricted cash shown in the statement of cash flows	8,209,905	4,805,861

See accompanying notes to condensed consolidated financial statements

IT TECH PACKAGING, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS’ EQUITY
FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2020 AND 2019
(Unaudited)

	Common Stock		Additional Paid-in Capital	Statutory Earnings Reserve	Accumulated Other Comprehensive Income (loss)	Retained Earnings	Total
	Shares	Amount
Balance at December 31, 2018	22,022,316	$22,022	$51,137,657	$6,080,574	$(3,263,952)	$112,573,614	$166,549,915
Issuance of shares to Weitian	32,500	33	17,517				17,550
Foreign currency translation adjustment					(5,065,381)		(5,065,381)
Net income						65,502	65,502
Balance at September 30, 2019	22,054,816	$22,055	$51,155,174	$6,080,574	$(8,329,333)	$112,639,116	$161,567,586

Balance at December 31, 2019	22,054,816	$22,055	$51,155,174	$6,080,574	$(6,057,537)	$114,794,796	$165,995,062

Issuance of shares to officer and directors	2,000,000	2,000	1,198,000				1,200,000
Issuance of shares	4,400,000	4,400	1,579,755				1,584,155
Issuance of shares to a consultant	60,000	60	41,940				42,000
Foreign currency translation adjustment					4,204,935		4,204,935
Net income						(3,937,292)	(3,937,292)
Balance at September 30, 2020	28,514,816	$28,515	$53,974,869	$6,080,574	$(1,852,602)	$110,857,504	$169,088,860

IT TECH PACKAGING, INC.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(Unaudited)

(1) Organization and Business Background

IT Tech Packaging, Inc. (the “Company”) was incorporated in the State of Nevada on December 9, 2005, under the name “Carlateral, Inc.” Through the steps described immediately below, we became the holding company for Hebei Baoding Dongfang Paper Milling Company Limited (“Dongfang Paper”), a producer and distributor of paper products in China, on October 29, 2007, and effective December 21, 2007, we changed our name to “Orient Paper, Inc.”.

Effective on August 1, 2018, we changed our corporate name to IT Tech Packaging, Inc.. The name change was effected through a parent/subsidiary short-form merger of IT Tech Packaging, Inc., our wholly-owned Nevada subsidiary formed solely for the purpose of the name change, with and into us. We were the surviving entity. In connection with the name change, our common stock began being traded under a new NYSE symbol, “ITP,” and a new CUSIP number, 46527C100, at such time.

On October 29, 2007, pursuant to an agreement and plan of merger (the “Merger Agreement”), the Company acquired Dongfang Zhiye Holding Limited (“Dongfang Holding”), a corporation formed on November 13, 2006 under the laws of the British Virgin Islands, and issued the shareholders of Dongfang Holding an aggregate of 7,450,497 (as adjusted for a four-for-one reverse stock split effected in November 2009) shares of our common stock, which shares were distributed pro-rata to the shareholders of Dongfang Holding in accordance with their respective ownership interests in Dongfang Holding. At the time of the Merger Agreement, Dongfang Holding owned all of the issued and outstanding stock and ownership of Dongfang Paper and such shares of Dongfang Paper were held in trust with Zhenyong Liu, Xiaodong Liu and Shuangxi Zhao, for Mr. Liu, Mr. Liu and Mr. Zhao (the original shareholders of Dongfang Paper) to exercise control over the disposition of Dongfang Holding’s shares in Dongfang Paper on Dongfang Holding’s behalf until Dongfang Holding successfully completed the change in registration of Dongfang Paper’s capital with the relevant PRC Administration of Industry and Commerce as the 100% owner of Dongfang Paper’s shares. As a result of the merger transaction, Dongfang Holding became a wholly owned subsidiary of the Company, and Dongfang Holding’s wholly owned subsidiary, Dongfang Paper, became an indirectly owned subsidiary of the Company.

Dongfang Holding, as the 100% owner of Dongfang Paper, was unable to complete the registration of Dongfang Paper’s capital under its name within the proper time limits set forth under PRC law. In connection with the consummation of the restructuring transactions described below, Dongfang Holding directed the trustees to return the shares of Dongfang Paper to their original shareholders, and the original Dongfang Paper shareholders entered into certain agreements with Baoding Shengde Paper Co., Ltd. (“Baoding Shengde”) to transfer the control of Dongfang Paper over to Baoding Shengde.

On June 24, 2009, the Company consummated a number of restructuring transactions pursuant to which it acquired all of the issued and outstanding shares of Shengde Holdings Inc, a Nevada corporation. Shengde Holdings Inc was incorporated in the State of Nevada on February 25, 2009. On June 1, 2009, Shengde Holdings Inc incorporated Baoding Shengde, a limited liability company organized under the laws of the PRC. Because Baoding Shengde is a wholly-owned subsidiary of Shengde Holdings Inc, it is regarded as a wholly foreign-owned entity under PRC law.

To ensure proper compliance of the Company’s control over the ownership and operations of Dongfang Paper with certain PRC regulations, on June 24, 2009, the Company entered into a series of contractual agreements (the “Contractual Agreements”) with Dongfang Paper and Dongfang Paper Equity Owners via the Company’s wholly owned subsidiary Shengde Holdings Inc (“Shengde Holdings”) a Nevada corporation and Baoding Shengde Paper Co., Ltd. (“Baoding Shengde”), a wholly foreign-owned enterprise in the PRC with an original registered capital of $10,000,000 (subsequently increased to $60,000,000 in June 2010). Baoding Shengde is mainly engaged in production and distribution of digital photo paper and single-use face masks and is 100% owned by Shengde Holdings. Prior to February 10, 2010, the Contractual Agreements included (i) Exclusive Technical Service and Business Consulting Agreement, which generally provides that Baoding Shengde shall provide exclusive technical, business and management consulting services to Dongfang Paper, in exchange for service fees including a fee equivalent to 80% of Dongfang Paper’s total annual net profits; (ii) Loan Agreement, which provides that Baoding Shengde will make a loan in the

IT TECH PACKAGING, INC.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(Unaudited)

(1) Organization and Business Background (cont.)

aggregate principal amount of $10,000,000 to Dongfang Paper Equity Owners in exchange for each such shareholder agreeing to contribute all of its proceeds from the loan to the registered capital of Dongfang Paper; (iii) Call Option Agreement, which generally provides, among other things, that Dongfang Paper Equity Owners irrevocably grant to Baoding Shengde an option to purchase all or part of each owner’s equity interest in Dongfang Paper. The exercise price for the options shall be RMB1 which Baoding Shengde should pay to each of Dongfang Paper Equity Owner for all their equity interests in Dongfang Paper; (iv) Share Pledge Agreement, which provides that Dongfang Paper Equity Owners will pledge all of their equity interests in Dongfang Paper to Baoding Shengde as security for their obligations under the other agreements described in this section. Specifically, Baoding Shengde is entitled to dispose of the pledged equity interests in the event that Dongfang Paper Equity Owners breach their obligations under the Loan Agreement or Dongfang Paper fails to pay the service fees to Baoding Shengde pursuant to the Exclusive Technical Service and Business Consulting Agreement; and (v) Proxy Agreement, which provides that Dongfang Paper Equity Owners shall irrevocably entrust a designee of Baoding Shengde with such shareholder’s voting rights and the right to represent such shareholder to exercise such owner’s rights at any equity owners’ meeting of Dongfang Paper or with respect to any equity owner action to be taken in accordance with the laws and Dongfang Paper’s Articles of Association. The terms of the agreement are binding on the parties for as long as Dongfang Paper Equity Owners continue to hold any equity interest in Dongfang Paper. An Dongfang Paper Equity Owner will cease to be a party to the agreement once it transfers its equity interests with the prior approval of Baoding Shengde. As the Company had controlled Dongfang Paper since July 16, 2007 through Dongfang Holding and the trust until June 24, 2009, and continued to control Dongfang Paper through Baoding Shengde and the Contractual Agreements, the execution of the Contractual Agreements is considered as a business combination under common control.

On February 10, 2010, Baoding Shengde and the Dongfang Paper Equity Owners entered into a Termination of Loan Agreement to terminate the above-mentioned $10,000,000 Loan Agreement. Because of the Company’s decision to fund future business expansions through Baoding Shengde instead of Dongfang Paper, the $10,000,000 loan contemplated was never made prior to the point of termination. The parties believe the termination of the Loan Agreement does not in itself compromise the effective control of the Company over Dongfang Paper and its businesses in the PRC.

An agreement was also entered into among Baoding Shengde, Dongfang Paper and the Dongfang Paper Equity Owners on December 31, 2010, reiterating that Baoding Shengde is entitled to 100% of the distributable profit of Dongfang Paper, pursuant to the above mentioned Contractual Agreements. In addition, Dongfang Paper and the Dongfang Paper Equity Owners shall not declare any of Dongfang Paper’s unappropriated earnings as dividend, including the unappropriated earnings of Dongfang Paper from its establishment to 2010 and thereafter.

On June 25, 2019, Dongfang Paper entered into an acquisition agreement with shareholder of Hebei Tengsheng Paper Co., Ltd.(“Hebei Tengsheng”), a limited liability company organized under the laws of the PRC, pursuant to which Dongfang Paper will acquire Hebei Tengsheng. Upon full payment of the consideration in the amount of RMB 320 million (approximately $45 million), Hebei Tengsheng will become a wholly owned subsidiary of Dongfang Paper that manufactures and sells tissue paper products.

The Company has no direct equity interest in Dongfang Paper. However, through the Contractual Agreements described above, the Company is found to be the primary beneficiary (the “Primary Beneficiary”) of Dongfang Paper and is deemed to have the effective control over Dongfang Paper’s activities that most significantly affect its economic performance, resulting in Dongfang Paper being treated as a controlled variable interest entity of the Company in accordance with Topic 810 - Consolidation of the Accounting Standards Codification (the “ASC”) issued by the Financial Accounting Standard Board (the “FASB”). The revenue generated from Dongfang Paper for the three months ended September 30, 2020 and 2019 was accounted for 99.34% and 100% of the Company’s total revenue, respectively. The revenue generated from Dongfang Paper for the nine months ended September 30, 2020 and 2019 was accounted for 98.44% and 100% of the Company’s total revenue, respectively. Dongfang Paper also accounted for 90.53% and 91.01% of the total assets of the Company as of September 30 2020 and December 31, 2019, respectively.

IT TECH PACKAGING, INC.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(Unaudited)

(1) Organization and Business Background (cont.)

As of September 30, 2020 and December 31, 2019, details of the Company’s subsidiaries and variable interest entities are as follows:

Name	Date of Incorporation or Establishment	Place of Incorporation or Establishment	Percentage of Ownership	Principal Activity
Subsidiary:
Dongfang Holding	November 13, 2006	BVI	100%	Inactive investment holding
Shengde Holdings	February 25, 2009	State of Nevada	100%	Investment holding
Baoding Shengde	June 1, 2009	PRC	100%	Paper production and distribution

Variable interest entity (“VIE”):
Dongfang Paper	March 10, 1996	PRC	Control*	Paper production and distribution

____________

*        Dongfang Paper is treated as a 100% controlled variable interest entity of the Company.

However, uncertainties in the PRC legal system could cause the Company’s current ownership structure to be found to be in violation of any existing and/or future PRC laws or regulations and could limit the Company’s ability, through its subsidiary, to enforce its rights under these contractual arrangements. Furthermore, shareholders of the VIE may have interests that are different than those of the Company, which could potentially increase the risk that they would seek to act contrary to the terms of the aforementioned agreements.

In addition, if the current structure or any of the contractual arrangements were found to be in violation of any existing or future PRC law, the Company may be subject to penalties, which may include, but not be limited to, the cancellation or revocation of the Company’s business and operating licenses, being required to restructure the Company’s operations or being required to discontinue the Company’s operating activities. The imposition of any of these or other penalties may result in a material and adverse effect on the Company’s ability to conduct its operations. In such case, the Company may not be able to operate or control the VIE, which may result in deconsolidation of the VIE. The Company believes the possibility that it will no longer be able to control and consolidate its VIE will occur as a result of the aforementioned risks and uncertainties is remote.

The Company has aggregated the financial information of Dongfang Paper in the table below. The aggregate carrying value of Dongfang Paper’s assets and liabilities (after elimination of intercompany transactions and balances) in the Company’s condensed consolidated balance sheets as of September 30, 2020 and December 31, 2019 are as follows:

	September 30, 2020	December 31, 2019
	(Unaudited)
ASSETS
Current Assets
Cash and bank balances	$7,403,768	$5,675,374
Restricted cash	—	—
Accounts receivable	3,472,374	3,119,312
Inventories	8,544,133	1,603,038
Prepayments and other current assets	9,927,537	11,610,576
Due from related parties	215,192	1,863,479
Total current assets	29,563,004	23,871,779

IT TECH PACKAGING, INC.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(Unaudited)

(1) Organization and Business Background (cont.)

	September 30, 2020	December 31, 2019
Prepayment on property, plant and equipment	1,468,407	1,433,445
Finance lease right-of-use assets, net	2,336,399	—
Property, plant, and equipment, net	130,868,053	138,920,440
Deferred tax asset non-current	10,777,428	8,869,385
Total Assets	$175,013,291	$173,095,049

LIABILITIES
Current Liabilities
Short-term bank loans	$6,314,151	$6,163,814
Current portion of long-term loans from credit union	425,838	315,358
Lease liability	168,546	—
Accounts payable	308,611	250,486
Advance from customers	179,491	98,311
Due to related parties	—	56,552
Accrued payroll and employee benefits	251,585	287,584
Other payables and accrued liabilities	4,494,800	6,502,974
Income taxes payable	599,782	1,382,471
Total current liabilities	12,742,804	15,057,550

Loans from credit union	4,508,010	4,501,018
Lease liability – non-current	385,650	—
Total liabilities	$17,636,464	$19,558,568

The Company and its consolidated subsidiaries are not required to provide financial support to the VIE, and no creditor (or beneficial interest holders) of the VIE have recourse to the assets of Company unless the Company separately agrees to be subject to such claims. There are no terms in any agreements or arrangements, implicit or explicit, which require the Company or its subsidiaries to provide financial support to the VIE. However, if the VIE does require financial support, the Company or its subsidiaries may, at its option and subject to statutory limits and restrictions, provide financial support to the VIE.

(2) Basis of Presentation and Significant Accounting Policies

The accompanying unaudited condensed consolidated financial statements have been prepared in accordance with the rules and regulations of the Securities and Exchange Commission (“SEC”) for reporting on Form 10-Q. Accordingly, certain information and notes required by the United States of America generally accepted accounting principles (“GAAP”) for annual financial statements are not included herein. These interim statements should be read in conjunction with the consolidated financial statements and notes thereto included in the Annual Report on Form 10-K for the year ended December 31, 2019 of the Company, and its subsidiaries and variable interest entity (which we sometimes refer to collectively as “the Company”, “we”, “us” or “our”).

Principles of Consolidation

Our unaudited condensed consolidated financial statements reflect all adjustments, which are, in the opinion of management, necessary for a fair presentation of our financial position and results of operations. Such adjustments are of a normal recurring nature, unless otherwise noted. The balance sheet as of September 30, 2020 and the results of operations for the nine months ended September 30, 2020 are not necessarily indicative of the results to be expected for any future period.

IT TECH PACKAGING, INC.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(Unaudited)

(2) Basis of Presentation and Significant Accounting Policies (cont.)

Our unaudited condensed consolidated financial statements are prepared in accordance with GAAP. These accounting principles require us to make certain estimates, judgments and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. We believe that the estimates, judgments and assumptions are reasonable, based on information available at the time they are made. Actual results could differ materially from those estimates.

Valuation of long-lived asset

The Company reviews the carrying value of long-lived assets to be held and used when events and circumstances warrants such a review. The carrying value of a long-lived asset is considered impaired when the anticipated undiscounted cash flow from such asset is separately identifiable and is less than its carrying value. In that event, a loss is recognized based on the amount by which the carrying value exceeds the fair market value of the long-lived asset and intangible assets. Fair market value is determined primarily using the anticipated cash flows discounted at a rate commensurate with the risk involved. Losses on long-lived assets and intangible assets to be disposed are determined in a similar manner, except that fair market values are reduced for the cost to dispose.

Fair Value Measurements

The Company has adopted ASC Topic 820, Fair Value Measurements and Disclosures, which defines fair value, establishes a framework for measuring fair value in GAAP, and expands disclosures about fair value measurements. It does not require any new fair value measurements, but provides guidance on how to measure fair value by providing a fair value hierarchy used to classify the source of the information. It establishes a three-level valuation hierarchy of valuation techniques based on observable and unobservable inputs, which may be used to measure fair value and include the following:

Level 1	—	Quoted prices in active markets for identical assets or liabilities.
Level 2	—

Inputs other than Level 1 that are observable, either directly or indirectly, such as quoted prices for similar assets or liabilities; quoted prices in markets that are not active; or other inputs that are observable or can be corroborated by observable market data for substantially the full term of the assets or liabilities.

Level 3	—	Unobservable inputs that are supported by little or no market activity and that are significant to the fair value of the assets or liabilities.

Classification within the hierarchy is determined based on the lowest level of input that is significant to the fair value measurement.

The Company estimates the fair value of financial instruments using the available market information and valuation methods. Considerable judgment is required in estimating fair value. Accordingly, the estimates of fair value may not be indicative of the amounts that the Company could realize in a current market exchange. As of September 30, 2020 and December 31, 2019, the carrying value of the Company’s short term financial instruments, such as cash and cash equivalents, accounts receivable, accounts and notes payable, short-term bank loans, balance due to a related party and obligation under capital lease, approximate at their fair values because of the short maturity of these instruments; while loans from credit union and loans from a related party approximate at their fair value as the interest rates thereon are close to the market rates of interest published by the People’s Bank of China.

Management determined that liabilities created by beneficial conversion features associated with the issuance of certain warrants (see “Derivative liabilities” under Note (10)), meet the criteria of derivatives and are required to be measured at fair value. The fair value of these derivative liabilities was determined based on management’s estimate of the expected future cash flows required to settle the liabilities. This valuation technique involves management’s estimates and judgment based on unobservable inputs and is classified in level 3.

IT TECH PACKAGING, INC.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(Unaudited)

(2) Basis of Presentation and Significant Accounting Policies (cont.)

Non-Recurring Fair Value Measurements

The Company reviews long-lived assets for impairment annually or more frequently if events or changes in circumstances indicate the possibility of impairment. For the continuing operations, long-lived assets are measured at fair value on a nonrecurring basis when there is an indicator of impairment, and they are recorded at fair value only when impairment is recognized. For discontinued operations, long-lived assets are measured at the lower of carrying amount or fair value less cost to sell. The fair value of these assets were determined using models with significant unobservable inputs which were classified as Level 3 inputs, primarily the discounted future cash flow.

Share-Based Compensation

The Company uses the fair value recognition provision of ASC Topic 718, Compensation-Stock Compensation, which requires the Company to expense the cost of employee services received in exchange for an award of equity instruments based on the grant date fair value of such instruments over the vesting period.

The Company also applies the provisions of ASC Topic 505-50, Equity Based Payments to Non-Employees to account for stock-based compensation awards issued to non-employees for services. Such awards for services are recorded at either the fair value of the consideration received or the fair value of the instruments issued in exchange for such services, whichever is more reliably measurable.

(3) Restricted Cash

Restricted cash was nil as of September 30, 2020 and December 31, 2019.

(4) Inventories

Raw materials inventory includes mainly recycled paper board and recycled white scrap paper. Finished goods include mainly products of corrugating medium paper, offset printing paper and tissue paper products. Inventories consisted of the following as of September 30, 2020 and December 31, 2019:

	September 30, 2020	December 31, 2019
Raw Materials
Recycled paper board	$5,512,274	$40,032
Recycled white scrap paper	1,016,905	10,541
Gas	46,891	41,675
Base paper and other raw materials	359,487	293,935
	6,935,557	386,183
Semi-finished Goods	145,069	83,266
Finished Goods	1,502,286	1,212,849
Total inventory, gross	8,582,912	1,682,298
Inventory reserve	—	(74,835)
Total inventory, net	$8,582,912	$1,607,463

IT TECH PACKAGING, INC.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(Unaudited)

(5) Prepayments and other current assets

Prepayments and other current assets consisted of the following as of September 30, 2020 and December 31, 2019:

	September 30, 2020	December 31, 2019
Prepaid land lease	$176,210	$301,023
Prepayment for purchase of materials	2,615,556	5,394,297
Value-added tax recoverable	5,619,369	5,666,975
Others	1,519,127	250,946
	$9,930,262	$11,613,241

(6) Property, plant and equipment, net

As of September 30, 2020 and December 31, 2019, property, plant and equipment consisted of the following:

	September 30, 2020	December 31, 2019
Property, Plant, and Equipment:
Land use rights	$11,974,214	$11,689,114
Building and improvements	72,538,920	70,811,803
Machinery and equipment	154,703,327	152,954,020
Vehicles	602,143	587,806
Construction in progress	7,412,287	6,399,986
Totals	247,230,891	242,442,729
Less: accumulated depreciation and amortization	(104,447,078)	(90,825,877)
Property, Plant and Equipment, net	$142,783,813	$151,616,852

As of September 30, 2020 and December 31, 2019, land use rights represented two parcel of state-owned lands located in Xushui District and Wei County of Hebei Province in China, with lease terms of 50 years expiring in 2061 and 2066, respectively.

Construction in progress mainly represents payments for paper machine of a new tissue paper production line PM10 and improvement of the office building and essentially all industrial-use buildings in the Headquarters Compound.

As of September 30, 2020 and December 31, 2019, certain property, plant and equipment of Dongfang Paper with net values of $2,690,540 and $3,935,270, respectively, have been pledged pursuant to a long-term loan from credit union for Dongfang Paper. Land use right of Dongfang Paper with net values of $5,793,482 and $5,757,546 as of September 30, 2020 and December 31, 2019, respectively, was pledged for the bank loan from Industrial & Commercial Bank of China. Land use right of Hebei Tengsheng with net value of $5,327,293 and $5,200,452 as of September 30, 2020 and December 31, 2019, respectively, was pledged for a long-term loan from credit union of Baoding Shengde. In addition, land use right of Hebei Tengsheng with net value of $8,253,440 and $8,056,930 as of September 30, 2020 and December 31, 2019, respectively, was pledged for another long-term loan from credit union of Baoding Shengde. See “Short-term bank loans” and “Long-term loans from credit union” under Note (7), Loans Payable, for details of the transaction and asset collaterals.

Depreciation and amortization of property, plant and equipment was $3,805,389 and $3,758,191 for the three months ended September 30, 2020 and 2019, respectively. Depreciation and amortization of property, plant and equipment was $11,301,703 and $11,547,650 for the nine months ended September 30, 2020 and 2019, respectively.

IT TECH PACKAGING, INC.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(Unaudited)

(7) Financing with Sale-Leaseback

The Company entered into a sale-leaseback arrangement (the “Lease Financing Agreement”) with TAC Leasing Co., Ltd. (“TLCL”) on August 6, 2020, for a total financing proceeds in the amount of RMB 16 million (approximately US$2.3 million). Under the sale-leaseback arrangement, Hebei Tengsheng sold the Leased Equipment to TLCL for 16 million (approximately US$2.3 million). Concurrent with the sale of equipment, Hebei Tengsheng leases back the equipment sold to TLCL for a lease term of three years. At the end of the lease term, Hebei Tengsheng may pay a nominal purchase price of RMB 100 (approximately $15) to TLCL and buy back the Leased Equipment. The Leased Equipment in amount of $2,349,452 wasrecorded as right-of-use assets and the net present value of the minimum lease payments was recorded as lease liability and calculated with TLCL’s implicit interest rate of 15.6% per annum and stated at $567,099 at the inception of the lease on August 17, 2020.

Hebei Tengsheng made two payments due according to the schedule. As of September 30, 2020, the balance of Leased Equipment net of amortization was $2,336,399. The lease liability were $385,650 and its current portion in the amount of $168,546 as of September 30, 2020.

Amortization of the Leased Equipment was $12,718 for the three and nine months ended September 30, 2020. Total interest expenses for the sale-leaseback arrangement was $7,172 for the three and nine months ended September 30, 2020.

As a result of the sale and leaseback, a deferred gain in the amount of $430,695 was recorded. The deferred gain is amortized over the lease term and as an offset to amortization of the Leased Equipment.

The future minimum lease payments of the capital lease as of September 30, 2020 were as follows:

September 30,	Amount
2021	243,168
2022	243,168
2023	202,640
Less: unearned discount	(134,781)
554,196
Less: Current portion of lease liability	(168,546)
$385,650

(8) Loans Payable

Short-term bank loans

	September 30, 2020	December 31, 2019
Industrial and Commercial Bank of China (“ICBC”) Loan 1	$6,314,151	$6,163,814
Total short-term bank loans	$6,314,151	$6,163,814

On December 20, 2019, the Company entered into a working capital loan agreement with the ICBC, with a balance of $6,314,151 and $6,163,814 as of September 30, 2020 and December 31, 2019, respectively. The working capital loan was secured by the land use right of Dongfang Paper as collateral for the benefit of the bank. The loan bears a fixed interest rate of 4.785% per annum. The loan will be due and repaid by December 23, 2020.

As of September 30, 2020, there were guaranteed short-term borrowings of $6,314,151 and unsecured bank loans of $nil. As of December 31, 2019, there were guaranteed short-term borrowings of $6,163,814 and unsecured bank loans of $nil.

The average short-term borrowing rates for the three months ended September 30, 2020 and 2019 were approximately 4.79% and 4.77%, respectively. The average short-term borrowing rates for the nine months ended September 30, 2020 and 2019 were approximately 4.79% and 4.76%, respectively.

IT TECH PACKAGING, INC.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(Unaudited)

(8) Loans Payable (cont.)

Long-term loans from credit union

As of September 30, 2020 and December 31, 2019, loans payable to Rural Credit Union of Xushui District, amounted to $9,192,229 and $8,973,367, respectively.

	September 30, 2020	December 31, 2019
Rural Credit Union of Xushui District Loan 1	$1,262,830	$1,232,763
Rural Credit Union of Xushui District Loan 2	3,671,018	3,583,613
Rural Credit Union of Xushui District Loan 3	2,349,452	2,293,512
Rural Credit Union of Xushui District Loan 4	1,908,929	1,863,479
Total	9,192,229	8,973,367
Less: Current portion of long-term loans from credit union	(3,803,175)	(1,605,459)
Long-term loans from credit union	$5,389,054	$7,367,908

As of September 30, 2020, the Company’s long-term debt repayments for the next five years were as follows:

Fiscal year	Amount
Remainder of 2020	$1,644,616
2021	3,142,391
2022	1,615,248
2023	2,789,974
Total	9,192,229

On April 16, 2014, the Company entered into a loan agreement with the Rural Credit Union of Xushui District for a term of 5 years, which was originally due in various installments from June 21, 2014 to November 18, 2018. The loan is guaranteed by an independent third party. Interest payment is due quarterly and bears the rate of 0.64% per month. On November 6, 2018, the loan was renewed for additional 5 years and will be due and payable in various installments from December 21, 2018 to November 5, 2023. As of September 30, 2020 and December 31, 2019, total outstanding loan balance was $1,262,830 and $1,232,763, respectively. Out of the total outstanding loan balance, current portion amounted were $176,209 and $143,345 as of September 30, 2020 and December 31, 2019, respectively, which are presented as current liabilities in the consolidated balance sheet and the remaining balance of $1,086,621 and $1,089,418 are presented as non-current liabilities in the consolidated balance sheet as of September 30, 2020 and December 31, 2019, respectively.

On July 15, 2013, the Company entered into a loan agreement with the Rural Credit Union of Xushui District for a term of 5 years, which was originally due and payable in various installments from December 21, 2013 to July 26, 2018. On June 21, 2018, the loan was extended for additional 5 years and will be due and payable in various installments from December 21, 2018 to June 20, 2023. The loan is secured by certain of the Company’s manufacturing equipment with net book value of $2,690,540 and $3,935,270 as of September 30, 2020 and December 31, 2019, respectively. Interest payment is due quarterly and bears a fixed rate of 0.64% per month. As of September 30, 2020 and December 31, 2019, the total outstanding loan balance was $3,671,018 and $3,583,613, respectively. Out of the total outstanding loan balance, current portion amounted were $249,629 and $172,013 as of September 30, 2020 and December 31, 2019, respectively, which are presented as current liabilities in the consolidated balance sheet and the remaining balance of $3,421,389 and $3,411,600 are presented as non-current liabilities in the consolidated balance sheet as of September 30, 2020 and December 31, 2019, respectively.

IT TECH PACKAGING, INC.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(Unaudited)

(8) Loans Payable (cont.)

On April 17, 2019, the Company entered into a loan agreement with the Rural Credit Union of Xushui District for a term of 2 years, which was due and payable in various installments from August 21, 2019 to April 16, 2021. The loan is secured by Hebei Tengsheng with its land use right as collateral for the benefit of the credit union. Interest payment is due quarterly and bears a fixed rate of 0.6% per month. As of September 30, 2020 and December 31, 2019, the total outstanding loan balance was $2,349,452 and $2,293,512, respectively. Out of the total outstanding loan balance, current portion amounted were $2,349,452 and $1,146,756 as of September 30, 2020 and December 31, 2019, respectively, which are presented as current liabilities in the consolidated balance sheet and the remaining balance of $nil and $1,146,756 are presented as non-current liabilities in the consolidated balance sheet as of September 30, 2020 and December 31, 2019, respectively.

On December 12, 2019, the Company entered into a loan agreement with the Rural Credit Union of Xushui District for a term of 2 years, which is due and payable in various installments from June 21, 2020 to December 11, 2021. The loan is secured by Hebei Tengsheng with its land use right as collateral for the benefit of the credit union. Interest payment is due monthly and bears a fixed rate of 7.56% per annum. As of September 30, 2020 and December 31, 2019, the total outstanding loan balance was $1,908,929 and $1,863,479, respectively. Out of the total outstanding loan balance, current portion amounted were $1,027,885 and $143,345 as of September 30, 2020 and December 31, 2019, respectively, which are presented as current liabilities in the consolidated balance sheet and the remaining balance of $881,044 and $1,720,134 are presented as non-current liabilities in the consolidated balance sheet as of September 30, 2020 and December 31, 2019, respectively.

Total interest expenses for the short-term bank loans and long-term loans for the three months ended September 30, 2020 and 2019 were $251,266 and $214,907, respectively. Total interest expenses for the short-term bank loans and long-term loans for the nine months ended September 30, 2020 and 2019 were $737,420 and $659,613, respectively.

(9) Related Party Transactions

Mr. Zhenyong Liu, the Company’s CEO has loaned money to Dongfang Paper for working capital purposes over a period of time. On January 1, 2013, Dongfang Paper and Mr. Zhenyong Liu renewed the three-year term loan previously entered on January 1, 2010, and extended the maturity date further to December 31, 2015. On December 31, 2015, the Company paid off the loan of $2,249,279, together with interest of $391,374 for the period from 2013 to 2015. Approximately $376,403 and $367,441 of interest were outstanding to Mr. Zhenyong Liu, which were recorded in other payables and accrued liabilities as part of the current liabilities in the consolidated balance sheet as of September 30, 2020 and December 31, 2019, respectively.

On December 10, 2014, Mr. Zhenyong Liu provided a loan to the Company, amounted to $8,483,083 to Dongfang Paper for working capital purpose with an interest rate of 4.35% per annum, which was based on the primary lending rate of People’s Bank of China. The unsecured loan was provided on December 10, 2014, and would be originally due on December 10, 2017. During the year of 2016, the Company repaid $6,012,416 to Mr. Zhenyong Liu, together with interest of $288,596. In February 2018, the Company paid off the remaining balance, together with interest of $20,400. As of September 30, 2020 and December 31, 2019, approximately $44,052 and $43,003 of interest were outstanding to Mr. Zhenyong Liu, which was recorded in other payables and accrued liabilities as part of the current liabilities in the consolidated balance sheet.

On March 1, 2015, the Company entered an agreement with Mr. Zhenyong Liu which allows Dongfang Paper to borrow from the CEO an amount up to $17,620,887 (RMB120,000,000) for working capital purposes. The advances or funding under the agreement are due three years from the date each amount is funded. The loan is unsecured and carries an annual interest rate set on the basis of the primary lending rate of the People’s Bank of China at the time of the borrowing. On July 13, 2015, an unsecured amount of $4,324,636 was drawn from the facility. On October 14, 2016, an unsecured amount of $2,883,091 was drawn from the facility. In February 2018, the Company repaid $1,507,432 to Mr. Zhenyong Liu. The loan would be originally due on July 12, 2018. Mr. Zhenyong Liu agreed to extend the loan for additional 3 years and the remaining balance will be due on July 12, 2021. On November 23, 2018, the Company repaid $3,768,579 to Mr. Zhenyong Liu, together with interest of $158,651. In December 2019, the Company paid

IT TECH PACKAGING, INC.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(Unaudited)

(9) Related Party Transactions (cont.)

off the remaining balance, together with interest of $94,636. As of September 30, 2020 and December 31, 2019, the outstanding loan balance were $nil and the accrued interest was $201,814 and $197,009, respectively, which was recorded in other payables and accrued liabilities as part of the current liabilities in the consolidated balance sheet.

As of September 30, 2020 and December 31, 2019, total amount of loans due to Mr. Zhenyong Liu were $nil. The interest expense incurred for such related party loans are $nil and $23,234 for the three months ended September 30, 2020 and 2019, respectively. The interest expenses incurred for such related party loans are $nil and $71,415 for the nine months ended September 30, 2020 and 2019, respectively. The accrued interest owed to Mr. Zhenyong Liu was approximately $622,269 and $607,453, as of September 30, 2020 and December 31, 2019, respectively, which was recorded in other payables and accrued liabilities.

As of September 30, 2020 and December 31, 2019, amount due to shareholder are $657,433 and $483,433, respectively, which represents funds from shareholders to pay for various expenses incurred in the U.S. The amount is due on demand with interest free.

Lease of Headquarters Compound Real Properties from a Related Party

On August 7, 2013, the Company’s Audit Committee and the Board of Directors approved the sale of the land use right of the Headquarters Compound (the “LUR”), the office building and essentially all industrial-use buildings in the Headquarters Compound (the “Industrial Buildings”), and three employee dormitory buildings located within the Headquarters Compound (the “Dormitories”) to Hebei Fangsheng for cash prices of approximately $2.77 million, $1.15 million, and $4.31 million, respectively. Sales of the LUR and the Industrial Buildings were completed in year 2013.

In connection with the sale of the Industrial Buildings, Hebei Fangsheng agreed to lease the Industrial Buildings back to the Company for its original use for a term of up to three years, with an annual rental payment of approximately $143,078 (RMB1,000,000). The lease agreement expired in August 2016. On August 6, 2016 and August 6, 2018, the Company entered into two supplementary agreements with Hebei Fangsheng, who agreed to extend the lease term for another four years in total, with the same rental payment as original lease agreement.

(10) Other payables and accrued liabilities

Other payables and accrued liabilities consist of the following:

	September 30, 2020	December 31, 2019
Accrued electricity	$124,812	$129,466
Value-added tax payable	183,221	854,728
Accrued interest to a related party	622,269	607,453
Payable for purchase of equipment	3,271,052	3,936,047
Accrued commission to salesmen	15,229	17,162
Accrued bank loan interest	233,624	—
Others	123,765	958,154
Totals	$4,573,972	$6,503,010

(11) Derivative Liabilities

The Company analyzed the warrant for derivative accounting consideration under ASC 815, “Derivatives and Hedging, and hedging,” and determined that the instrument should be classified as a liability since the warrant becomes effective at issuance resulting in there being no explicit limit to the number of shares to be delivered upon settlement of the above conversion options.

IT TECH PACKAGING, INC.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(Unaudited)

(11) Derivative Liabilities (cont.)

ASC 815 requires we assess the fair market value of derivative liability at the end of each reporting period and recognize any change in the fair market value as other income or expense item.

The Company determined our derivative liabilities to be a Level 3 fair value measurement and used the Black-Scholes pricing model to calculate the fair value as of September 30, 2020. The Black-Scholes model requires six basic data inputs: the exercise or strike price, time to expiration, the risk-free interest rate, the current stock price, the estimated volatility of the stock price in the future, and the dividend rate. Changes to these inputs could produce a significantly higher or lower fair value measurement. The fair value of each warrant is estimated using the Black-Scholes valuation model. The following weighted-average assumptions were used in the September 30, 2020:

Nine months ended September 30, 2020
Expected term	2.55 – 2.75
Expected average volatility	79% – 85%
Expected dividend yield	—
Risk-free interest rate	0.16% – 0.24%

The following table summarizes the changes in the derivative liabilities during the nine months ended September 30, 2020:

Fair Value Measurements Using Significant Observable Inputs (Level 3)
Balance at December 31, 2019	$—
Addition of new derivatives recognized as warrant	689,205
Addition of new derivatives recognized as loss on derivatives	306,215
Change in fair value of derivative liability	(278,350)
Balance at September 30, 2020	$717,070

The following table summarizes the loss on derivative liability included in the income statement for the nine months ended September 30, 2020 and 2019, respectively.

	Nine months Ended September 30,
	2020	2019
Day one loss due to derivative liabilities as warrant	$306,215	$—
Loss on change in fair value of derivative liability	204,165	—
	510,380	—

(12) Common Stock

Issuance of common stock to investors

On August 27, 2014, the Company issued 1,562,500 shares of our common stock and warrants to purchase up to 781,250 shares of our common stock.

Each share of common stock and accompanying warrant was sold at a price of $1.60.

IT TECH PACKAGING, INC.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(Unaudited)

(12) Common Stock (cont.)

On April 29, 2020, the Company and certain institutional investors entered into a securities purchase agreement, as amended on May 4, 2020 (the “2020 Purchase Agreement”), pursuant to which the Company agreed to sell to such investors an aggregate of 4,400,000 shares of common stock in a registered direct offering and warrants to purchase up to 4,400,000 shares of the Company’s common stock in a concurrent private placement, for gross proceeds of approximately $2.55 million (net proceeds of approximately 2.27 million). The purchase price for each share of Common Stock and the corresponding warrant was $0.58.

Issuance of common stock pursuant to the 2012 Incentive Stock Plan, 2015 Omnibus Equity Incentive and 2019 Omnibus Equity Incentive

On January 12, 2016, the Company granted an aggregate of 1,133,916 shares of common stock under its compensatory incentive plans to nine officers, directors and employees of and a consultant when the stock was at $1.25 per share, as compensation for their services in the past years, of which 168,416 shares of common stock were granted under the 2012 Incentive Stock Plan and 965,500 shares were granted under the 2015 Omnibus Equity Incentive. Please see Note (14), Stock Incentive Plans for more details. Total fair value of the stock was calculated at $1,417,395 as of the date of grant.

On September 13, 2018, the compensation committee granted an aggregate of 534,500 shares of common stock at $0.88 per share to fifteen officers, directors and employees of the Company, which were granted under the 2015 Omnibus Equity Incentive Plan. Total fair value of the shares of common stock granted was calculated at $470,360 as of the date of issuance.

On April 2, 2020, the compensation committee granted an aggregate of 2,000,000 shares of restricted common stock to fifteen officers, directors and employees of the Company, which were granted under the 2019 Omnibus Equity Incentive Plan. Total fair value of the shares of common stock granted was calculated at $1,200,000 as of the date of issuance at $0.60 per share.

Issuance of common stock to Weitian

On October 15, 2018, the Company entered into an agreement with Weitian Group LCC (“Weitian”) and agreed as compensation to issue to Weitian in the aggregate of 70,000 shares of common stock for investor relation consulting service rendered from October 15, 2018 to October 15, 2019. 37,500 shares of common stock were issued to Weitian on November 12, 2018. Total fair value of the shares of common stock granted was calculated at $32,625 at $0.87 per share. 32,500 shares of common stock were issued to Weitian on August 13, 2019. Total fair value of the shares of common stock granted was calculated at $17,550 at $0.54 per share.

Issuance of common stock to a consultant

On January 2, 2020, the Company entered into an agreement with a consultant and agreed as compensation to issue to the consultant in the aggregate of 60,000 shares of common stock for merger and acquisition consulting service rendered from January 2, 2020 to January 2, 2021. 60,000 shares of common stock were issued to this consultant on April 28, 2020. Total fair value of the shares of common stock issued was calculated at $42,000 at $0.70 per share.

(13) Warrants

Pursuant to the 2020 Purchase Agreement, the Company agreed to sell to such investors an aggregate of 4,400,000 shares of common stock and warrants to purchase up to 4,400,000 shares of the Common Stock in a concurrent private placement. The exercise price of the warrant is $0.7425 per share. These warrants are exercisable on November 4, 2020 and have a term of exercise equal to five years and six months from the date of issuance till November 4, 2025. The Company classified warrant as liabilities and accounted for the issuance of the Warrants as a derivative.

IT TECH PACKAGING, INC.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(Unaudited)

(13) Warrants (cont.)

A summary of stock warrant activities is as below:

	Nine months Ended September 30, 2020
	Number	Weight average exercise price
Outstanding and exercisable at beginning of the period
Issued during the period	4,400,000	$0.7425
Exercised during the period	—	—
Cancelled or expired during the period	—	—
Outstanding and exercisable at end of the period	4,400,000	$0.7425

The following table summarizes information relating to outstanding and exercisable warrants as of September 30, 2020.

Warrants Outstanding			Warrants Exercisable
Number of Shares	Weighted Average Remaining Contractual life (in years)	Weighted Average Exercise Price	Number of Shares	Weighted Average Exercise Price
4,400,000	5.34	$0.7425	4,400,000	$0.7425

Aggregate intrinsic value is the sum of the amounts by which the quoted market price of the Company’s stock exceeded the exercise price of the warrants at September 30, 2020 for those warrants for which the quoted market price was in excess of the exercise price (“in-the-money” warrants). There is no intrinsic value of the warrants as of September 30, 2020.

(14) Earnings Per Share

For the three months ended September 30, 2020 and 2019, basic and diluted net income per share are calculated as follows:

	Three Months Ended September 30,
	2020	2019
Basic (loss) income per share
Net (loss) income for the period – numerator	$(520,974)	$2,338,027
Weighted average common stock outstanding – denominator	25,816,354	22,028,171
Net (loss) income per share	$(0.02)	$0.11

Diluted income per share
Net income for the period – numerator	$(520,974)	$2,338,027
Weighted average common stock outstanding – denominator	25,816,354	22,028,171

Effect of dilution	—	—
Weighted average common stock outstanding – denominator	25,816,354	22,028,171

Diluted (loss) income per share	$(0.02)	$0.11

IT TECH PACKAGING, INC.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(Unaudited)

(14) Earnings Per Share (cont.)

	Nine Months Ended September 30,
	2020	2019
Basic (loss) income per share
Net (loss) income for the period – numerator	$(3,937,292)	$65,502
Weighted average common stock outstanding – denominator	25,816,354	22,028,171

Net (loss) income per share	$(0.15)	$0.003

Diluted (loss) income per share
Net (loss) income for the period – numerator	$(3,937,292)	$65,502
Weighted average common stock outstanding – denominator	25,816,354	22,028,171

Effect of dilution	—	—
Weighted average common stock outstanding – denominator	25,816,354	22,028,171

Diluted (loss) income per share	$(0.15)	$0.003

For the three and nine months ended September 30, 2020 and 2019 there were no securities with dilutive effect issued and outstanding.

(15) Income Taxes

United States

The Company and Shengde Holdings are incorporated in the State of Nevada and are subject to the U.S. federal tax and state statutory tax rates up to 34% and 0%, respectively. On December 22, 2017, the U.S. enacted the Tax Cuts and Jobs Act (the “2017 TCJAAct”), which significantly changed U.S. tax law. The Act 2017 TCJA lowered the Company’s U.S. statutory federal income tax rate from the highest rate of 35% to 21% effective January 1, 2018, while also imposing a deemed repatriation tax on deferred foreign income which requires companies to pay a one-time transition tax on previously unremitted earnings of non-U.S. subsidiaries that were previously tax deferred and creates new taxes on certain foreign sourced earnings. The SEC staff issued Staff Accounting Bulletin (SAB) 118, which provides guidance on accounting for enactment effects of the 2017 TCJA. SAB 118 provides a measurement period of up to one year from the 2017 TCJA’s enactment date for companies to complete their accounting under ASC 740. In accordance with SAB 118, to the extent that a company’s accounting for certain income tax effects of the 2017 TCJA is incomplete but it is able to determine a reasonable estimate, it must record a provisional estimate in its financial statements. If a company cannot determine a provisional estimate to be included in its financial statements, it should continue to apply ASC 740 on the basis of the provisions of the tax laws that were in effect immediately before the enactment of the 2017 TCJA.

Transition tax: The transition tax is a tax on previously untaxed accumulated and current earnings and profits (E&P) of certain of the Company’s non-U.S. subsidiaries. To determine the amount of the transition tax, the Company must determine, in addition to other factors, the amount of post-1986 E&P of the relevant subsidiaries, as well as the amount of non-U.S. income taxes paid on such earnings. Further, the transition tax is based in part on the amount of those earnings held in cash and other specified assets. The Company was able to make a reasonable estimate of the transition tax and recorded a provisional obligation and additional income tax expense of approximately $80,000 in the fourth quarter of 2017. However, the Company is continuing to gather additional information and will consider additional technical guidance to more precisely compute and account for the amount of the transition tax. This amount may change when the Company finalizes the calculation of post-1986 foreign E&P previously deferred from U.S. federal taxation and finalizes the amounts held in cash or other specified assets. The 2017 TCJA’s transition tax is payable over eight years beginning in 2018.

IT TECH PACKAGING, INC.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(Unaudited)

(15) Income Taxes (cont.)

PRC

Dongfang Paper and Baoding Shengde are PRC operating companies and are subject to PRC Enterprise Income Tax. Pursuant to the PRC New Enterprise Income Tax Law, Enterprise Income Tax is generally imposed at a statutory rate of 25%.

The provisions for income taxes for three months ended September 30, 2020 and 2019 were as follows:

	Three Months Ended September 30,
	2020	2019
Provision for Income Taxes
Current Tax Provision U.S.	$14,717	$—
Current Tax Provision PRC	572,686	1,367,499
Deferred Tax Provision PRC	(561,055)	(594,594)
Total Provision for (Deferred tax benefit)/Income Taxes	$26,348	$772,905

The provisions for income taxes for the nine months ended September 30, 2020 and 2019 were as follows:

	Nine Months Ended September 30,
	2020	2019
Provision for Income Taxes
Current Tax Provision U.S.	$14,747	$14,747
Current Tax Provision PRC	988,589	2,044,761
Deferred Tax Provision PRC	(1,582,754)	(1,853,728)
Total Provision for (Deferred tax benefit)/Income Taxes	$(579,418)	$205,780

In addition to the reversible future PRC income tax benefits stemming from the timing differences of items such as recognition of asset disposal gain or loss and asset depreciation, the Company was incorporated in the United States and incurred aggregate net operating losses of approximately $nil and $6,710,939 for U.S. income tax purposes for the years ended December 31, 2018 and 2017, respectively. The net operating loss carried forward may be available to reduce future years’ taxable income. These carry forwards would expire, if not utilized, during the period of 2030 through 2035. As of December 31, 2019, management believed that the realization of all the U.S. income tax benefits from these losses, which generally would generate a deferred tax asset if it can be expected to be utilized in the future, appears not more than likely due to the Company’s limited operating history and continuing losses for United States income tax purposes. Accordingly, As of December 31, 2019, the Company provided a 100% valuation allowance on the U.S. deferred tax asset benefit to reduce the total deferred tax asset to the amount realizable for the PRC income tax purposes. Management reviews this valuation allowance periodically and will make adjustments as warranted. A summary of the otherwise deductible (or taxable) deferred tax items is as follows:

	September 30, 2020	December 31, 2019
Deferred tax assets (liabilities)
Depreciation and amortization of property, plant and equipment	$11,263,430	$9,277,009
Impairment of property, plant and equipment	522,334	521,803
Miscellaneous	230,052	277,511
Net operating loss carryover of PRC company	349,348	408,730
Total deferred tax assets	12,365,164	10,485,053
Less: Valuation allowance		—
Total deferred tax assets, net	$12,365,164	10,485,053

IT TECH PACKAGING, INC.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(Unaudited)

(15) Income Taxes (cont.)

The following table reconciles the statutory rates to the Company’s effective tax rate:

	Three Months Ended September 30,
	2020	2019
PRC Statutory rate	25.0%	25.0%
Effect of different tax jurisdiction		—
Effect of reconciling items in the PRC for tax purposes	(30.3)	(0.2)
Change in valuation allowance		—
Effective income tax rate	(5.3)%	24.8%
	Nine Months Ended September 30,
	2020	2019
PRC Statutory rate	25.0%	25.0%
Effect of different tax jurisdiction		—
Effect of reconciling items in the PRC for tax purposes	(12.2)	50.9
Change in valuation allowance		—
Effective income tax rate	12.8%	75.9%

During the three months ended September 30, 2020 and 2019, the effective income tax rate was estimated by the Company to be -5.3% and 24.8%, respectively.

During the nine months ended September 30, 2020 and 2019, the effective income tax rate was estimated by the Company to be 12.8% and 75.9%, respectively.

As of December 31, 2017, except for the one-time transition tax under the 2017 TCJA which imposes a U.S. tax liability on all unrepatriated foreign E&Ps, the Company does not believe that its future dividend policy and the available U.S. tax deductions and net operating losses will cause the Company to recognize any other substantial current U.S. federal or state corporate income tax liability in the near future. Nor does it believes that the amount of the repatriation of the VIE’s earnings and profits for purposes of paying dividends will change the Company’s position that its PRC subsidiary Baoding Shengde and the VIE, Dongfang Paper are considered or are expected to be indefinitely reinvested offshore to support our future capacity expansion. If these earnings are repatriated to the U.S. resulting in U.S. taxable income in the future, or if it is determined that such earnings are to be remitted in the foreseeable future, additional tax provisions would be required.

The Company has adopted ASC Topic 740-10-05, Income Taxes. To date, the adoption of this interpretation has not impacted the Company’s financial position, results of operations, or cash flows. The Company performed self-assessment and the Company’s liability for income taxes includes the liability for unrecognized tax benefits, interest and penalties which relate to tax years still subject to review by taxing authorities. Audit periods remain open for review until the statute of limitations has passed, which in the PRC is usually 5 years. The completion of review or the expiration of the statute of limitations for a given audit period could result in an adjustment to the Company’s liability for income taxes. Any such adjustment could be material to the Company’s results of operations for any given quarterly or annual period based, in part, upon the results of operations for the given period. As of December 31, 2019 and 2018, management considered that the Company had no uncertain tax positions affecting its consolidated financial position and results of operations or cash flows, and will continue to evaluate for any uncertain position in future. There are no estimated interest costs and penalties provided in the Company’s consolidated financial statements for the years ended December 31, 2019 and 2018, respectively. The Company’s tax positions related to open tax years are subject to examination by the relevant tax authorities and the major one is the China Tax Authority.

IT TECH PACKAGING, INC.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(Unaudited)

(16) Stock Incentive Plans

Issuance of common stock pursuant to the 2011 Incentive Stock Plan and 2012 Incentive Stock Plan

On August 28, 2011, the Company’s Annual General Meeting approved the 2011 Incentive Stock Plan of IT Tech Packaging, Inc. (the “2011 ISP”) as previously adopted by the Board of Directors on July 5, 2011. Under the 2011 ISP, the Company may grant an aggregate of 375,000 shares of the Company’s common stock to the Company’s directors, officers, employees or consultants. No stock or option was issued under the 2011 ISP until January 2, 2012, when the Compensation Committee granted 109,584 shares of restricted common stock to certain officers and directors of the Company when the stock was at $3.45 per share, as compensation for their services in the past years. Total fair value of the stock was calculated at $378,065 as of the date of issuance.

On September 10, 2012, the Company’s Annual General Meeting approved the 2012 Incentive Stock Plan of IT Tech Packaging, Inc. (the “2012 ISP”) as previously adopted by the Board of Directors on July 4, 2012. Under the 2012 ISP, the Company may grant an aggregate of 200,000 shares of the Company’s common stock to the Company’s directors, officers, employees or consultants. Specifically, the Board and/or the Compensation Committee have authority to (a) grant, in its discretion, Incentive Stock Options or Non-statutory Options, Stock Awards or Restricted Stock Purchase Offers; (b) determine in good faith the fair market value of the stock covered by any grant; (c) determine which eligible persons shall receive grants and the number of shares, restrictions, terms and conditions to be included in such grants; and (d) make all other determinations necessary or advisable for the 2012 ISP’s administration. On December 31, 2013, the Compensation Committee granted restricted common shares of 297,000, out of which 265,416 shares were granted under the 2011 ISP and 31,584 shares under the 2012 ISP, to certain officers, directors and employees of the Company when the stock was at $2.66 per share, as compensation for their services in the past years. Total fair value of the stock was calculated at $790,020 as of the date of grant.

2015 Incentive Stock Plan

On August 29, 2015, the Company’s Annual General Meeting approved the 2015 Omnibus Equity Incentive Plan of IT Tech Packaging, Inc. (the “2015 ISP”) as previously adopted by the Board of Directors on July 10, 2015. Under the 2015 ISP, the Company may grant an aggregate of 1,500,000 shares of the Company’s common stock to the directors, officers, employees and/or consultants of the Company and its subsidiaries. On January 12, 2016, the Compensation Committee granted restricted common shares of 1,133,916, of which 168,416 shares were granted under the 2012 ISP and 965,500 shares under the 2015 ISP, to certain officers, directors, employees and a consultant of the Company as compensation for their services in the past years. Total fair value of the stock was calculated at $1,417,395 as of the date of issuance at $1.25 per share.

On September 13, 2018, the compensation committee granted an aggregate of 534,500 shares of common stock to fifteen officers, directors and employees of the Company, which were granted under the 2015 ISP. Total fair value of the shares of common stock granted was calculated at $470,360 as of the date of issuance at $0.88 per share.

2019 Incentive Stock Plan

On October 31, 2019, the shareholders of the Company at the Company’s Annual Shareholders General Meeting adopted and approved the 2019 Omnibus Equity Incentive Plan of IT Tech Packaging, Inc. (the “2019 ISP”). Under the 2019 ISP, the Company has reserved a total of 2,000,000 shares of common stock for issuance as or under awards to be made to the directors, officers, employees and/or consultants of the Company and its subsidiaries. On April 2, 2020, 2,000,000 shares of common stock were granted under the 2019 ISP. Total fair value of the shares of common stock granted was calculated at $1,200,000 as of the date of issuance at $0.60 per share.

IT TECH PACKAGING, INC.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(Unaudited)

(17) Commitments and Contingencies

Operating Lease

The Company leases 32.95 acres of land from a local government in Xushui District, Baoding City, Hebei, China through a real estate lease with a 30-year term, which expires on December 31, 2031. The lease requires an annual rental payment of approximately $17,169 (RMB120,000). This operating lease is renewable at the end of the 30-year term.

As mentioned in Note (8) Related Party Transactions, in connection with the sale of Industrial Buildings to Hebei Fangsheng, Hebei Fangsheng agrees to lease the Industrial Buildings back to the Company at an annual rental of $143,078 (RMB1,000,000), for a total term of up to five years.

Future minimum lease payments of all operating leases are as follows:

September 30,	Amount
2021	38,842
2022	139,988
2023	17,621
2024	17,621
2025	17,621
Thereafter	110,131
Total operating lease payments	$341,824

Capital commitment

As of September 30, 2020, the Company has entered into several contracts for the purchase of paper machine of a new tissue paper production line PM10 and the improvement of Industrial Buildings. Total outstanding commitments under these contracts were $5,205,861 and $1,101,989 as of September 30, 2020 and December 31, 2019, respectively. The Company expected to pay off all the balances within 1-3 years.

On June 25, 2019, Dongfang Paper entered into an acquisition agreement with shareholder of Hebei Tengsheng Paper Co., Ltd.(“Hebei Tengsheng”), a limited liability company organized under the laws of the PRC, pursuant to which Dongfang Paper will acquire Hebei Tengsheng. The consideration for the acquisition is RMB320 million (approximately $46 million), of which $2.8 million was paid by the Company, and the balance consideration of $43.2 million is payable by December 31, 2021.

Guarantees and Indemnities

The Company agreed with Baoding Huanrun Trading Co., Ltd.(“Baoding Huanrun”), a major supplier of raw materials, to guarantee certain obligations of this third party, and as of September 30, 2020 and December 31, 2019, the Company guaranteed its long-term loan from financial institutions amounting to $4,552,062 (RMB31,000,000) that matured at various times in 2020-2023. If Baoding Huanrun were to become insolvent, the Company could be materially adversely affected.

(18) Segment Reporting

Since March 10, 2010, Baoding Shengde started its operations and thereafter the Company manages its operations through two business operating segments: Dongfang Paper, which produces offset printing paper and corrugating medium paper and Baoding Shengde, which produces digital photo paper and single-use face masks. They are managed separately because each business requires different technology and marketing strategies.

IT TECH PACKAGING, INC.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(Unaudited)

(18) Segment Reporting (cont.)

The Company evaluates performance of its operating segments based on net income. Administrative functions such as finance, treasury, and information systems are centralized. However, where applicable, portions of the administrative function expenses are allocated between the operating segments based on gross revenue generated. The operating segments share facilities in Xushui District, Baoding City, Hebei Province, China. All sales were sold to customers located in the PRC.

Summarized financial information for the three reportable segments is as follows:

	Three Months Ended September 30, 2020
	Dongfang Paper	Hebei Tengsheng	Baoding Shengde	Not Attributable to Segments	Elimination of Inter-segment	Enterprise-wide, consolidated
Revenues	$30,756,297	$2,380,052	$221,102	$—	$—	$33,357,451
Gross profit	2,888,037	(345,084)	24,598	—	—	2,567,551
Depreciation and amortization	1,645,309	2,155,505	4,575	—	—	3,805,389
Interest income	6,544	977	1,023	—	—	8,544
Interest expense	172,003	7,172	79,263	—	—	258,438
Income tax expense(benefit)	578,029	(538,191)	(13,490)	—	—	26,348
Net income (loss)	1,722,774	(1,394,727)	(67,334)	(781,687)	—	(520,974)
	Nine Months Ended September 30, 2020
	Dongfang Paper	Hebei Tengsheng	Baoding Shengde	Not Attributable to Segments	Elimination of Inter-segment	Enterprise-wide, consolidated
Revenues	$61,630,714	5,766,207	1,066,654	—	—	68,463,575
Gross profit	5,859,599	(1,430,934)	527,997	—	—	4,956,662
Depreciation and amortization	4,769,348	6,396,006	136,349	—	—	11,301,703
Loss from impairment and disposal of property, plant and equipment	—	—	—	—	—	—
Interest income	19,638	1,524	2,623	—	—	23,785
Interest expense	505,000	7,172	232,420	—	—	744,592
Income tax expense(benefit)	927,129	(1,586,876)	65,612	14,717	—	(579,418)
Net income (loss)	2,667,923	(4,338,839)	56,764	(2,323,140)	—	(3,937,292)
	As of September 30, 2020
	Dongfang Paper	Hebei Tengsheng	Baoding Shengde	Not Attributable to Segments	Elimination of Inter-segment	Enterprise-wide, consolidated
Total assets	$75,258,630	99,754,660	18,262,508	54,165	—	193,329,964

IT TECH PACKAGING, INC.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(Unaudited)

(18) Segment Reporting (cont.)

	Three Months Ended September 30, 2019
	Dongfang Paper	Hebei Tengsheng	Baoding Shengde	Not Attributable to Segments	Elimination of Inter-segment	Enterprise- wide, consolidated
Revenues	$31,364,795	$1,573,122	$—	$—	$—	$32,937,917
Gross profit	5,978,125	(603,393)	—	—	—	5,374,732
Depreciation and amortization	1,606,856	2,151,329	6	—	—	3,758,191
Interest income	1,317	47	49	—	—	1,413
Interest expense	194,992	—	41,995	—	—	236,987
Income tax expense(benefit)	1,324,462	(537,402)	(14,155)	—	—	772,905
Net income (loss)	3,968,168	(1,611,552)	(31,487)	13,777	(879)	2,338,027
	Nine Months Ended September 30, 2019
	Dongfang Paper	Hebei Tengsheng	Baoding Shengde	Not Attributable to Segments	Elimination of Inter-segment	Enterprise-wide, consolidated
Revenues	$81,228,917	$2,779,240	$—	$—	$—	$84,008,157
Gross profit	9,367,456	(1,277,061)	—	—	—	8,090,395
Depreciation and amortization	7,193,605	4,354,027	18	—	—	11,547,650
Loss from impairment and disposal of property, plant and equipment	—	—	—	—	—	—
Interest income	61,512	73	202	—	—	61,787
Interest expense	607,483	—	123,544	—	—	731,027
Income tax expense(benefit)	1,333,450	(1,087,850)	(54,567)	14,747	—	205,780
Net income (loss)	4,007,833	(3,591,696)	(103,709)	(277,444)	30,518	65,502
	As of December 31, 2019
	Dongfang Paper	Hebei Tengsheng	Baoding Shengde	Not Attributable to Segments	Elimination of Inter-segment	Enterprise-wide, consolidated
Total assets	$73,347,811	99,747,236	17,031,392	71,991	—	190,198,430

IT TECH PACKAGING, INC.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(Unaudited)

(19) Concentration and Major Customers and Suppliers

For the three months ended September 30, 2020, the Company had no single customer contributed over 10% of total sales.

For the three months ended September 30, 2019, the Company had no single customer contributed over 10% of total sales.

For the three months ended September 30, 2020, the Company had three major suppliers accounted for 75%, 11% and 3% of total purchases. For the three months ended September 30, 2019, the Company had four major suppliers accounted for 71%, 13%, 4% and 4% of total purchases.

For the nine months ended September 30, 2020, the Company had three major suppliers accounted for 74%, 11% and 4% of total purchases. For the nine months ended September 30, 2019, the Company had three major suppliers accounted for 77%, 10% and 4% of total purchases.

(20) Concentration of Credit Risk

Financial instruments for which the Company is potentially subject to concentration of credit risk consist principally of cash. The Company places its cash in reputable financial institutions in the PRC and the United States. Although it is generally understood that the PRC central government stands behind all of the banks in China in the event of bank failure, there is no deposit insurance system in China that is similar to the protection provided by the Federal Deposit Insurance Corporation (“FDIC”) of the United States as of September 30, 2020 and December 31, 2019. On May 1, 2015, the new “Deposit Insurance Regulations” was effective in the PRC that the maximum protection would be up to RMB500,000 (US$73,420) per depositor per insured financial intuition, including both principal and interest. For the cash placed in financial institutions in the United States, the Company’s U.S. bank accounts are all fully covered by the FDIC insurance as of September 30, 2020 and December 31, 2019, respectively, while for the cash placed in financial institutions in the PRC, the balances exceeding the maximum coverage of RMB500,000 amounted to RMB53,960,058 (US$7,923,534) as of September 30, 2020.

(21) Risks and Uncertainties

The Company is subject to substantial risks from, among other things, intense competition associated with the industry in general, other risks associated with financing, liquidity requirements, rapidly changing customer requirements, foreign currency exchange rates, and operating in the PRC under its various laws and restrictions.

Our business, financial condition and results of operations may be materially adversely affected by global health epidemics, including the recent COVID-19 outbreak.

Outbreaks of epidemic, pandemic, or contagious diseases such as COVID-19, could have an adverse effect on our business, financial condition, and results of operations. The spread of COVID-19 has resulted in the World Health Organization declaring the outbreak of COVID-19 as a global pandemic. While the COVID-19 pandemic is still growing worldwide, international stock markets have reflected the uncertainty associated with the slow-down in the global economy and the reduced levels of international travel experienced since the beginning of January, large declines in oil prices and the significant decline in the Dow Industrial Average at the end of February and beginning of March 2020 was largely attributed to the effects of COVID-19. Any resulting financial impact cannot be reasonably estimated at this time. The extent to which the COVID-19 impacts our results will depend on future developments, which are highly uncertain and cannot be predicted, including new information which may emerge concerning the severity of the coronavirus and the actions taken globally to contain the coronavirus or treat its impact, among others. Existing insurance coverage may not provide protection for all costs that may arise from all such possible events. We are still assessing our business operations and the total impact COVID-19 may have on our results and financial condition, but there can be no assurance that this analysis will enable us to avoid part or all of any impact from the spread of COVID-19 or its consequences, including downturns in business sentiment generally.

IT TECH PACKAGING, INC.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(Unaudited)

(22) Recent Accounting Pronouncements

In December 2019, the FASB issued ASU 2019-12, Income Taxes (Topic 740) Simplifying the Accounting for Income Taxes. The amendments in this Update related to separate financial statements of legal entities that are not subject to tax should be applied on a retrospective basis for all periods presented. The amendments related to changes in ownership of foreign equity method investments or foreign subsidiaries should be applied on a modified retrospective basis through a cumulative-effect adjustment to retained earnings as of the beginning of the fiscal year of adoption. The amendments related to franchise taxes that are partially based on income should be applied on either a retrospective basis for all periods presented or a modified retrospective basis through a cumulative-effect adjustment to retained earnings as of the beginning of the fiscal year of adoption. All other amendments should be applied on a prospective basis. We do not expect the adoption of ASU 2019-12 to have a material impact on our condensed consolidated financial statements.

(23) Subsequent Event

None.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To:	The Board of Directors and Stockholders of
IT Tech Packaging, Inc.

Opinion on the Financial Statements

We have audited the accompanying balance sheets of IT Tech Packaging, Inc. (the Company) as of December 31, 2019, and 2018, and the related statements of income, comprehensive income, stockholders’ equity, and cash flows for each of the years in the two-year period ended December 31, 2019, and the related notes (collectively referred to as the financial statements). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2019 and 2018, and the results of its operations and its cash flows for each of the years in the two-year period ended December 31, 2019, in conformity with accounting principles generally accepted in the United States of America.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits, we are required to obtain an understanding of internal control over financial reporting, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ WWC, P.C.

WWC, P.C.

Certified Public Accountants

We have served as the Company’s auditor since March 25, 2018.

San Mateo, California

March 23, 2020

IT TECH PACKAGING, INC.

CONSOLIDATED BALANCE SHEETS

AS OF DECEMBER 31, 2019 AND 2018

	December 31, 2019	December 31, 2018

ASSETS
Current Assets
Cash and bank balances	$5,837,745	$8,474,809
Restricted cash	—	3,642,616
Accounts receivable (net of allowance for doubtful accounts of $59,922 and $58,707 as of December 31, 2019 and December 2018, respectively)	3,119,311	2,876,632
Inventories	1,607,463	2,923,516
Prepayments and other current assets	11,613,241	6,241,299
Due from related parties	1,863,479	—
Total current assets	24,041,239	24,158,872

Prepayment on property, plant and equipment	1,433,445	—
Property, plant, and equipment, net	151,616,852	167,829,716
Value-added tax recoverable	2,621,841	2,810,331
Deferred tax asset non-current	10,485,053	8,277,091
Total Assets	$190,198,430	$203,076,010

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current Liabilities
Short-term bank loans	$6,163,814	$11,802,075
Current portion of long-term loans from credit union	1,605,459	2,491,549
Accounts payable	250,486	629,054
Advance from customers	98,311	—
Notes payable	—	3,642,616
Due to related parties	539,985	413,336
Accrued payroll and employee benefits	291,924	213,536
Other payables and accrued liabilities	6,503,010	10,222,796
Income taxes payable	1,382,471	219,305
Total current liabilities	16,835,460	29,634,267

Loans from credit union	7,367,908	4,706,259
Loans from a related party	—	2,185,569
Total liabilities (including amounts of the consolidated VIE without recourse to the Company of $19,460,257 and $34,008,908 as of December 31, 2019 and 2018, respectively)	24,203,368	36,526,095

Commitments and Contingencies

Stockholders’ Equity
Common stock, 500,000,000 shares authorized, $0.001 par value per share, 22,054,816 shares issued	22,685	22,360
Additional paid-in capital	51,154,544	51,137,319
Statutory earnings reserve	6,080,574	6,080,574
Accumulated other comprehensive loss	(6,057,537)	(3,263,952)
Retained earnings	114,794,796	112,573,614
Total stockholders’ equity	165,995,062	166,549,915
Total Liabilities and Stockholders’ Equity	$190,198,430	$203,076,010

See accompanying notes to consolidated financial statements.

IT TECH PACKAGING, INC.

CONSOLIDATED STATEMENTS OF INCOME AND COMPREHENSIVE INCOME (LOSS)

FOR THE YEARS ENDED DECEMBER 31, 2019 AND 2018

	Year Ended December 31,

	2019	2018
Revenues	$117,614,886	$86,746,758
Cost of sales	(103,935,368)	(80,926,357)
Gross Profit	13,679,518	5,820,401
Selling, general and administrative expenses	(9,781,719)	(13,098,373)
Loss from disposal of property, plant and equipment	—	(3,904,342)
Income (Loss) from Operations	3,897,799	(11,182,314)

Other Income (Expense):
Interest income	64,717	36,632
Subsidy income	261,136	241,189
Interest expense	(926,368)	(1,492,119)
Income (Loss) before Income Taxes	3,297,284	(12,396,612)
Provision for Income Taxes	(1,076,102)	1,850,928
Net Income (Loss)	2,221,182	(10,545,684)

Other Comprehensive Loss
Foreign currency translation adjustment	(2,793,585)	(8,732,751)
Total Comprehensive Loss	$(572,403)	$(19,278,435)

Earnings (Losses) Per Share:
Basic and Diluted Earnings (Losses) per Share	$0.10	$(0.49)
Outstanding – Basic and Diluted	22,034,905	21,618,305

See accompanying notes to consolidated financial statements.

IT TECH PACKAGING, INC.

CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS’ EQUITY

FOR THE YEARS ENDED DECEMBER 31, 2019 AND 2018

	Common Stock		Additional Paid-in Capital	Statutory Earnings Reserve	Accumulated Other Comprehensive Income (loss)	Retained Earnings	Total
	Shares	Amount
Balance at December 1, 2018	21,450,316	21,450	50,635,243	6,080,574	5,468,799	123,119,298	185,325,364

Issuance of shares to officer and directors	534,500	535	469,826				470,361
Issuance of shares to Weitian	37,500	375	32,250				32,625
Foreign currency translation adjustment					(8,732,751)		(8,732,751)
Net income for the year of 2018						(10,545,684)	(10,545,684)
Balance at December 31, 2018	22,022,316	$22,360	$51,137,319	$6,080,574	$(3,263,952)	$112,573,614	$166,549,915

Issuance of shares to officer and directors	—	—	—				—
Issuance of shares to Weitian	32,500	325	17,225				17,550
Foreign currency translation adjustment					(2,793,585)		(2,793,584)
Net income for the year of 2019						2,221,182	2,221,182
Balance at December 31, 2019	22,054,816	$22,685	$51,154,544	$6,080,574	$(6,057,537)	$114,794,796	$165,995,062

See accompanying notes to consolidated financial statements.

IT TECH PACACKING, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

FOR THE YEARS ENDED DECEMBER 31, 2019 AND 2018

	Year Ended December 31,

	2019	2018
Cash Flows from Operating Activities:
Net income	$2,221,182	$(10,545,684)
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	15,304,039	14,290,919
Allowances for obsolete inventories, net	75,719	—
Loss from disposal and impairment of property, plant and equipment	—	3,904,342
(Recovery from) for bad debts	2,192	23,676
Share-based compensation expenses	—	470,361
Deferred tax	(2,369,683)	(2,089,439)
Changes in operating assets and liabilities:
Accounts receivable	(294,882)	(1,183,782)
Prepayments and other current assets	(5,392,916)	(5,726,546)
Inventories	1,207,958	5,322,320
Accounts payable	(372,728)	234,448
Advance from customers	99,472	—
Notes payable	(3,625,921)	(2,261,147)
Related parties	(1,757,231)	150,743
Accrued payroll and employee benefits	82,813	(6,855)
Other payables and accrued liabilities	1,169,967	6,878,137
Income taxes payable	1,180,493	(291,119)
Net Cash Provided by Operating Activities	7,530,474	9,170,374

Cash Flows from Investing Activities:
Purchases of property, plant and equipment	(6,416,481)	(2,198,852)
Acquisition of a subsidiary	(1,450,368)	—
Net Cash Used in Investing Activities	(7,866,849)	(2,198,852)

Cash Flows from Financing Activities:
Proceeds from related party loans	—	4,522,295
Repayments of related party loans	(2,175,553)	(12,813,169)
Proceeds from short term bank loans	10,152,579	12,210,196
Proceeds from credit union loans	4,206,068	5,064,970
Repayment of bank loans	(17,955,561)	(12,149,899)

Net Cash Used in Financing Activities	(5,772,467)	(3,165,607)
Effect of Exchange Rate Changes on Cash and Cash Equivalents	(170,838)	(705,917)
Net (Decrease) Increase in Cash and Cash Equivalents	(6,279,680)	3,099,998
Cash, Cash Equivalents and Restricted Cash – Beginning of Year	12,117,425	9,017,427
Cash, Cash Equivalents and Restricted Cash – End of Year	$5,837,745	$12,117,425

Supplemental Disclosure of Cash Flow Information:
Cash paid for interest, net of capitalized interest cost	$926,368	$1,393,759
Cash paid for income taxes	$2,250,546	$515,001

Cash and bank balances	5,837,745	8,474,809
Restricted cash	—	3,642,616
Total cash, cash equivalents and restricted cash shown in the statement of cash flows	5,837,745	12,117,425

See accompanying notes to consolidated financial statements.

IT TECH PACKAGING, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(1) Organization and Business Background

IT Tech Packaging, Inc. (the Company) was incorporated in the State of Nevada on December 9, 2005, under the name “Carlateral, Inc.” Through the steps described immediately below, we became the holding company for Hebei Baoding Dongfang Paper Milling Company Limited (“Dongfang Paper”), a producer and distributor of paper products in China, on October 29, 2007, and effective December 21, 2007, we changed our name to “Orient Paper, Inc.”.

Effective on August 1, 2018, we changed our corporate name to IT Tech Packaging, Inc.. The name change was effected through a parent/subsidiary short-form merger of IT Tech Packaging, Inc., our wholly-owned Nevada subsidiary formed solely for the purpose of the name change, with and into us. We were the surviving entity. In connection with the name change, our common stock began being traded under a new NYSE symbol, “ITP,” and a new CUSIP number, 46527C100, at such time.

On October 29, 2007, pursuant to an agreement and plan of merger (the “Merger Agreement”), the Company acquired Dongfang Zhiye Holding Limited (“Dongfang Holding”), a corporation formed on November 13, 2006 under the laws of the British Virgin Islands, and issued the shareholders of Dongfang Holding an aggregate of 7,450,497 (as adjusted for a four-for-one reverse stock split effected in November 2009) shares of our common stock, which shares were distributed pro-rata to the shareholders of Dongfang Holding in accordance with their respective ownership interests in Dongfang Holding. At the time of the Merger Agreement, Dongfang Holding owned all of the issued and outstanding stock and ownership of Dongfang Paper and such shares of Dongfang Paper were held in trust with Zhenyong Liu, Xiaodong Liu and Shuangxi Zhao, for Mr. Liu, Mr. Liu and Mr. Zhao (the original shareholders of Dongfang Paper) to exercise control over the disposition of Dongfang Holding’s shares in Dongfang Paper on Dongfang Holding’s behalf until Dongfang Holding successfully completed the change in registration of Dongfang Paper’s capital with the relevant PRC Administration of Industry and Commerce as the 100% owner of Dongfang Paper’s shares. As a result of the merger transaction, Dongfang Holding became a wholly owned subsidiary of the Company, and Dongfang Holding’s wholly owned subsidiary, Dongfang Paper, became an indirectly owned subsidiary of the Company.

Dongfang Holding, as the 100% owner of Dongfang Paper, was unable to complete the registration of Dongfang Paper’s capital under its name within the proper time limits set forth under PRC law. In connection with the consummation of the restructuring transactions described below, Dongfang Holding directed the trustees to return the shares of Dongfang Paper to their original shareholders, and the original Dongfang Paper shareholders entered into certain agreements with Baoding Shengde Paper Co., Ltd. (“Baoding Shengde”) to transfer the control of Dongfang Paper over to Baoding Shengde.

On June 24, 2009, the Company consummated a number of restructuring transactions pursuant to which it acquired all of the issued and outstanding shares of Shengde Holdings Inc, a Nevada corporation. Shengde Holdings Inc was incorporated in the State of Nevada on February 25, 2009. On June 1, 2009, Shengde Holdings Inc incorporated Baoding Shengde, a limited liability company organized under the laws of the PRC. Because Baoding Shengde is a wholly-owned subsidiary of Shengde Holdings Inc, it is regarded as a wholly foreign-owned entity under PRC law.

To ensure proper compliance of the Company’s control over the ownership and operations of Dongfang Paper with certain PRC regulations, on June 24, 2009, the Company entered into a series of contractual agreements (the “Contractual Agreements”) with Dongfang Paper and Dongfang Paper Equity Owners via the Company’s wholly owned subsidiary Shengde Holdings Inc (“Shengde Holdings”) a Nevada corporation and Baoding Shengde Paper Co., Ltd. (“Baoding Shengde”), a wholly foreign-owned enterprise in the PRC with an original registered capital of $10,000,000 (subsequently increased to $60,000,000 in June 2010). Baoding Shengde is mainly engaged in production and distribution of digital photo paper and is 100% owned by Shengde Holdings. Prior to February 10, 2010, the Contractual Agreements included (i) Exclusive Technical Service and Business Consulting Agreement, which generally provides that Baoding Shengde shall provide exclusive technical, business and management consulting services to Dongfang Paper, in exchange for service fees including a fee equivalent to 80% of Dongfang Paper’s total annual net profits; (ii) Loan Agreement, which provides that Baoding Shengde will make a loan in the aggregate principal amount of $10,000,000 to Dongfang Paper Equity Owners in exchange for each such shareholder agreeing

IT TECH PACKAGING, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(1) Organization and Business Background (cont.)

to contribute all of its proceeds from the loan to the registered capital of Dongfang Paper; (iii) Call Option Agreement, which generally provides, among other things, that Dongfang Paper Equity Owners irrevocably grant to Baoding Shengde an option to purchase all or part of each owner’s equity interest in Dongfang Paper. The exercise price for the options shall be RMB1 which Baoding Shengde should pay to each of Dongfang Paper Equity Owner for all their equity interests in Dongfang Paper; (iv) Share Pledge Agreement, which provides that Dongfang Paper Equity Owners will pledge all of their equity interests in Dongfang Paper to Baoding Shengde as security for their obligations under the other agreements described in this section. Specifically, Baoding Shengde is entitled to dispose of the pledged equity interests in the event that Dongfang Paper Equity Owners breach their obligations under the Loan Agreement or Dongfang Paper fails to pay the service fees to Baoding Shengde pursuant to the Exclusive Technical Service and Business Consulting Agreement; and (v) Proxy Agreement, which provides that Dongfang Paper Equity Owners shall irrevocably entrust a designee of Baoding Shengde with such shareholder’s voting rights and the right to represent such shareholder to exercise such owner’s rights at any equity owners’ meeting of Dongfang Paper or with respect to any equity owner action to be taken in accordance with the laws and Dongfang Paper’s Articles of Association. The terms of the agreement are binding on the parties for as long as Dongfang Paper Equity Owners continue to hold any equity interest in Dongfang Paper. A Dongfang Paper Equity Owner will cease to be a party to the agreement once it transfers its equity interests with the prior approval of Baoding Shengde. As the Company had controlled Dongfang Paper since July 16, 2007 through Dongfang Holding and the trust until June 24, 2009, and continues to control Dongfang Paper through Baoding Shengde and the Contractual Agreements, the execution of the Contractual Agreements is considered as a business combination under common control.

On February 10, 2010, Baoding Shengde and the Dongfang Paper Equity Owners entered into a Termination of Loan Agreement to terminate the above-mentioned $10,000,000 Loan Agreement. Because of the Company’s decision to fund future business expansions through Baoding Shengde instead of Dongfang Paper, the $10,000,000 loan contemplated was never made prior to the point of termination. The parties believe the termination of the Loan Agreement does not in itself compromise the effective control of the Company over Dongfang Paper and its businesses in the PRC.

An agreement was also entered into among Baoding Shengde, Dongfang Paper and the Dongfang Paper Equity Owners on December 31, 2010, reiterating that Baoding Shengde is entitled to 100% of the distributable profit of Dongfang Paper, pursuant to the above mentioned Contractual Agreements. In addition, Dongfang Paper and the Dongfang Paper Equity Owners shall not declare any of Dongfang Paper’s unappropriated earnings as dividend, including the unappropriated earnings of Dongfang Paper from its establishment to 2010 and thereafter.

On June 25, 2019, Dongfang Paper entered into an acquisition agreement with shareholder of Hebei Tengsheng Paper Co., Ltd.(“Hebei Tengsheng”), a limited liability company organized under the laws of the PRC, pursuant to which Dongfang Paper will acquire Hebei Tengsheng. Upon full payment of the consideration in the amount of RMB 320 million (approximately $45 million), Hebei Tengsheng will become a wholly owned subsidiary of Dongfang Paper that manufactures and sells tissue paper products.

The Company has no direct equity interest in Dongfang Paper. However, through the Contractual Agreements described above, the Company is found to be the primary beneficiary (the “Primary Beneficiary”) of Dongfang Paper and is deemed to have the effective control over Dongfang Paper’s activities that most significantly affect its economic performance, resulting in Dongfang Paper being treated as a controlled variable interest entity of the Company in accordance with Topic 810 - Consolidation of the Accounting Standards Codification (the “ASC”) issued by the Financial Accounting Standard Board (the “FASB”). The revenue generated from Dongfang Paper for the years ended December 31, 2019 and 2018 was accounted for 100% and 99.98% of the Company’s total revenue, respectively. Dongfang Paper also accounted for 91.01% and 90.60% of the total assets of the Company as of December 31, 2019 and 2018, respectively.

IT TECH PACKAGING, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(1) Organization and Business Background (cont.)

As of December 31, 2019 and 2018, details of the Company’s subsidiaries and variable interest entity are as follows:

Name	Date of Incorporation or Establishment	Place of Incorporation or Establishment	Percentage of Ownership	Principal Activity
Subsidiary:
Dongfang Holding	November 13, 2006	BVI	100%	Inactive investment holding
Shengde Holdings	February 25, 2009	State of Nevada	100%	Investment holding
Baoding Shengde	June 1, 2009	PRC	100%	Paper production and distribution

Variable interest entity (“VIE”):
Dongfang Paper	March 10, 1996	PRC	Control *	Paper production and distribution

____________

*        Dongfang Paper is treated as a 100% controlled variable interest entity of the Company.

However, uncertainties in the PRC legal system could cause the Company’s current ownership structure to be found to be in violation of any existing and/or future PRC laws or regulations and could limit the Company’s ability, through its subsidiary, to enforce its rights under these contractual arrangements. Furthermore, shareholders of the VIE may have interests that are different than those of the Company, which could potentially increase the risk that they would seek to act contrary to the terms of the aforementioned agreements.

In addition, if the current structure or any of the contractual arrangements were found to be in violation of any existing or future PRC law, the Company may be subject to penalties, which may include, but not be limited to, the cancellation or revocation of the Company’s business and operating licenses, being required to restructure the Company’s operations or being required to discontinue the Company’s operating activities. The imposition of any of these or other penalties may result in a material and adverse effect on the Company’s ability to conduct its operations. In such case, the Company may not be able to operate or control the VIE, which may result in deconsolidation of the VIE. The Company believes the possibility that it will no longer be able to control and consolidate its VIE will occur as a result of the aforementioned risks and uncertainties is remote.

IT TECH PACKAGING, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(1) Organization and Business Background (cont.)

The Company has aggregated the financial information of Dongfang Paper in the table below. The aggregate carrying value of Dongfang Paper’s assets and liabilities (after elimination of intercompany transactions and balances) in the Company’s consolidated balance sheets as of December 31, 2019 and 2018 are as follows:

	December 31, 2019	December 31, 2018
ASSETS
Current Assets
Cash and bank balances	$5,675,374	$8,328,980
Restricted cash	—	3,642,616
Accounts receivable	3,119,312	2,876,632
Inventories	1,603,038	2,906,004
Prepayments and other current assets	11,610,576	6,219,395
Due from related parties	1,863,479	—

Total current assets	23,871,779	23,973,627

Prepayment on property, plant and equipment	1,433,445	—
Property, plant, and equipment, net	138,920,440	153,302,061
Deferred tax asset non-current	8,869,385	6,711,412

Total Assets	$173,095,049	$183,987,100

LIABILITIES

Current Liabilities
Short-term bank loans	$6,163,814	$11,802,075
Current portion of long-term loans from credit union	315,358	189,416
Accounts payable	250,486	629,054
Notes payable	—	3,642,616
Due to related parties	56,552	203,188
Accrued payroll and employee benefits	287,584	208,660
Other payables and accrued liabilities	6,502,974	10,222,766
Income taxes payable	1,382,471	219,305

Total current liabilities	14,959,239	27,117,080

Loans from credit union	4,501,018	4,706,259
Loans from a related party		2,185,569

Total liabilities	$19,460,257	$34,008,908

The Company and its consolidated subsidiaries are not required to provide financial support to the VIE, and no creditor (or beneficial interest holders) of the VIE have recourse to the assets of Company unless the Company separately agrees to be subject to such claims. There are no terms in any agreements or arrangements, implicit or explicit, which require the Company or its subsidiaries to provide financial support to the VIE. However, if the VIE does require financial support, the Company or its subsidiaries may, at its option and subject to statutory limits and restrictions, provide financial support to the VIE.

IT TECH PACKAGING, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(2) Basis of Presentation and Significant Accounting Policies

Basis of Consolidation

The consolidated financial statements of the Company are prepared in accordance with accounting principles generally accepted in the United States of America (“US GAAP”), and include the assets, liabilities, revenues, expenses and cash flows of all subsidiaries and variable interest entity. All significant inter-company balances, transactions and cash flows are eliminated on consolidation.

Foreign Currency Translation

The Company accounts for foreign currency translation pursuant to ASC Topic 830, Foreign Currency Matters. The functional currency of Dongfang Paper and Baoding Shengde is the Chinese Yuan Renminbi (“RMB”). Monetary assets and liabilities denominated in currencies other than RMB are translated into RMB at the rates of exchange ruling at the balance sheet date. Transactions in currencies other than RMB are converted into RMB at the applicable rates of exchange prevailing the transactions occurred. Transaction gains and losses are recognized in the consolidated statements of income. The functional currency of IT Tech Packaging and Shengde Holdings is United States dollars. Monetary assets and liabilities denominated in currencies other than United States dollars are translated into United States dollars at the rates of exchange ruling at the balance sheet date. Translation in currencies other than United States dollars are converted into United States dollars at the applicable rates of exchange prevailing when the transactions occurred. Transaction gains or losses are recognized in the consolidated statement of income.

Under ASC Topic 830-30, all assets and liabilities are translated into United States dollars using the current exchange rate at the end of each fiscal period. The current exchange rates used by the Company as of December 31, 2019 and 2018 to translate the Chinese RMB to the U.S. Dollars are 6.9762:1, and 6.8632:1, respectively. Revenues and expenses are translated using the average exchange rates prevailing throughout the respective years at 6.8948:1 and 6.6338:1 for the years ended December 31, 2019 and 2018, respectively. Translation adjustments are included in other comprehensive income (loss).

Use of Estimates

The preparation of consolidated financial statements in conformity with US GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities as of December 31, 2019 and 2018, and revenues and expenses for the years ended December 31, 2019 and 2018. The most significant estimates relate to allowance for uncollectible accounts receivable, inventory valuation, useful lives and impairment for property, plant and equipment, valuation allowance for deferred tax assets and contingencies. Actual results could differ from those estimates made by management.

Accounts Receivable

Trade accounts receivable are recorded on shipment of products to customers. The trade receivables are all without customer collateral and interest is not accrued on past due accounts. Periodically, management reviews the adequacy of its provision for doubtful accounts based on historical bad debt expense results and current economic conditions using factors based on the aging of its accounts receivable. Additionally, the Company may identify additional allowance requirements based on indications that a specific customer may be experiencing financial difficulties. Actual bad debt results could differ materially from these estimates. As of December 31, 2019 and 2018, the balance of allowance for doubtful accounts was $59,922 and $58,707, respectively; and the movement of the provision of the doubtful accounts

IT TECH PACKAGING, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(2) Basis of Presentation and Significant Accounting Policies (cont.)

is as below. While management uses the best information available upon which to base estimates, future adjustments to the allowance may be necessary if economic conditions differ substantially from the assumptions used for the purposes of analysis.

Allowance of doubtful accounts	December 31, 2019	December 31, 2018
Opening balance	$58,707	$37,626
Provision (Reversal) for the year	2,192	23,676
Exchange difference	(977)	(2,595)
Closing balance	$59,922	$58,707

Inventories

Inventories consist principally of raw materials and finished goods, and are stated at the lower of cost (average cost method) or market. Cost includes labor, raw materials, and allocated overhead. Provision in inventories were $75,719 and $nil for the years ended December 31, 2019 and 2018, respectively.

Property, Plant, and Equipment

Property, plant, and equipment are stated at cost less accumulated depreciation and any impairment losses. Major renewals, betterments, and improvements are capitalized to the asset accounts while replacements, maintenance, and repairs, which do not improve or extend the lives of the respective assets, are expensed to operations. At the time property, plant, and equipment are retired or otherwise disposed of, the asset and related accumulated depreciation or amortization accounts are relieved of the applicable amounts. Gains or losses from retirements or sales are credited or charged to operations.

Construction-in-progress is stated at cost and capitalized as expenses are incurred or as payments are made pursuant to relevant construction contracts. Contract retention is recorded as accrued liability. Construction in progress is not depreciated until project completion and the constructed property being placed in service, at which time the capitalized balance will be transferred to appropriate account of property, plant and equipment.

The Company depreciates property, plant, and equipment using the straight-line method as follows:

Land use right	Over the lease term
Building and improvements	30 years
Machinery and equipment	5 – 15 years
Vehicles	15 years

Valuation of long-lived asset

The Company reviews the carrying value of long-lived assets to be held and used when events and circumstances warrants such a review. The carrying value of a long-lived asset is considered impaired when the anticipated undiscounted cash flow from such asset is separately identifiable and is less than its carrying value. In that event, a loss is recognized based on the amount by which the carrying value exceeds the fair market value of the long-lived asset and intangible assets. Fair market value is determined primarily using the anticipated cash flows discounted at a rate commensurate with the risk involved. Losses on long-lived assets and intangible assets to be disposed are determined in a similar manner, except that fair market values are reduced for the cost to dispose.

IT TECH PACKAGING, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(2) Basis of Presentation and Significant Accounting Policies (cont.)

Statutory Reserves

According to the laws and regulations in the PRC, the Company is required to provide for certain statutory funds, namely, a reserve fund by an appropriation from net profit after taxation but before dividend distribution based on the local statutory financial statements of the PRC subsidiary and variable interest entity prepared in accordance with the PRC accounting principles and relevant financial regulations.

Each of the Company’s wholly owned subsidiary and variable interest entity in the PRC are required to allocate at least 10% of its net profit to the reserve fund until the balance of such fund has reached 50% of its registered capital. Appropriations of additional reserve fund are determined at the discretion of its directors. The reserve fund can only be used, upon approval by the relevant authority, to offset accumulated losses or increase capital.

For the years ended December 31, 2019 and 2018, IT Tech Packaging made transfers of $nil to this reserve fund. As a result of net loss in fiscal year 2019 and 2018 of Baoding Shengde, no statutory reserves were provided for the year ended December 31, 2019 and 2018. The Company’s variable interest entity Dongfang Paper, the statutory reserve account of which has been fully funded for 50% of its registered capital in the amount of RMB 75,030,000 (or approximately $11,811,470) since December 31, 2010, did not make any transfer to statutory reserves during the years ended December 31, 2019 and 2018.

Employee Benefit Plan

Full time employees of the PRC entities participate in a government mandated multi-employer defined contribution plan pursuant to which certain pension benefits, medical care, unemployment insurance and other welfare benefits are provided to employees. The total provision for such employee benefits was $nil for the years ended December 31, 2019 and 2018.

Revenue Recognition

The Company adopted ASC Topic 606, Revenue from Contracts with Customers, and all subsequent ASUs that modified ASC 606 on April 1, 2017 using the full retrospective method which requires the Company to present the financial statements for all periods as if Topic 606 had been applied to all prior periods. The company derives revenue principally from producing and sales of paper products. Revenue from contracts with customers is recognized using the following five steps:

1.      Identify the contract(s) with a customer;

2.      Identify the performance obligations in the contract;

3.      Determine the transaction price;

4.      Allocate the transaction price to the performance obligations in the contract; and

5.      Recognize revenue when (or as) the entity satisfies a performance obligation.

A contract contains a promise (or promises) to transfer goods or services to a customer. A performance obligation is a promise (or a group of promises) that is distinct. The transaction price is the amount of consideration a company expects to be entitled from a customer in exchange for providing the goods or services.

The unit of account for revenue recognition is a performance obligation (a good or service). A contract may contain one or more performance obligations. Performance obligations are accounted for separately if they are distinct. A good or service is distinct if the customer can benefit from the good or service either on its own or together with other resources that are readily available to the customer, and the good or service is distinct in the context of the contract. Otherwise performance obligations are combined with other promised goods or services until the Company identifies a bundle of goods or services that is distinct. Promises in contracts which do not result in the transfer of a good or service are not performance obligations, as well as those promises that are administrative

IT TECH PACKAGING, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(2) Basis of Presentation and Significant Accounting Policies (cont.)

in nature, or are immaterial in the context of the contract. The Company has addressed whether various goods and services promised to the customer represent distinct performance obligations. The Company applied the guidance of ASC Topic 606-10-25-16 through 18 in order to verify which promises should be assessed for classification as distinct performance obligations.

The Company’s revenue is primary derived from sales of paper products. The Company recognizes revenue when goods are delivered, when a formal arrangement exists, the price is fixed or determinable, the delivery is completed, no other significant obligations of the Company exist, and collectability is reasonably assured. Goods are considered delivered when customer’s truck picks up goods at our finished goods inventory warehouse.

Shipping Cost

Substantially all customers use their own trucks or hire commercial trucking companies to pick up goods from the Company. The Company usually incurs no shipping cost for delivery of goods to customers. For those rare situations where products are not shipped utilizing customer specified shipping services, the Company charges customers a shipping fee which is included in net revenues and was not material. Freight-in and handling costs incurred by the Company with respect to purchased goods are recorded as a component of inventory cost and charged to cost of sales when the inventory items are sold.

Advertising

The Company expenses all advertising and promotion costs as incurred. The Company incurred $nil of advertising and promotion costs for the years ended December 31, 2019 and 2018.

Research and development costs

Research and development costs are expensed as incurred and included in selling, general and administrative expenses. Research and development expenses incurred $74,825 and $30,194 for the years ended December 31, 2019 and 2018, respectively.

Borrowing costs

Borrowing costs attributable directly to the acquisition, construction or production of qualifying assets which require a substantial period of time to be ready for their intended use or sale, are capitalized as part of the cost of those assets. Income earned on temporary investments of specific borrowings pending their expenditure on those assets is deducted from borrowing costs capitalized. All other borrowing costs are recognized in interest expenses in the period in which they are incurred.

Government subsidies

A government subsidy is not recognized until there is reasonable assurance that: (a) the enterprise will comply with the conditions attached to the grant; and (b) the grant will be received. When the Company received the government subsidies but the conditions attached to the grants have not been fulfilled, such government subsidies are deferred and recorded under other payables and accrued expenses, and other long-term liability. The classification of short-term or long-term liabilities is depended on the management’s expectation of when the conditions attached to the grant can be fulfilled. For the years ended December 31, 2019 and 2018, the Company received government subsidies of $261,136 and $241,189, which are recognized as subsidy income in the consolidated statements of income in that fiscal year.

Income Taxes

The Company accounts for income taxes pursuant to ASC Topic 740, Income Taxes. Income taxes are provided on an asset and liability approach for financial accounting and reporting of income taxes. Any tax paid by subsidiaries during the year is recorded. Current tax is based on the profit or loss from ordinary activities adjusted for items that are non-assessable or disallowable for income tax purpose and is calculated using tax rates that have been enacted

IT TECH PACKAGING, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(2) Basis of Presentation and Significant Accounting Policies (cont.)

or substantively enacted at the balance sheet date. ASC Topic 740 also requires the recognition of deferred tax assets and liabilities for both the expected impact of differences between the financial statements and the tax basis of assets and liabilities, and for the expected future tax benefit to be derived from tax losses and tax credit carry-forwards. ASC Topic 740 additionally requires the establishment of a valuation allowance to reflect the likelihood of realization of deferred tax assets. Realization of deferred tax assets, including those related to the U.S. net operating loss carry-forwards, are dependent upon future earnings, if any, of which the timing and amount are uncertain.

The Company adopted ASC Topic 740-10-05, Income Tax, which provides guidance for recognizing and measuring uncertain tax positions, it prescribes a threshold condition that a tax position must meet for any of the benefits of the uncertain tax position to be recognized in the financial statements. It also provides accounting guidance on derecognizing, classification and disclosure of these uncertain tax positions.

The Company’s policy on classification of all interest and penalties related to unrecognized income tax positions, if any, is to present them as a component of income tax expense.

Value Added Tax

Both the PRC subsidiary and variable interest entity of the Company are subject to value added tax (“VAT”) imposed by the PRC government on its purchase and sales of goods. The output VAT is charged to customers who purchase goods from the Company and the input VAT is paid when the Company purchases goods from its vendors. VAT rate is 17% (before May 1, 2018), 16% (after May 1, 2018) and 13% (after April 1, 2019) in general, depending on the types of products purchased and sold. The input VAT can be offset against the output VAT. Debit balance of VAT payable represents a credit against future collection of output VAT instead of a receivable due from government.

Comprehensive Income (Loss)

The Company presents comprehensive income (loss) in accordance with ASC Topic 220, Comprehensive Income. ASC Topic 220 states that all items that are required to be recognized under accounting standards as components of comprehensive income (loss) be reported in the consolidated financial statements. The components of comprehensive income (loss) were the net income for the years and the foreign currency translation adjustments.

Earnings Per Share

Basic earnings per share is computed by dividing the net income attributable to the common stockholders by the weighted average number of shares of common stock outstanding during the period. Diluted earnings per share is computed similar to basic earnings per share except that the denominator is increased to include the number of additional common shares that would have been outstanding if the potential common shares had been issued and if the additional common shares were dilutive.

Share-Based Compensation

The Company uses the fair value recognition provision of ASC Topic 718, Compensation-Stock Compensation, which requires the Company to expense the cost of employee services received in exchange for an award of equity instruments based on the grant date fair value of such instruments over the vesting period.

The Company also applies the provisions of ASC Topic 505-50, Equity Based Payments to Non-Employees to account for stock-based compensation awards issued to non-employees for services. Such awards for services are recorded at either the fair value of the consideration received or the fair value of the instruments issued in exchange for such services, whichever is more reliably measurable.

IT TECH PACKAGING, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(2) Basis of Presentation and Significant Accounting Policies (cont.)

Fair Value Measurements

The Company has adopted ASC Topic 820, Fair Value Measurements and Disclosures, which defines fair value, establishes a framework for measuring fair value in GAAP, and expands disclosures about fair value measurements. It does not require any new fair value measurements, but provides guidance on how to measure fair value by providing a fair value hierarchy used to classify the source of the information. It establishes a three-level valuation hierarchy of valuation techniques based on observable and unobservable inputs, which may be used to measure fair value and include the following:

Level 1	—	Quoted prices in active markets for identical assets or liabilities.
Level 2	—

Inputs other than Level 1 that are observable, either directly or indirectly, such as quoted prices for similar assets or liabilities; quoted prices in markets that are not active; or other inputs that are observable or can be corroborated by observable market data for substantially the full term of the assets or liabilities.

Level 3	—	Unobservable inputs that are supported by little or no market activity and that are significant to the fair value of the assets or liabilities.

Classification within the hierarchy is determined based on the lowest level of input that is significant to the fair value measurement.

The Company estimates the fair value of financial instruments using the available market information and valuation methods. Considerable judgment is required in estimating fair value. Accordingly, the estimates of fair value may not be indicative of the amounts that the Company could realize in a current market exchange. As of December 31, 2019 and 2018, the carrying value of the Company’s short term financial instruments, such as cash and bank balances, accounts receivable, accounts and notes payable, short-term bank loans and balance due to related parties, approximate at their fair values because of the short maturity of these instruments; while loans from credit union, loans from a related party and obligation under capital lease approximate at their fair value as the interest rates thereon are close to the market rates of interest published by the People’s Bank of China.

The Company does not have any assets and liabilities measured at fair value on a recurring basis as of December 31, 2019 and 2018.

Non-Recurring Fair Value Measurements

The Company reviews long-lived assets for impairment annually or more frequently if events or changes in circumstances indicate the possibility of impairment. For the continuing operations, long-lived assets are measured at fair value on a nonrecurring basis when there is an indicator of impairment, and they are recorded at fair value only when impairment is recognized. For discontinued operations, long-lived assets are measured at the lower of carrying amount or fair value less cost to sell. The fair value of these assets were determined using models with significant unobservable inputs which were classified as Level 3 inputs, primarily the discounted future cash flow.

(3) Restricted Cash

Restricted cash of as of December 31, 2019 was nil. Restricted cash of $3,642,616 as of December 31, 2018 was presented for the cash deposited at the Bank of Cangzhou for purpose of securing the bank acceptance notes from these banks (see Note (9)). The restriction has been lifted upon the maturity of the notes payable on January 10, 2019.

IT TECH PACKAGING, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(4) Inventories

Raw materials inventory includes mainly recycled paper and coal. Finished goods include mainly products of corrugating medium paper and offset printing paper. Inventories consisted of the following as of and December 31, 2019 and 2018:

	December 31, 2019	December 31, 2018
Raw Materials
Recycled paper board	$40,032	$412,317
Recycled white scrap paper	10,541	611,861
Coal & gas	41,675	167,230
Base paper and other raw materials	293,935	164,295
	386,183	1,355,703
Semi-finished Goods	83,266	—
Finished Goods	1,212,849	1,567,813
Total inventory, gross	1,682,298	2,923,516
Inventory reserve	(74,835)	—
Total inventory, net	$1,607,463	$2,923,516

(5) Prepayments and other current assets

Prepayments and other current assets consisted of the following as of December 31, 2019 and 2018:

	December 31, 2019	December 31, 2018
Prepaid land lease	$301,023	$437,114
Prepayment for purchase of materials	5,394,297	—
Value-added tax recoverable	5,666,975	5,760,280
Others	250,946	43,905
	$11,613,241	$6,241,299

(6) Property, plant and equipment

As of December 31, 2019 and 2018, property, plant and equipment consisted of the following:

	December 31, 2019	December 31, 2018
Property, Plant, and Equipment:
Land use rights	$11,689,114	$11,881,571
Building and improvements	70,811,803	94,127,348
Machinery and equipment	152,954,020	159,651,736
Vehicles	587,806	597,484
Construction in progress	6,399,986	5,005,041
Totals	242,442,729	271,263,180
Less: accumulated depreciation and amortization	(90,825,877)	(103,433,464)
Property, Plant and Equipment, net	$151,616,852	$167,829,716

As of December 31, 2019 and December 31, 2018, land use rights represented two parcel of state-owned lands located in Xushui District of Hebei Province in China, with lease terms of 50 years expiring from 2061 to 2066.

IT TECH PACKAGING, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(6) Property, plant and equipment (cont.)

Construction in progress mainly represents payments for improvement of the office building and essentially all industrial-use buildings in the Headquarters Compound (the “Industrial Buildings”).

As of December 31, 2019 and 2018, certain property, plant and equipment of Dongfang Paper with net values of $3,935,270 and $5,782,640, respectively, have been pledged pursuant to a long-term loan from credit union of Dongfang Paper. Land use right of Dongfang Paper with net values of $5,757,546 as of December 31, 2019 was pledged for the bank loan from Bank of Industrial & Commercial Bank of China. Land use right of Hebei Tengsheng with net value of $5,200,452 as of December 31, 2019 was pledged for a long-term loan from credit union of Baoding Shengde. In addition, land use right of Hebei Tengsheng with net value of $8,056,930 as of December 31, 2019 was pledged for another long-term loan from credit union of Baoding Shengde. See ” Short-term bank loans ” under Note (7), Loans Payable, for details of the transaction and asset collaterals.

Depreciation and amortization of property, plant and equipment was $15,304,039 and $14,290,919 for the years ended December 31, 2019 and 2018, respectively. Impairment loss was recorded for certain inactive production line in the amount of $nil and $3,894,461 for the years ended December 31, 2019 and 2018, respectively.

(7) Loans Payable

Short-term bank loans

	December 31, 2019	December 31, 2018
Industrial and Commercial Bank of China (“ICBC”) Loan 1(a)	$—	$4,079,730
Bank of Cangzhou(b)	—	5,099,662
ICBC Loan 2(c)	—	2,622,683
ICBC Loan 3(d)	6,163,814	—
Total short-term bank loans	$6,163,814	$11,802,075

____________

(a)      On February 6, 2018, the Company entered into a working capital loan agreement with the ICBC, with a balance of $4,079,730 as of December 31, 2018. The working capital loan was guaranteed by Hebei Tengsheng with its land use right pledged as collateral for the benefit of the bank. The loan bore a fixed interest rate of 5.4% per annum. The loan was due and repaid on January 28, 2019.

(b)      On January 2, 2018, the Company entered into a working capital loan agreement with the Bank of Cangzhou, with a balance of $5,099,662 as of December 31, 2018. The loan bore a fixed interest rate of 6.09% per annum. The working capital loan was secured by the Company’s land use right and guaranteed by the Company’s CEO and Baoding Shengde with its production equipment as collateral for the benefit of the bank. The loan was due and repaid on January 3, 2019.

(c)      On November 22, 2018, the Company entered into a working capital loan agreement with the ICBC, with a balance of $2,622,683 as of December 31, 2018. The working capital loan was secured by the Company’s land use right as collateral for the benefit of the bank. The loan bore a fixed interest rate of 4.741% per annum. The loan was repaid on October 19, 2019.

(d)      On December 20, 2019, the Company entered into a working capital loan agreement with the ICBC, with a balance of $6,163,814 as of December 31, 2019. The working capital loan was secured by land use right of Hebei Tengsheng as collateral for the benefit of the bank. The loan bears a fixed interest rate of 4.785% per annum. The loan will be due and repaid by December 23, 2020.

As of December 31, 2019, there were guaranteed short-term borrowings of $6,163,814 and unsecured bank loans of $nil. As of December 31, 2018, there were guaranteed short-term borrowings of $11,802,075 and unsecured bank loans of $nil.

The average short-term borrowing rates for the years ended December 31, 2019 and 2018 were approximately 4.93% and 5.66%, respectively.

IT TECH PACKAGING, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(7) Loans Payable (cont.)

Long-term loans from credit union

As of December 31, 2019 and 2018, loans payable to Rural Credit Union of Xushui County, amounted to $8,973,367 and $7,197,808, respectively.

	December 31, 2019	December 31, 2018
Rural Credit Union of Xushui District Loan 1	$1,232,763	$1,253,060
Rural Credit Union of Xushui District Loan 2	3,583,613	3,642,615
Rural Credit Union of Xushui District Loan 3	—	2,302,133
Rural Credit Union of Xushui District Loan 4	2,293,512	—
Rural Credit Union of Xushui District Loan 5	1,863,479	—
Total	8,973,367	7,197,808
Less: Current portion of long-term loans from credit union	(1,605,459)	(2,491,549)
Long-term loans from credit union	$7,367,908	$4,706,259

As of December 31, 2019, the Company’s long-term debt repayments for the next four years were as follows:

Fiscal year	Amount
2020	$1,605,459
2021	3,067,573
2022	1,576,790
2023	2,723,545
Total	8,973,367

On April 16, 2014, the Company entered into a loan agreement with the Rural Credit Union of Xushui District for a term of 5 years, which was originally due in various installments from June 21, 2014 to November 18, 2018. The loan is guaranteed by an independent third party. Interest payment is due quarterly and bears the rate of 0.64% per month. On November 6, 2018, the loan was renewed for additional 5 years and will be due and payable in various installments from December 21, 2018 to November 5, 2023. As of December 31, 2019 and 2018, total outstanding loan balance was $1,232,763 and $1,253,060, respectively, Out of the total outstanding loan balance, current portion amounted were $143,345 and $87,423 as of December 31, 2019 and 2018, respectively, which are presented as current liabilities in the consolidated balance sheet and the remaining balance of $1,089,418 and $1,165,637 are presented as non-current liabilities in the consolidated balance sheet as of December 31, 2019 and 2018, respectively.

On July 15, 2013, the Company entered into a loan agreement with the Rural Credit Union of Xushui District for a term of 5 years, which was originally due and payable in various installments from December 21, 2013 to July 26, 2018. On June 21, 2018, the loan was extended for additional 5 years and will be due and payable in various installments from December 21, 2018 to June 20, 2023. The loan is secured by certain of the Company’s manufacturing equipment with net book value of $3,935,270 and $5,782,640 as of December 31, 2019 and 2018, respectively. Interest payment is due quarterly and bears a fixed rate of 0.64% per month. As of December 31, 2019 and 2018, the total outstanding loan balance was $3,583,613 and $3,642,615, respectively. Out of the total outstanding loan balance, current portion amounted were $172,013 and $101,993 as of December 31, 2019 and 2018 respectively, which are presented as current liabilities in the consolidated balance sheet and the remaining balance of $3,411,600 and $3,540,622 are presented as non-current liabilities in the consolidated balance sheet as of December 31, 2019 and 2018, respectively.

On April 20, 2017, the Company entered into a loan agreement with the Rural Credit Union of Xushui District for a term of 2 years, which is due and payable in various installments from August 26, 2017 to April 19, 2019. The loan was guaranteed by Hebei Tengsheng with its land use right pledged as collateral for the benefit of the bank. Interest payment was due quarterly and bore a fixed rate of 0.6% per month. As of December 31, 2019 and December 31, 2018, the total outstanding loan balance was $nil and $2,302,133, respectively, which are presented as non-current liabilities in the consolidated balance sheet as of December 31, 2019 and 2018, respectively.

IT TECH PACKAGING, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(7) Loans Payable (cont.)

On April 17, 2019, the Company entered into a loan agreement with the Rural Credit Union of Xushui District for a term of 2 years, which was due and payable in various installments from August 21, 2019 to April 16, 2021. The loan is secured by Hebei Tengsheng with its land use right as collateral for the benefit of the bank. Interest payment is due quarterly and bears a fixed rate of 0.6% per month. As of December 31, 2019 and 2018, the total outstanding loan balance was $2,293,512 and $nil, respectively. Out of the total outstanding loan balance, current portion amounted were $1,146,756 and $nil as of December 31, 2019 and 2018, respectively, which are presented as current liabilities in the consolidated balance sheet and the remaining balance of $1,146,756 and $nil are presented as non-current liabilities in the consolidated balance sheet as of December 31, 2019 and 2018, respectively.

On December 12, 2019, the Company entered into a loan agreement with the Rural Credit Union of Xushui District for a term of 2 years, which was due and payable in various installments from June 21, 2020 to December 11, 2021. The loan is secured by Hebei Tengsheng with its land use right as collateral for the benefit of the bank. Interest payment is due monthly and bears a fixed rate of 7.56% per annum. As of December 31, 2019 and 2018, the total outstanding loan balance was $1,863,479 and $nil, respectively. Out of the total outstanding loan balance, current portion amounted were $143,345 and $nil as of December 31, 2019 and 2018, respectively, which are presented as current liabilities in the consolidated balance sheet and the remaining balance of $1,720,134 and $nil are presented as non-current liabilities in the consolidated balance sheet as of December 31, 2019 and 2018, respectively.

Total interest expenses for the short-term bank loans and long-term loans for the years ended December 31, 2019 and 2018 were $831,732 and $1,214,708, respectively.

(8) Related Party Transactions

Mr Zhenyong Liu, the Company’s CEO has loaned money to Dongfang Paper for working capital purposes over a period of time. On January 1, 2013, Dongfang Paper and Mr. Zhenyong Liu renewed the three-year term loan previously entered on January 1, 2010, and extended the maturity date further to December 31, 2015. On December 31, 2015, the Company paid off the loan of $2,249,279, together with interest of $391,374 for the period from 2013 to 2015. Approximately $367,441 and $373,490 of interest were outstanding to Mr. Zhenyong Liu, which were recorded in other payables and accrued liabilities as part of the current liabilities in the consolidated balance sheet as of December 31, 2019 and 2018, respectively.

On December 10, 2014, Mr. Zhenyong Liu provided a loan to the Company, amounted to $8,742,278 to Dongfang Paper for working capital purpose with an interest rate of 4.35% per annum, which was based on the primary lending rate of People’s Bank of China. The unsecured loan was provided on December 10, 2014, and would be originally due on December 10, 2017. During the year of 2016, the Company repaid $6,012,416 to Mr. Zhenyong Liu, together with interest of $288,596. In February 2018, the company paid off the remaining balance, together with interest of $20,400. As of December 31, 2019 and 2018, approximately $43,003 and $43,711 of interest were outstanding to Mr. Zhenyong Liu, which was recorded in other payables and accrued liabilities as part of the current liabilities in the consolidated balance sheet.

On March 1, 2015, the Company entered an agreement with Mr. Zhenyong Liu which allows Dongfang Paper to borrow from the CEO an amount up to $17,201,342 (RMB120,000,000) for working capital purposes. The advances or funding under the agreement are due three years from the date each amount is funded. The loan is unsecured and carries an annual interest rate set on the basis of the primary lending rate of the People’s Bank of China at the time of the borrowing. On July 13, 2015, an unsecured amount of $4,324,636 was drawn from the facility. On October 14, 2016 an unsecured amount of $2,883,091 was drawn from the facility. In February 2018, the company repaid $1,507,432 to Mr. Zhenyong Liu. The loan would be originally due on July 12, 2018. Mr. Zhenyong Liu agreed to extend the loan for additional 3 years and the remaining balance will be due on July 12, 2021. On November 23, 2018, the company repaid $3,768,579 to Mr. Zhenyong Liu, together with interest of $158,651. In December 2019, the company paid off the remaining balance, together with interest of 94,636. As of December 31, 2019 and 2018, the outstanding loan balance were $nil and $2,185,569, respectively, and the accrued interest was $197,009 and $200,253, respectively, which was recorded in other payables and accrued liabilities as part of the current liabilities in the consolidated balance sheet.

IT TECH PACKAGING, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(8) Related Party Transactions (cont.)

As of December 31, 2019 and 2018, total amount of loans due to Mr. Zhenyong Liu were $nil and $2,185,569, respectively. The interest expense incurred for such related party loans are $94,636 and $277,411 for the years ended December 31, 2019 and 2018, respectively. The accrued interest owe to the CEO was approximately $607,453 and $617,454, as of December 31, 2019 and 2018, respectively, which was recorded in other payables and accrued liabilities.

As of December 31, 2019 and 2018, amount due to shareholder are $483,433 and $210,148, respectively, which represents funds from shareholders to pay for various expenses incurred in the U.S. The amount is due on demand with interest free.

Sale of Headquarters Compound Real Properties to a Related Party

On August 7, 2013, the Company’s Audit Committee and the Board of Directors approved the sale of the land use right of the Headquarters Compound (the “LUR”), the office building and essentially all industrial-use buildings in the Headquarters Compound (the “Industrial Buildings”), and three employee dormitory buildings located within the Headquarters Compound (the “Dormitories”) to Hebei Fangsheng for cash prices of approximately $2.77 million, $1.15 million, and $4.31 million respectively. Sales of the LUR and the Industrial Buildings were completed in year 2013.

In connection with the sale of the Industrial Buildings, Hebei Fangsheng agreed to lease the Industrial Buildings back to the Company for its original use for a term of up to three years, with an annual rental payment of approximately $145,037 (RMB1,000,000). The lease agreement expired in August 2016. On August 6, 2016 and August 6, 2018, the Company entered into two supplementary agreements with Hebei Fangsheng, who agreed to extend the lease term for another four years in total, with the same rental payment as original lease agreement.

(9) Notes payable

Notes payable was nil as of December 31, 2019. As of December 31, 2018, the Company had bank acceptance notes of $3,642,616 from the Bank of Cangzhou to one of its major suppliers for settling purchase of raw materials. The acceptance notes are used to essentially extend the payment of accounts payable and are issued under the banking facilities obtained from bank as well as the restricted bank deposit of $3,642,616 in the bank as mentioned in Note (3). The bank acceptance notes from the bank bore interest rate at nil% per annum and 0.05% of notes amount as handling charge. The acceptance notes were due and paid off in January 2019.

(10) Other payables and accrued liabilities

Other payables and accrued liabilities consist of the following:

	December 31, 2019	December 31, 2018

Accrued electricity	$129,466	$186,780
Value-added tax payable	854,728	520,190
Accrued interest to a related party	607,453	617,454
Payable for purchase of equipment	3,936,047	8,788,924
Accrued commission to salesmen	17,162	62,247
Others	958,154	47,201
Totals	$6,503,010	$10,222,796

IT TECH PACKAGING, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(11) Common Stock

Issuance of common stock to investors

On August 27, 2014, the Company issued 1,562,500 shares of our common stock and warrants to purchase up to 781,250 shares of our common stock (the “Offering”). Each share of common stock and accompanying warrant was sold at a price of $1.60.

Issuance of common stock pursuant to the 2012 Incentive Stock Plan and 2015 Omnibus Equity Incentive

On January 12, 2016, the Company granted an aggregate of 1,133,916 shares of common stock under its compensatory incentive plans to nine officers, directors and employees of and a consultant when the stock was at $1.25 per share, as compensation for their services in the past years, of which 168,416 shares of common stock were granted under the 2012 Incentive Stock Plan and 965,500 shares were granted under the 2015 Omnibus Equity Incentive. Please see Note (15), Stock Incentive Plans for more details. Total fair value of the stock was calculated at $1,417,395 as of the date of grant.

On September 13, 2018, the compensation committee granted an aggregate of 534,500 shares of common stock at $0.88 per share to fifteen officers, directors and employees of the Company, which were granted under the 2015 Omnibus Equity Incentive Plan. Total fair value of the shares of common stock granted was calculated at $470,360 as of the date of issuance.

Issuance of common stock to Weitian

On October 15, 2018, the Company entered an agreement with Weitian Group LCC (“Weitian”) and agreed as compensation to issue to Weitian in the aggregate of 70,000 shares of common stock for investor relation consulting service rendered from October 15, 2018 to October 15, 2019. 37,500 shares of common stock were issued to Weitain on November 12, 2018. Total fair value of the shares of common stock granted was calculated at $32,625 at $0.87 per share. 32,500 shares of common stock were issued to Weitain on August 13, 2019. Total fair value of the shares of common stock granted was calculated at $17,550 at $0.54 per share.

(12) Earnings Per Share

For the years ended December 31, 2019 and 2018, basic and diluted net income per share are calculated as follows:

	Year Ended December 31,
	2019	2018
Basic income (loss) per share
Net income (loss) for the year – numerator	$2,221,182	$(10,545,684)
Weighted average common stock outstanding – denominator	22,034,905	21,618,305
Net income (loss) per share	$0.10	$(0.49)

Diluted income (loss) per share
Net income (loss) for the year – numerator	$2,221,182	$(10,545,684)
Weighted average common stock outstanding – denominator	22,034,905	21,618,305
Effect of dilution	—	—
Weighted average common stock outstanding – denominator	22,034,905	21,618,305
Diluted income (loss) per share	$0.10	$(0.49)

IT TECH PACKAGING, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(13) Income Taxes

United States

The Company and Shengde Holdings are incorporated in the State of Nevada and are subject to the U.S. federal tax and state statutory tax rates up to 34% and 0%, respectively. On December 22, 2017, the U.S. enacted the Tax Cuts and Jobs Act (the “2017 TCJAAct”), which significantly changed U.S. tax law. The Act 2017 TCJA lowered the Company’s U.S. statutory federal income tax rate from the highest rate of 35% to 21% effective January 1, 2018, while also imposing a deemed repatriation tax on deferred foreign income which requires companies to pay a one-time transition tax on previously unremitted earnings of non-U.S. subsidiaries that were previously tax deferred and creates new taxes on certain foreign sourced earnings. The SEC staff issued Staff Accounting Bulletin (SAB) 118, which provides guidance on accounting for enactment effects of the 2017 TCJA. SAB 118 provides a measurement period of up to one year from the 2017 TCJA’s enactment date for companies to complete their accounting under ASC 740. In accordance with SAB 118, to the extent that a company’s accounting for certain income tax effects of the 2017 TCJA is incomplete but it is able to determine a reasonable estimate, it must record a provisional estimate in its financial statements. If a company cannot determine a provisional estimate to be included in its financial statements, it should continue to apply ASC 740 on the basis of the provisions of the tax laws that were in effect immediately before the enactment of the 2017 TCJA.

In connection with the Company’s initial analysis of the impact of the enactment of the 2017 TCJA, the Company recorded a net tax expense of approximately $80,000 in the fourth quarter of 2017. For various reasons that are discussed more fully below, including the issuance of additional technical and interpretive guidance, the Company has not completed its accounting for the income tax effects of certain elements of the 2017 TCJA. However, with respect to the following, the Company was able to make reasonable estimates of the 2017 TCJA’s effects and, as such, recorded provisional amounts:

Transition tax: The transition tax is a tax on previously untaxed accumulated and current earnings and profits (E&P) of certain of the Company’s non-U.S. subsidiaries. To determine the amount of the transition tax, the Company must determine, in addition to other factors, the amount of post-1986 E&P of the relevant subsidiaries, as well as the amount of non-U.S. income taxes paid on such earnings. Further, the transition tax is based in part on the amount of those earnings held in cash and other specified assets. The Company was able to make a reasonable estimate of the transition tax and recorded a provisional obligation and additional income tax expense of approximately $80,000 in the fourth quarter of 2017. However, the Company is continuing to gather additional information and will consider additional technical guidance to more precisely compute and account for the amount of the transition tax. This amount may change when the Company finalizes the calculation of post-1986 foreign E&P previously deferred from U.S. federal taxation and finalizes the amounts held in cash or other specified assets. The 2017 TCJA’s transition tax is payable over eight years beginning in 2018. Hence, the Company only provided $6,528 for the year ended 31 December 2017.

PRC

Dongfang Paper and Baoding Shengde are PRC operating companies and are subject to PRC Enterprise Income Tax. Pursuant to the PRC New Enterprise Income Tax Law, Enterprise Income Tax is generally imposed at a statutory rate of 25%.

IT TECH PACKAGING, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(13) Income Taxes (cont.)

The provisions for income taxes for the years ended December 31, 2019 and 2018 were as follows:

	Year Ended December 31,

	2019	2018
Provision for Income Taxes
Current Tax Provision U.S.	$14,747	$8,189
Current Tax Provision PRC	3,431,038	230,322
Deferred Tax Provision PRC	(2,369,683)	(2,089,439)
Total Provision for (Deferred tax benefit)/Income Taxes	$1,076,102	$(1,850,928)

In addition to the reversible future PRC income tax benefits stemming from the timing differences of items such as recognition of asset disposal gain or loss and asset depreciation, the Company was incorporated in the United States and incurred aggregate net operating losses of approximately $nil and $6,710,939 for U.S. income tax purposes for the years ended December 31, 2018 and 2017, respectively. The net operating loss carried forward may be available to reduce future years’ taxable income. These carry forwards would expire, if not utilized, during the period of 2030 through 2035. As of December 31, 2019, management believed that the realization of all the U.S. income tax benefits from these losses, which generally would generate a deferred tax asset if it can be expected to be utilized in the future, appears not more than likely due to the Company’s limited operating history and continuing losses for United States income tax purposes. Accordingly, As of December 31, 2019, the Company provided a 100% valuation allowance on the U.S. deferred tax asset benefit to reduce the total deferred tax asset to the amount realizable for the PRC income tax purposes. Management reviews this valuation allowance periodically and will make adjustments as warranted. A summary of the otherwise deductible (or taxable) deferred tax items is as follows:

	December 31,
	2019	2018
Deferred tax assets
Depreciation and amortization of property, plant and equipment	$9,277,009	$7,097,828
Impairment of property, plant and equipment	521,803	546,531
Miscellaneous	277,511	289,799
Net operating loss carryover of PRC company	408,730	342,933
Net operating loss carryover for U.S. income tax purposes	—	—
Total deferred tax assets	10,485,053	8,277,091
Less: Valuation allowance	—	—
Total deferred tax assets, net	$10,485,053	$8,277,091

The following table reconciles the statutory rates to the Company’s effective tax rate as of:

	Year ended December 31,

	2019	2018

PRC Statutory rate	25.0%	25.0%
Effect of the U.S. Transition Tax under the 2017 TCJA	—	—
Effect of different tax jurisdiction	—	—
Effect of expenses not deductible for PRC tax purposes	23.4%	31.3%
(Over) Under-provision in previous year	—	—
Change in valuation allowance	—	—
Other	—	(38.7)%
Effective income tax rate	48.4%	17.6%

IT TECH PACKAGING, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(13) Income Taxes (cont.)

During the years ended December 31, 2019 and 2018, the effective income tax rate was estimated by the Company to be 48.4% and 17.6%, respectively.

As of December 31, 2017, except for the one-time transition tax under the 2017 TCJA which imposes a U.S. tax liability on all unrepatriated foreign E&Ps, the Company does not believe that its future dividend policy and the available U.S. tax deductions and net operating losses will cause the Company to recognize any other substantial current U.S. federal or state corporate income tax liability in the near future. Nor does it believes that the amount of the repatriation of the VIE’s earnings and profits for purposes of paying dividends will change the Company’s position that its PRC subsidiary Baoding Shengde and the VIE, Dongfang Paper are considered or are expected to be indefinitely reinvested offshore to support our future capacity expansion. If these earnings are repatriated to the U.S. resulting in U.S. taxable income in the future, or if it is determined that such earnings are to be remitted in the foreseeable future, additional tax provisions would be required.

The Company has adopted ASC Topic 740-10-05, Income Taxes. To date, the adoption of this interpretation has not impacted the Company’s financial position, results of operations, or cash flows. The Company performed self-assessment and the Company’s liability for income taxes includes the liability for unrecognized tax benefits, interest and penalties which relate to tax years still subject to review by taxing authorities. Audit periods remain open for review until the statute of limitations has passed, which in the PRC is usually 5 years. The completion of review or the expiration of the statute of limitations for a given audit period could result in an adjustment to the Company’s liability for income taxes. Any such adjustment could be material to the Company’s results of operations for any given quarterly or annual period based, in part, upon the results of operations for the given period. As of December 31, 2019 and 2018, management considered that the Company had no uncertain tax positions affecting its consolidated financial position and results of operations or cash flows, and will continue to evaluate for any uncertain position in future. There are no estimated interest costs and penalties provided in the Company’s consolidated financial statements for the years ended December 31, 2019 and 2018, respectively. The Company’s tax positions related to open tax years are subject to examination by the relevant tax authorities and the major one is the China Tax Authority.

(14) Stock Incentive Plans

Issuance of common stock pursuant to the 2011 Incentive Stock Plan and 2012 Incentive Stock Plan

On August 28, 2011, the Company’s Annual General Meeting approved the 2011 Incentive Stock Plan of IT Tech Packaging, Inc. (the “2011 ISP”) as previously adopted by the Board of Directors on July 5, 2011. Under the 2011 ISP, the Company may grant an aggregate of 375,000 shares of the Company’s common stock to the Company’s directors, officers, employees or consultants. No stock or option was issued under the 2011 ISP until January 2, 2012, when the Compensation Committee granted 109,584 shares of restricted common stock to certain officers and directors of the Company when the stock was at $3.45 per share, as compensation for their services in the past years. Total fair value of the stock was calculated at $378,065 as of the date of issuance.

On September 10, 2012, the Company’s Annual General Meeting approved the 2012 Incentive Stock Plan of IT Tech Packaging, Inc. (the “2012 ISP”) as previously adopted by the Board of Directors on July 4, 2012. Under the 2012 ISP, the Company may grant an aggregate of 200,000 shares of the Company’s common stock to the Company’s directors, officers, employees or consultants. Specifically, the Board and/or the Compensation Committee have authority to (a) grant, in its discretion, Incentive Stock Options or Non-statutory Options, Stock Awards or Restricted Stock Purchase Offers; (b) determine in good faith the fair market value of the stock covered by any grant; (c) determine which eligible persons shall receive grants and the number of shares, restrictions, terms and conditions to be included in such grants; and (d) make all other determinations necessary or advisable for the 2012 ISP’s administration. On December 31, 2013, the Compensation Committee granted restricted common shares of 297,000, out of which 265,416 shares were granted under the 2011 ISP and 31,584 shares under the 2012 ISP, to certain officers, directors and employees of the Company when the stock was at $2.66 per share, as compensation for their services in the past years. Total fair value of the stock was calculated at $790,020 as of the date of grant.

IT TECH PACKAGING, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(14) Stock Incentive Plans (cont.)

2015 Incentive Plan

On August 29, 2015, the Company’s Annual General Meeting approved the 2015 Omnibus Equity Incentive Plan of IT Tech Packaging, Inc. (the “2015 ISP”) as previously adopted by the Board of Directors on July 10, 2015. Under the 2015 ISP, the Company may grant an aggregate of 1,500,000 shares of the Company’s common stock to the directors, officers, employees and/or consultants of the Company and its subsidiaries. On January 12, 2016, the Compensation Committee granted un-restricted common shares of 1,133,916, of which 168,416 shares were granted under the 2012 ISP and 965,500 shares under the 2015 ISP, to certain officers, directors, employees and a consultant of the Company as compensation for their services in the past years. Total fair value of the stock was calculated at $1,417,395 as of the date of issuance at $1.25 per share.

On September 13, 2018, the compensation committee granted an aggregate of 534,500 shares of common stock to fifteen officers, directors and employees of the Company, which were granted under the 2015 Omnibus Equity Incentive Plan. Total fair value of the shares of common stock granted was calculated at $470,360 as of the date of issuance at $0.88 per share.

2019 Incentive Plan

On October 31, 2019, the shareholders of the Company at the Company’s Annual Shareholders General Meeting adopted and approved the 2019 Omnibus Equity Incentive Plan of IT Tech Packaging, Inc. (the “2019 ISP”). Under the 2019 ISP, the Company has reserved a total of 2,000,000 shares of common stock for issuance as or under awards to be made to the directors, officers, employees and/or consultants of the Company and its subsidiaries.

(15) Commitments and Contingencies

Operating Lease

The Company leases 32.95 acres of land from a local government in Xushui District, Baoding City, Hebei, China through a real estate lease with a 30-year term, which expires on December 31, 2031. The lease requires an annual rental payment of approximately $17,404 (RMB 120,000). This operating lease is renewable at the end of the 30-year term.

As mentioned in Note (8) Related Party Transactions, in connection with the sale of Industrial Buildings to Hebei Fangsheng, Hebei Fangsheng agrees to lease the Industrial Buildings back to the Company at an annual rental of $ 145,037 (RMB 1,000,000), for a total term of up to five years.

Future minimum lease payments are as follows:

December 31,	Amount
2020	100,819
2021	17,201
2022	17,201
2023	17,201
2024	17,201
Thereafter	120,409
Total operating lease payments	$290,034

IT TECH PACKAGING, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(15) Commitments and Contingencies (cont.)

Capital commitment

As of December 31, 2019, the Company has signed several contracts for improvement of Industrial Buildings. Total outstanding commitments under these contracts were $1,101,989 and $2,300,187 as of December 31, 2019 and 2018, respectively. The Company expected to pay off all the balances within 1 year.

On June 25, 2019, Dongfang Paper entered into an acquisition agreement with shareholder of Hebei Tengsheng Paper Co., Ltd.(“Hebei Tengsheng”), a limited liability company organized under the laws of the PRC, pursuant to which Dongfang Paper will acquire Hebei Tengsheng. The consideration for the acquisition is RMB 320 million (approximately $45 million) and is payable by December 31, 2021.

Guarantees and Indemnities

The Company agreed with Baoding Huanrun Trading Co., a major supplier of raw materials, to guarantee certain obligations of this third party, and as of December 31, 2019 and 2018, the Company guaranteed its long-term loan from financial institutions amounting to $4,443,680 (RMB31,000,000) and $4,516,843 (RMB31,000,000), respectively, that matured at various times in 2018-2023. If Huanrun Trading Co., were to become insolvent, the Company could be materially adversely affected.

(16) Segment Reporting

Since March 10, 2010, Baoding Shengde started its operations and thereafter the Company manages its operations through two business operating segments: Dongfang Paper, which produces offset printing paper and corrugating medium paper, and Baoding Shengde, which produces digital photo paper. They are managed separately because each business requires different technology and marketing strategies.

The Company evaluates performance of its operating segments based on net income. Administrative functions such as finance, treasury, and information systems are centralized. However, where applicable, portions of the administrative function expenses are allocated between the operating segments based on gross revenue generated. The operating segments do share facilities in Xushui County, Baoding City, Hebei Province, China. All sales were sold to customers located in the PRC.

Summarized financial information for the two reportable segments is as follows:

	Year Ended December 31, 2019
	Dongfang Paper	Hebei Tengsheng	Baoding Shengde	Not Attributable to Segments	Elimination of Inter-segment	Enterprise-wide, consolidated
Revenues	$113,072,638	$4,541,099	$1,149	$—	$—	$117,614,886
Gross profit	15,722,266	(2,030,942)	(11,806)	—	—	13,679,518
Depreciation and amortization	8,812,363	6,491,653	23	—	—	15,304,039
Loss from impairment and disposal of property, plant and equipment	—	—	—	—	—	—
Interest income	64,313	108	296	—	—	64,717
Interest expense	758,177	—	168,191	—	—	926,368
Income tax expense(benefit)	2,769,607	(1,632,012)	(76,239)	14,747	—	1,076,103
Net income (loss)	8,302,244	(5,444,598)	(157,607)	(478,857)		2,221,182
Total Assets	73,347,811	99,747,236	17,031,392	71,991	—	190,198,430

IT TECH PACKAGING, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(16) Segment Reporting (cont.)

	Year Ended December 31, 2018
	Dongfang Paper	Hebei Tengsheng	Baoding Shengde	Not Attributable to Segments	Elimination of Inter-segment	Enterprise-wide, consolidated
Revenues	$86,733,136	$—	$13,622	$—	$—	$86,746,758
Gross profit (loss)	5,823,725	—	(3,324)	—	—	5,820,401
Depreciation and amortization	13,557,960	—	732,959	—	—	14,290,919
Loss from disposal of property, plant and equipment	9,881	—	3,894,461	—	—	3,904,342
Interest income	36,234	—	398	—	—	36,632
Interest expense	1,318,252	—	173,867	—	—	1,492,119
Income tax expense(benefit)	(1,623,468)	—	(235,649)	8,189	—	(1,850,928)
Net income (loss)	(5,029,497)	—	(4,612,001)	(904,186)	—	(10,545,684)
Total assets	183,987,100	—	19,068,788	20,122	—	203,076,010

(17) Concentration and Major Customers and Suppliers

For the years ended December 31, 2019 and 2018, the Company had no single customer contributed over 10% of total sales. For the year ended December 31, 2019, the Company had two major suppliers that accounted for 74% and 12% of total purchases by the Company.

For the year ended December 31, 2018, the Company had two major suppliers that accounted for 82% and 7% of total purchases by the Company.

(18) Concentration of Credit Risk

Financial instruments for which the Company is potentially subject to concentration of credit risk consist principally of cash. The Company places its cash in reputable financial institutions in the PRC and the United States. Although it is generally understood that the PRC central government stands behind all of the banks in China in the event of bank failure, there is no deposit insurance system in China that is similar to the protection provided by the Federal Deposit Insurance Corporation (“FDIC”) of the United States as of December 31, 2018 and December 31, 2017. On May 1, 2015, the new “Deposit Insurance Regulations” was effective in the PRC that the maximum protection would be up to RMB500,000 (US$71,672) per depositor per insured financial intuition, including both principal and interest. For the cash placed in financial institutions in the United States, the Company’s U.S. bank accounts are all fully covered by the FDIC insurance as of December 31, 2019 and 2018, while for the cash placed in financial institutions in the PRC, the balances exceeding the maximum coverage of RMB500,000 amounted to RMB38,779,345 (US$5,558,806) as of December 31, 2019.

(19) Risks and Uncertainties

IT Tech Packaging is subject to substantial risks from, among other things, intense competition associated with the industry in general, other risks associated with financing, liquidity requirements, rapidly changing customer requirements, foreign currency exchange rates, and operating in the PRC under its various laws and restrictions.

(20) Recent Accounting Pronouncements

In June 2016, the FASB issued ASU No. 2016-13, “Financial Instruments-Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments” (“ASU 2016-13”). Financial Instruments-Credit Losses (Topic 326) amends guidelines on reporting credit losses for assets held at amortized cost basis and available-for-sale debt securities. For assets held at amortized cost basis, Topic 326 eliminates the probable initial recognition threshold in current GAAP and, instead, requires an entity to reflect its current estimate of all expected credit losses. The allowance for credit losses is a valuation account that is deducted from the amortized cost basis of the financial assets to present the net amount expected to be collected. For available-for-sale debt securities, credit losses should be measured in a manner

IT TECH PACKAGING, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(20) Recent Accounting Pronouncements (cont.)

similar to current GAAP, however Topic 326 will require that credit losses be presented as an allowance rather than as a write-down. ASU 2016-13 affects entities holding financial assets and net investment in leases that are not accounted for at fair value through net income. The amendments affect loans, debt securities, trade receivables, net investments in leases, off balance sheet credit exposures, reinsurance receivables, and any other financial assets not excluded from the scope that have the contractual right to receive cash. The amendments in this ASU will be effective for fiscal years beginning after December 15, 2019, including interim periods within those fiscal years. We are currently evaluating the impact of the adoption of ASU 2016-13 on our consolidated financial statements.

In August 2018, the FASB issued ASU 2018-13, Disclosure Framework-Changes to the Disclosure Requirements for Fair Value Measurement. The amendments in this standard will remove, modify and add certain disclosures under ASC Topic 820, Fair Value Measurement, with the objective of improving disclosure effectiveness. ASU 2018-13 will be effective for the Company’s fiscal year beginning April 1, 2020, with early adoption permitted. The transition requirements are dependent upon each amendment within this update and will be applied either prospectively or retrospectively. The Company does not expect ASU 2018-13 to have a material impact to the Company’s consolidated financial statements.

In December 2019, the FASB issued ASU 2019-12, Income Taxes (Topic 740) Simplifying the Accounting for Income Taxes. The amendments in this Update related to separate financial statements of legal entities that are not subject to tax should be applied on a retrospective basis for all periods presented. The amendments related to changes in ownership of foreign equity method investments or foreign subsidiaries should be applied on a modified retrospective basis through a cumulative-effect adjustment to retained earnings as of the beginning of the fiscal year of adoption. The amendments related to franchise taxes that are partially based on income should be applied on either a retrospective basis for all periods presented or a modified retrospective basis through a cumulative-effect adjustment to retained earnings as of the beginning of the fiscal year of adoption. All other amendments should be applied on a prospective basis. We do not expect the adoption of ASU 2019-12 to have a material impact on our condensed consolidated financial statements.

(21) Subsequent Event

None.

(22) Summarized Quarterly Financial Data (Unaudited)

Quarterly financial information for 2019 and 2018 is as follows:

	Quarter
2019	First	Second	Third	Fourth
Revenues	$17,450,292	$33,619,948	$32,937,917	$33,606,729
Gross (loss) profit	(192,466)	2,908,129	5,374,732	5,589,123
(Loss) income from operations	(3,173,939)	531,667	3,349,306	3,190,765
Net (loss) income	(2,722,595)	450,070	2,338,027	2,155,680
Net income per share
Basic	$-0.13	$0.02	$0.11	$0.10
Diluted	$-0.13	$0.02	$0.11	$0.10

IT TECH PACKAGING, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(22) Summarized Quarterly Financial Data (Unaudited) (cont.)

	Quarter
2018	First	Second	Third	Fourth
Revenues	$1,888,194	$33,149,190	$26,723,657	$24,985,717
Gross (loss) profit	(695,308)	3,015,422	1,259,343	2,240,944
Loss from operations	(4,519,478)	(11,730)	(1,570,353)	(5,080,753)
Net (loss) income	(4,086,276)	109,994	(1,404,962)	(5,164,440)
Net income per share
Basic	$-0.19	$0.005	$-0.07	$-0.24
Diluted	$-0.19	$0.005	$-0.07	$-0.24

(23) Condensed Financial Information of the Parent Company

The condensed financial statements of IT Tech Packaging Inc. (“ITP”, the “parent company”) have been prepared in accordance with accounting principles generally accepted in the United States of America. Under the PRC laws and regulations, the Company’s PRC subsidiaries are restricted in their ability to transfer certain of their net assets to the parent company in the form of dividend payments, loans or advances. The amounts restricted include paid-in capital, capital surplus and statutory reserves, as determined pursuant to PRC generally accepted accounting principles, totaling $45,589,643 as of December 31, 2019 and 2018.

The following represents condensed unconsolidated financial information of the parent company only:

CONDENSED BALANCE SHEETS

	December 31, 2019	December 31, 2018
ASSETS
Current Assets
Cash and cash equivalents	$71,991	$2,723
Prepayments and other current assets	—	17,400

Total current assets	71,991	20,123

Investment in subsidiaries	170,426,900	170,520,446

Total Assets	$170,498,891	$170,540,569

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities
Inter-company payable	$4,503,827	$3,990,654
Accrued payroll and employee benefit	—	—
Accrued liabilities	—	—
Income tax payable	—	—

Total current liabilities	4,503,827	3,990,654

Total liabilities	$4,503,827	$3,990,654

Total stockholders’ equity	165,995,064	166,549,915

Total Liabilities and Stockholders’ Equity	$170,498,891	$170,540,569

IT TECH PACKAGING, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(23) Condensed Financial Information of the Parent Company (cont.)

CONDENSED STATEMENTS OF INCOME AND COMPREHENSIVE INCOME (LOSS)

	Year Ended December 31,
	2019	2018
Revenue	—	—
Selling, general and administrative expenses	$464,108	$895,995
Loss from Operations	(464,108)	(895,995)
Equity in earnings of unconsolidated subsidiaries	2,700,039	(9,641,498)
Other Income (Expense)	—	—
Income before Income Taxes	2,235,931	(10,537,493)
Provision for Income Taxes	(14,747)	(8,189)
Net Income	$2,221,184	$(10,545,682)
Other comprehensive income/(loss)	(2,793,585)	(8,732,751)
Total Comprehensive Income (loss)	$(572,401)	$(19,278,433)

CONDENSED STATEMENTS OF CASH FLOWS

	Year Ended December 31,
	2019	2018
Net Cash (Used in) Provided by Operating Activities	$6,730	$(425,127)
Net Cash Used in Investing Activities	—	—
Net Cash Provided by Financing Activities	513,173	422,692
Net Increase (Decrease) in Cash and Cash Equivalents	69,268	(2,435)
Cash and Cash Equivalents – Beginning of Year	2,723	5,158
Cash and Cash Equivalents – End of Year	$71,991	$2,723

BASIS OF PRESENTATION

The condensed financial information has been prepared using the same accounting policies as set out in the Company’s consolidated financial statements except that the parent company has used equity method to account for its investments in the subsidiaries.

Up to 18,750,000 Shares of Common Stock and
Up to 18,750,000 Common Warrants to Purchase 18,750,000 Shares of Common Stock
(and Shares of Common Stock Issuable Upon Exercise of the Common Warrants)

IT TECH PACKAGING, INC.

__________________

PROSPECTUS

__________________

________ , 2021

We have not authorized any dealer, salesperson or other person to give any information or represent anything not contained in or incorporated by reference into this prospectus. You must not rely on any unauthorized information. If anyone provides you with different or inconsistent information, you should not rely on it. This prospectus does not offer to sell any shares in any jurisdiction where it is unlawful. Neither the delivery of this prospectus, nor any sale made hereunder, shall create any implication that the information in this prospectus is correct after the date hereof.

PART II INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution.

The following table sets forth an estimate of the fees and expenses relating to the issuance and distribution of the securities being registered hereby, other than underwriting discounts and commissions, all of which shall be borne by IT Tech Packaging, Inc. All of such fees and expenses, except for the SEC Registration Fee, are estimated:

SEC Registration Fee		$2,618.40
FINRA Filing Fee		$4,600
Legal and expenses		200,000
Accounting fees and expenses		$10,000
Miscellaneous		10,000
Total	$	*

Item 14. Indemnification of Officers and Directors

Under Sections 78.7502 and 78.751 of the Nevada Revised Statutes, the Company has broad powers to indemnify and insure its directors and officers against liabilities they may incur in their capacities as such. The Company’s amended and restated articles of incorporation implement the indemnification and insurance provisions permitted by Chapter 78 of the Nevada Revised Statutes by providing that:

•        The Company shall indemnify all its directors and officers to the fullest extent permitted by Chapter 78 of the Nevada Revised Statutes or any other law then in effect or as it may hereafter be amended. The Company shall indemnify each of its present and future directors and officers who becomes a party or is threatened to be made a party to any suit or proceeding, against expenses, including, but not limited to, attorneys’ fees, judgments, fines, and amounts paid in settlement actually and reasonably incurred by him in connection with the action, suit, proceeding or settlement, provided such person acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interest of the Company, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

•        The expenses of directors and officers incurred in defending a civil or criminal action, suit, or proceeding may be paid by the Company as they are incurred and in advance of the final disposition of the foregoing actions, if such person undertakes to repay said expenses if it is ultimately determined by a court that he is not entitled to be indemnified by the Company, meaning, a final adjudication establishes that the person’s acts or omissions involved a breach of any fiduciary duties, where applicable, intentional misconduct, fraud or a knowing violation of the law which was material to the cause of action.

These indemnification provisions may be sufficiently broad to permit indemnification of the Company’s directors and officers for liabilities (including reimbursement of expenses incurred) arising under the Securities Act.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers or controlling persons pursuant to the foregoing provisions, we have been informed that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

See also the undertakings set out in response to Item 17.

Item 15. Recent Sales of Unregistered Securities

On May 4, 2020, we consummated a registered direct offering of 4,400,000 shares of our common stock (the “Shares”) to certain accredited institutional investors and a concurrent private placement of warrants to purchase 4,400,000 shares of common stock (the “Warrants”). The Warrants are exercisable beginning on or after the earlier of (i) November 4, 2020, and (ii) the date we receive stockholder approval at an exercise price of $0.7425 per share, and will expire on November 4, 2025 (the date that is five years and six months after the date of issuance). On July 23, 2020, we received the stockholder approval for the reduction of the exercise price of the Warrants from $7.53 to $0.7425.

The combined purchase price for one Share and one Warrant in the offering was $0.58. We received aggregate gross proceeds of approximately $2.55 million in the offering, before deducting fees to the placement agents and other offering expenses.

The Shares were offered by the Company pursuant to an effective shelf registration statement on Form S-3 (File No. 333-223160), which was declared effective on June 19, 2018. The Warrants and the shares of common stock issuable upon exercise of the Warrants were issued in a concurrent private placement and have not been registered under the Securities Act of 1933, as amended (the “Securities Act”), and were offered pursuant to the exemption provided in Section 4(a)(2) under the Securities Act and Rule 506(b) promulgated thereunder. Maxim Group LLC, acted as our exclusive placement agent for the offering.

Item 16. Exhibits and Financial Statement Schedules

Exhibit Number	Description of Document
1.1	Form of Placement Agency Agreement between the Company and Maxim Group LLC.
2.1

IT Tech Packaging, Inc.’s Registration Statement on Form S-4 (333-213061)) Agreement and Plan of Merger, dated October 29, 2007, by and among Carlateral, Inc., CARZ Merger Sub, Inc., Dongfang Zhiye Holding Limited, and the shareholders of Dongfang Zhiye Holding Limited. Incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K filed with the SEC on November 2, 2007.

3.1	Articles of Incorporation. Incorporated by reference to Exhibit 3.1 to the Company’s Form SB-2 filed with the SEC on August 4, 2006.
3.2	Certificate of Amendment to Articles of Incorporation. Incorporated by reference to the Exhibit 3.1.1 to the Company’s Current Report on Form 8-K filed with the SEC on December 28, 2007.
3.3	Bylaws. Incorporated by reference to Exhibit 3.2 to the Company’s Form SB-2 filed with the SEC on August 4, 2006.
4.1	Specimen of Common Stock certificate. Incorporated by reference to Exhibit 4.1 to the Company’s Form SB-2 filed with the SEC on August 4, 2006.
4.2	Form of Common Stock Purchase Warrant. Incorporated by reference to Exhibit 4.1 to the Company’s Current Report on Form 8-K filed with the SEC on May 4, 2020.
4.3	Form of Warrant to be issued to Investors in the Offering.
5.1	Opinion of Loeb & Loeb LLP.
10.1	Form of Securities Purchase Agreement between the Company and the Purchasers parties thereto.
23.1	Consent of WWC, P.C. Certified Public Accountants.
23.2	Consent of Loeb & Loeb LLP (included in Exhibit 5.1).
24.1*	Power of Attorney (included on signature page).

____________

*        Filed previously

Item 17. Undertakings.

(a)     The undersigned registrant hereby undertakes:

(1)    To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)     To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)    To reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price, set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii)   To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that the information required to be included in a post-effective amendment by paragraphs (a)(1)(i), (a)(1) (ii) and (a)(1) (iii) above may be contained in periodic reports filed with or furnished to the SEC by the registrant pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

(2)    That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)    To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)    That, for the purpose of determining liability under the Securities Act to any purchaser:

(i)     each prospectus filed by the Registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(ii)    each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) (§230.415(a)(1)(i), (vii), or (x)) for the purpose of providing the information required by section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in this registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of this registration statement relating to the securities in this registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; provided, however, that no statement made in a registration statement or prospectus that is part of this registration statement or made in a document incorporated or deemed incorporated by reference into this registration statement or prospectus that is part of this registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in this registration statement or prospectus that was part of this registration statement or made in any such document immediately prior to such effective date;

(b)    Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described above, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets the requirements for filing on Form S-1 and has duly caused this Amendment No. 1 to Registration Statement on Form S-1 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Baoding City, Hebei Province, People’s Republic of China, on the 12th day of January, 2021.

IT TECH PACKAGING, INC.
By	/s/ Zhenyong Liu
	Name:	Zhenyong Liu
	Title:	Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Name	Position	Date
*	Chief Executive Officer and Chairman of the Board	January 12, 2021
Zhenyong Liu	(Principal Executive Officer)
*	Chief Financial Officer (Principal Financial Officer	January 12, 2021
Jing Hao	and Principal Accounting Officer)
*	Director	January 12, 2021
Marco Ku Hon Wai
*	Director	January 12, 2021
Wenbing Christopher Wang
*	Director	January 12, 2021
Fuzeng Liu
*	Director	January 12, 2021
Lusha Niu
* By:	/s/ Zhenyong Liu
Zhenyong Liu Attorney-in-fact

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